Exhibit 4.1

Petco Health and Wellness Company, Inc.

as Issuer

and the Guarantors party hereto from time to time

8.250% Senior Secured Notes due 2031

INDENTURE

Dated as of February 2, 2026

U.S. Bank Trust Company, National Association,

as Trustee and Collateral Agent

i

Section 9.01 Without Consent of the Holders	102
Section 9.02 With Consent of the Holders	103
Section 9.03 Revocation and Effect of Consents and Waivers	105
Section 9.04 Notation on or Exchange of Notes	105
Section 9.05 Trustee and Collateral Agent to Sign Amendments	105
Article X [INTENTIONALLY OMITTED]
Article XI [INTENTIONALLY OMITTED]
Article XII GUARANTEE
Section 12.01 Guarantee	106
Section 12.02 Limitation on Liability	107
Section 12.03 [Intentionally Omitted]	108
Section 12.04 [Intentionally Omitted]	108
Section 12.05 No Waiver	108
Section 12.06 Modification	108
Section 12.07 Execution of Supplemental Indenture for Future Guarantors	109
Section 12.08 Non-Impairment	109
Article XIII COLLATERAL AND SECURITY
Section 13.01 Collateral	109
Section 13.02 [Intentionally Omitted]	109
Section 13.03 Impairment of Security Interests	109
Section 13.04 Further Assurances	110
Section 13.05 After-Acquired Property	110
Section 13.06 [Intentionally Omitted]	110
Section 13.07 Negative Pledge	110
Section 13.08 Release of Liens on the Collateral	110
Section 13.09 Authorization of Actions to be Taken by the Trustee or the Collateral Agent under the Security Documents and the Intercreditor Agreements	111
Section 13.10 Information Regarding Collateral	113
Section 13.11 Security Documents and Intercreditor Agreements	113
Section 13.12 Collateral Agent	113
Article XIV MISCELLANEOUS
Section 14.01 [Intentionally Omitted]	114
Section 14.02 Notices	114
Section 14.03 [Intentionally Omitted]	115
Section 14.04 Certificate and Opinion as to Conditions Precedent	115
Section 14.05 Statements Required in Certificate or Opinion	116
Section 14.06 When Notes Disregarded	116
Section 14.07 Rules by Trustee, Paying Agent and Registrar	116
Section 14.08 Legal Holidays	116
Section 14.09 GOVERNING LAW; Consent to Jurisdiction	116

Section 14.10 No Recourse Against Others	116
Section 14.11 Successors	117
Section 14.12 Multiple Originals	117
Section 14.13 Table of Contents; Headings	117
Section 14.14 Indenture Controls	117
Section 14.15 Severability	117
Section 14.16 Waiver of Jury Trial	117
Section 14.17 Calculations	117
Section 14.18 USA Patriot Act	117
Section 14.19 No Adverse Interpretation of Other Agreements	117

Appendix A – Provisions Relating to Initial Notes and Additional Notes

EXHIBIT INDEX

Exhibit A – Form of Initial Note

Exhibit B – Form of Transferee Letter of Representation

Exhibit C – Form of Supplemental Indenture to Be Delivered by Future Guarantors

INDENTURE, dated as of February 2, 2026 (as amended or supplemented from time to time, this “Indenture”), among the Issuer (as defined below), the Guarantors (as defined below) party hereto from time to time and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $600,000,000 aggregate principal amount of the Issuer’s 8.250% Senior Secured Notes due 2031 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”):

Article I
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“ABL Collateral Agent” means Citibank, N.A., and any successor thereof in such capacity under the ABL Credit Agreement.

“ABL Credit Agreement” means the asset-based revolving credit agreement, dated as of March 4, 2021, among the Issuer, the lenders party thereto, the other parties thereto and Citibank, N.A., as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, or in effect at such time, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness, Disqualified Stock or Preferred Stock under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring or agreement or instrument is designated by the Issuer to not be included in this definition).

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 4, 2021, by and among the ABL Collateral Agent, the Collateral Agent, the Term Loan Collateral Agent and each additional agent from time to time party thereto, and acknowledged by the grantors party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms and this Indenture.

“Accounts Receivable” means, for purposes of the ABL Intercreditor Agreement, (i) all “Accounts,” as such term is defined in the UCC and (ii) all other rights to payment of money or funds, whether or not earned by performance, (a) for inventory that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) owed by a credit card issuer or by a credit card processor resulting from purchases by customers using credit or debit cards issued by such issuer in connection with the transactions described in clauses (a) and (b) above, whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper, general intangibles or documents of title.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional Notes” means the Notes issued under the terms of this Indenture subsequent to the Issue Date.

“Additional Refinancing Amount” means, in connection with any Permitted Refinancing of any Indebtedness, Disqualified Stock or Preferred Stock, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay (1) accrued and unpaid interest, (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or Preferred Stock being refinanced, additional shares of such Disqualified Stock or Preferred Stock); (3) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock being refinanced, and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the incurrence of the Indebtedness, Disqualified Stock or Preferred Stock incurred in connection with such refinancing.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuer, the greater of: (1) 1.0% of the then outstanding principal amount of such Note; and (2) the excess, if any, of: (a) the present value at such redemption date of (i) the redemption price of such Note, on February 1, 2028 (such redemption price being set forth in Paragraph 5 of the Note set forth in Exhibit A hereto) plus (ii) all required interest payments due on such Note through February 1, 2028 (excluding accrued but unpaid interest), in the case of each of subclauses (i) and (ii), computed using a discount rate equal to the Treasury Rate as of the date of the redemption notice plus 50 basis points; over (b) the then outstanding principal amount of such Note.

The Trustee shall have no duty to calculate, or verify the Issuer’s calculation of, the Applicable Premium.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/Leaseback Transactions) outside the ordinary course of business of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions and whether enacted pursuant to a Division or otherwise), in each case other than:

(a) dispositions of obsolete, damaged, worn out, used or surplus property (including for purposes of recycling), whether now owned or hereafter acquired and dispositions of property of the Issuer and the Restricted

Subsidiaries that is no longer used or useful in the conduct of the business or economically practicable or commercially desirable to maintain;

(b) dispositions of property in the ordinary course of business or consistent with past practice or industry norm;

(c) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(d) dispositions of property to the Issuer or a Restricted Subsidiary;

(e) Restricted Payments permitted by Section 4.04 herein, transactions permitted by Section 5.01 herein or any transaction that constitutes a Change of Control and Liens permitted by Section 4.12 herein and the definition of “Permitted Liens”;

(f) dispositions of property pursuant to Sale/Leaseback Transactions;

(g) dispositions of Cash Equivalents or Investments that were Cash Equivalents or Investment Grade Securities when made;

(h) leases, subleases, licenses or sublicenses of real or personal property (including the provision of software under an open source license or the license or sublicense of any intellectual property), which do not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole, or that are in ordinary course of business or consistent with past practice or industry norm;

(i) dispositions of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j) [reserved];

(k) dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(l) dispositions or discounts of accounts receivable and related assets in connection with the collection, compromise or factoring thereof and any sale, discount or other disposition of inventory, accounts receivable, notes receivable or other assets in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary;

(n) dispositions to the extent of any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Issuer or any of the Restricted Subsidiaries to the extent allowable under Section 1031 of the Code (or comparable or successor provision);

(o) dispositions in connection with the unwinding, termination, settlement or extinguishment of any Hedge Agreement;

(p) dispositions by the Issuer or any Restricted Subsidiary of assets in connection with the closing or sale of a facility in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(q) dispositions (including bulk sales) of the inventory not in the ordinary course of business in connection with facility closings;

(r) disposition of (i) Securitization Assets to a Securitization Subsidiary and (ii) any other Securitization Assets subject to Liens securing Qualified Securitization Financings;

(s) the lapse, abandonment or discontinuance of the use or maintenance of any intellectual property if the Issuer or any Restricted Subsidiary determines in its reasonable business judgment that such lapse, abandonment or discontinuance is desirable in the conduct of its business;

(t) [reserved];

(u) disposition of assets acquired in an acquisition or other Investment permitted under this Indenture that the Issuer determines will not be used or useful in the business of the Issuer and its Subsidiaries;

(v) any exchange of assets (including a combination of assets and a de minimis amount of Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(w) foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other asset of the Issuer or any of the Restricted Subsidiaries;

(x) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(y) any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(z) any disposition of assets involving assets having a Fair Market Value (as reasonably determined by the Issuer) of less than or equal to the greater of (a) 5.0% of Closing Date EBITDA and (b) 5.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination per transaction or series of related transactions; any disposition of any property or asset with a fair market value not to exceed the greater of (a) 15% of Closing Date EBITDA and (b) 15% of TTM Consolidated Adjusted EBITDA as of the applicable date of measurement in any calendar year in the aggregate for all such transactions in any fiscal year, with unused amounts in any calendar year being carried over to succeeding calendar years;

(aa) any disposition of Excluded Assets by Restricted Subsidiaries that are not Guarantors and any disposition of Excluded Assets by the Issuer or any Guarantor for Fair Market Value; and

(bb) any disposition of Equity Interests in A Place for Rover, Inc. or any successor thereto.

For the avoidance of doubt, the issuance or conversion of equity by the Issuer or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary is not a disposition.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreements and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-petition interest, fees or expenses is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof (except to the extent any such refinancing, replacement, restructuring or other agreement or instrument is designated by the Issuer to not be included in this definition) and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Issuer to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Board of Directors” means, as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrowing Base” means, as of any date, an amount equal to (A) the sum of (i) 90% of eligible credit card account receivables, (ii) 90% of the net orderly liquidation value of eligible inventory and (iii) 100% of qualified cash, in each case, of the Issuer and its Restricted Subsidiaries, minus (B) the amount of all reserves then in effect.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by Law to close in New York City, the jurisdiction where the Trustee is located or the place of payment.

“Capital Stock” means: (1) in the case of a corporation, corporate stock or shares; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all financing leases that have been or are required to be, in accordance with GAAP as in effect on the Issue Date (including the Issuer’s adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842)), recorded as financing leases; provided that (i) for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as in effect on the Issue Date (including the Issuer’s adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842)) and (ii) in no event shall an operating lease or a lease that would have been an operating lease prior to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) be considered a Capitalized Lease.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means any of the following types of Investments (including for the avoidance of doubt, cash), to the extent owned by the Issuer or any Restricted Subsidiary:

(1) U.S. dollars and Canadian dollars;

(2) local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business and not for speculation;

(3) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million (or the foreign currency equivalent thereof as of the date of such investment);

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clause (8) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(7) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(10) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (9) above; and

(11) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law and which is substantially consistent with Investments of the type described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a jurisdiction outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (11) above in foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) above and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) or (2) above.

“cash management services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Guarantor of any property or casualty insurance proceeds or any condemnation or expropriation awards, in each case, in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of either of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Issuer.

Notwithstanding the foregoing: (A) the transfer of assets between or among the Issuer and the Restricted Subsidiaries shall not itself constitute a Change of Control and (B) a Person or group shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.

In addition, notwithstanding the foregoing, a transaction in which the Issuer or a parent entity of the Issuer becomes a subsidiary of another Person (such Person, the “New Parent”) shall not constitute a Change of Control if (a) the equityholders of the Issuer or such parent entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the Voting Stock of the Issuer or such New Parent immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of the Issuer or such parent entity prior to such transaction or (b) immediately following the consummation of such transaction, no Person, other than a Permitted Holder, the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the Voting Stock of the Issuer or the New Parent. Notwithstanding the foregoing, FATCA (as defined below) shall not be considered a “Change in Law.”

“Closing Date EBITDA” means $543,000,000.

“Closing Date First Lien Net Leverage Ratio” means 3.00 to 1.00.

“Closing Date Secured Net Leverage Ratio” means 3.00 to 1.00.

“Closing Date Total Net Leverage Ratio” means 3.00 to 1.00.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Security Document and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent pursuant to any Security Document, but in any event excluding all Excluded Assets.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Issuer or any Subsidiary.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such Test Period:

(1) increased, without duplication, by the following items (solely to the extent deducted (and not excluded) in calculating Consolidated Net Income, other than in respect of the proviso in clause (a) below and clauses (b)(B), (l), (t) and (u) below) of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP:

(a) interest expense, including (A) imputed interest on Capitalized Lease Obligations and the capitalized amount of Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by an Officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligations or such Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a Wholly Owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the Fair Market Value of such property or (y) contingent obligations in respect of Indebtedness; provided that that such interest expense shall be calculated after giving effect to such Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements or (z) fees and expenses to be paid under agreements governing Indebtedness; plus

(b) taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated fund; plus

(c) depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(d) non-cash items (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (x) the Issuer may determine not to add back such non-cash item in the current Test Period, (y) to the extent the Issuer decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments either existing or arising after the Issue Date, (G) all non-cash losses from Investments either existing or arising after the Issue Date recorded using the equity method, (H) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes and (z) any non-cash interest expense; plus

(e) unusual, extraordinary, infrequent, or non-recurring items, whether or not classified as such under GAAP; plus

(f) charges, costs, losses, expenses or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, officers, stores, pet care centers and other facilities) including in connection with any Permitted Investment, any acquisition or other investment consummated prior to or after the Issue Date and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) public company registration, listing, compliance, reporting and related expenses, (G) charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (H) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business; plus

(g) all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of the Issuer or any Guarantor or other Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case, including transactions considered or proposed but not consummated), including equity issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses; plus

(h) [reserved]; plus

(i) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not the Issuer or a Guarantor or other Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not the Issuer or a Guarantor or other

Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(j) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(k) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(l) the proceeds of business interruption insurance actually received (to the extent not counted in any prior period in anticipation of such receipt) or, to the extent not counted in any prior period, reasonably expected to be received; plus

(m) minority interest expense, consisting of income attributable to Equity Interests held by third parties in any non-Wholly Owned Restricted Subsidiary; plus

(n) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by Management Stockholders and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(o) expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs and contingent consideration obligations, bonuses and other compensation paid to, any Company Person, payments in respect of dissenting shares; and purchase price adjustments, in each case, made in connection with a permitted Investment or other transaction disclosed in the documents referred to in clause (t) below; plus

(p) any losses from abandoned, closed, disposed or discontinued operations or operations that are anticipated to become abandoned, closed, disposed or discontinued; plus

(q) (A) any costs or expenses (including any payroll taxes) incurred by the Issuer or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of the Issuer (or any Parent Entity) and/or any Restricted Subsidiary; plus

(r) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(s) the cumulative effect of a change in accounting principles; plus

(t) addbacks of the type reflected in any quality of earnings report prepared by a nationally recognized accounting firm in connection with the Transactions or any acquisition, Permitted Investment or other Investment consummated after the Issue Date; plus

(u) at the Issuer’s option, in each case, the amount of “run rate” cost savings, operating expense reductions and synergies that are projected by the Issuer in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the end of such Test Period (which amounts will be determined by the Issuer in good faith and calculated on a Pro Forma Basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of the Issuer such cost savings are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed such determinations need not be made in compliance with Regulation S-X or other applicable securities law); plus

(v) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(w) all costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities that were not already excluded in calculating such Consolidated Net Income; plus

(x) the amount of any contingent payments in connection with the licensing of intellectual property or other assets; plus

(y) [reserved]; plus

(z) [reserved]; plus

(aa) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization or such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(bb) [reserved]; plus

(cc) payments made pursuant to Existing Earnouts and Unfunded Holdbacks; plus

(dd) adjustments of the nature reflected in the calculations of “Adjusted EBITDA,” “Credit Adjusted EBITDA,” “Pro Forma Credit Adjusted EBITDA” and “Adjusted EBITDA by Segment” (or similar pro forma non-GAAP measures) as set forth in the section entitled “Summary—Summary Financial and Other Data” in the Offering Memorandum;

(2) decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP (solely to the extent increasing Consolidated Net Income):

(a) any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); plus

(b) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; plus

(c) the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for GAAP purposes; plus

(d) amount of any income or gain associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party; plus

(e) any Net Income from disposed or discontinued operations; plus

(f) any unusual, extraordinary, infrequent or non-recurring gains.

Notwithstanding the foregoing, the Consolidated Adjusted EBITDA shall be subject to add-backs and adjustments pursuant to the immediately preceding provisions, and shall give effect to calculations on a Pro Forma Basis in accordance with this Indenture, in each case with respect to the Specified Transactions, including the cost-savings, synergies and “run-rate” adjustments described above or in Section 1.05 herein, subject in each case to the applicable limitations set forth therein that in each case may become applicable due to actions taken on or after the Issue Date.

“Consolidated First Lien Net Debt” means, as of any date of determination, Consolidated Secured Net Debt outstanding (i) incurred under the Term Loan Credit Agreement, (ii) incurred under the ABL Credit Agreement, (iii) under the Notes or (iv) Indebtedness that is secured by a Lien on the Collateral outstanding as of such date that is pari passu in priority with (A) the Liens on Fixed Asset Collateral securing the obligations under the Notes or (B) the Liens on Current Asset Collateral securing the obligations under the ABL Credit Agreement other than Capitalized Lease Obligations.

“Consolidated Interest Expense” means the sum of:

(1) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Issuer and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus

(2) non-cash interest expense resulting solely from the amortization of original issue discount from the issuance of Indebtedness of the Issuer and the Restricted Subsidiaries (excluding Indebtedness Incurred under the Credit Agreements and/or the Notes) at less than par, plus

(3) pay-in-kind interest expense of the Issuer and the Restricted Subsidiaries payable pursuant to the terms of the agreements governing such debt for borrowed money;

but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815—Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any receivables financing (including any Qualified Securitization Financing), (v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a Parent Entity resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any acquisition or Investment, all as calculated on a consolidated basis in accordance with GAAP. For the avoidance of doubt, for purposes of this definition, (i) interest expense shall be determined after giving effect to any net payments made or received by the Issuer and the Restricted Subsidiaries in respect of obligations under any Hedge Agreement relating to interest rate protection, and (ii) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) the aggregate amount of cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such Consolidated Net Income (to the extent otherwise included therein), without duplication:

(1) the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that (i) the Issuer’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Issuer for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually distributed or could have been distributed, in each case, in cash (or to the extent converted into cash) by such Person to the Issuer or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein (subject in the case of dividends, distributions or other payments in respect of such equity made to a Restricted Subsidiary to the limitations contained in clause (2) below) and (ii) without duplication, the Issuer’s or any Restricted Subsidiary’s equity in the Net Income of such Person that is a Joint Venture shall be included in the Consolidated Net Income of the Issuer for such Test Period up to the ownership percentage of the Issuer or any Restricted Subsidiary in such Joint Venture;

(2) solely with respect to the calculation of Cumulative Credit, the Net Income of any Restricted Subsidiary of such Person, any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or requirement of Law applicable to such Person during such Test Period; provided that Consolidated Net Income of such Person shall be increased, to the extent constituting internally generated funds of such distributing entity, by the amount of dividends or distributions or other payments that are actually paid in cash to such Person or its Restricted Subsidiaries in respect of such Test Period;

(3) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(4) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(5) earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(6) (i) unrealized gains and losses with respect to Hedge Agreements for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging), (ii) unrealized gains and losses resulting from mark-to-market adjustments for Investments in marketable securities for such Test Period and (iii) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (A) Indebtedness, (B) obligations under any Hedge Agreements or (C) other derivative instruments;

(7) any extraordinary, infrequent, non-recurring or unusual gain (or extraordinary, infrequent, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(8) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(9) after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(10) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to any acquisition consummated prior to the Issue Date and any acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(11) any non-cash compensation charge or expense for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Restricted Subsidiaries;

(12) (i) Transaction Expenses incurred during such Test Period and (ii) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition, Investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests (including the Issuer’s initial public offering and any follow-on offering of its Equity Interests), refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(13) any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(14) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption.

“Consolidated Secured Net Debt” means, as of any date of determination, Consolidated Net Debt that is secured by a Lien on the Collateral outstanding as of such date, other than Capitalized Lease Obligations.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of third party Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with an acquisition or any other Investment permitted under this Indenture), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized), and obligations in respect of Capitalized Leases and purchase money obligations and debt obligations evidenced by promissory notes or similar instruments; provided, that Consolidated Total Debt will not include Indebtedness in respect of (a) any Qualified Securitization Financing, (b) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided, that any unreimbursed amount under commercial letters of credit will not be counted as Consolidated Total Debt until three Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement will be counted)), (c) obligations under Hedge Agreements, (d) obligations in respect of cash management obligations, (e) purchase money obligations incurred in the ordinary course, trade payable and earn outs and similar obligations, (f) Indebtedness to the extent it has been cash collateralized and (g) any lease obligations other than in respect of Capitalized Leases.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness in an aggregate principal amount at the time of incurrence thereof and after giving Pro Forma Effect thereto not to exceed 100% of the amount of any cash capital contributions and Net Proceeds from the sale of Equity Interests during the period from and including the Business Day immediately following the Issue Date through and including the date of such incurrence that are Not Otherwise Applied.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corporate Trust Office” means the designated office of the Trustee or Collateral Agent, as the case may be, in the United States specified in Section 14.02 at which at any time its corporate trust business relating to this Indenture shall be administered, or such other address as the Trustee or Collateral Agent, as the case may be, may designate from time to time by notice to the holders and the Issuer, or the principal corporate trust office of any successor Trustee or Collateral Agent, as the case may be (or such other address as such successor Trustee or Collateral Agent, as the case may be, may designate from time to time by notice to the holders and the Issuer).

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Credit Agreements” means the ABL Credit Agreement and the Term Loan Credit Agreement.

“Cumulative Credit” means the sum of (without duplication):

(1) an amount equal to 50% of Consolidated Net Income of the Issuer for the period (taken as one accounting period) commencing on May 2, 2021 in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available (which amount shall not be less than zero in any fiscal quarter), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(2)(m)) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Issuer or a Restricted Subsidiary), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer, other than from a Restricted Subsidiary, received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date and, without duplication, cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash that becomes part of the capital of the

Issuer through consolidation or merger after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(2)(m), plus

(4) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary), in each case, issued or Incurred after the Issue Date, which has been cancelled or converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments made by the Issuer or any Restricted Subsidiary after the Issue Date,

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of a Minority Investment or an Unrestricted Subsidiary, other than to the extent the Minority Investment or the Investment in such Unrestricted Subsidiary was made in reliance on a clause of the definition of “Permitted Investment”, or

(C) a distribution or dividend from any Minority Investments or an Unrestricted Subsidiary, other than to the extent the Minority Investment or the Investment in such Unrestricted Subsidiary was made in reliance on a clause of the definition of “Permitted Investment”, plus

(6) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer or the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than to the extent the Investment in such Unrestricted Subsidiary was made in reliance on a clause of the definition of “Permitted Investment”, plus

(7) 100% of the aggregate amount of Retained Declined Proceeds (as defined below), plus

(8) any amount of Net Proceeds from Asset Sales that do not constitute Excess Proceeds as a result of an Excess Proceeds Applicable Percentage that is less than 100%; plus

(9) the greater of (I) 25% of Closing Date EBITDA and (II) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination.

“Current Asset Collateral” means

(1) all Accounts Receivable, other than, in each case Accounts Receivable that constitute identifiable Proceeds that arise from the sale, license, assignment or other disposition of Fixed Asset Collateral;

(2) all Inventory;

(3) all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper) to the extent evidencing, governing, securing or otherwise related to Accounts Receivable described in subclause (1) or Inventory;

(4) all collection accounts, deposit accounts, lock-boxes, securities accounts and commodity accounts and any cash or other assets and all “Cash Equivalents” as defined in the ABL Credit Agreement on the Issue Date (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the lenders under the Term Loan Credit Agreement or other holders of Parity Lien Indebtedness), in each case, in any such accounts (other than identifiable cash proceeds in respect of real estate, Fixtures or Equipment or other Fixed Asset Collateral);

(5) all indebtedness representing intercompany claims (other than intercompany claims that constitute identifiable Proceeds that arise from the sale, license, assignment or other disposition of Fixed Asset Collateral).

(6) to the extent involving or governing any of the items referred to in the preceding subclauses (1) through (5), all Documents, Documents of Title, General Intangibles (including all Payment Intangibles but excluding Intellectual Property and Equity Interests), Instruments (including promissory notes and except to the extent relating to the sale or other disposition of Fixed Asset Collateral) and Letter of Credit Rights;

(7) to the extent evidencing or governing any of the items referred to in the preceding subclauses (1) through (6), all Supporting Obligations;

(8) all books and records relating to the foregoing (including, without limitation, all books, databases, customer lists and records, whether tangible or electronic, that contain any information relating to any of the foregoing); and

(9) all collateral security and guarantees with respect to any of the foregoing and, subject to the terms of the ABL Intercreditor Agreement, all cash, Money, Instruments, Securities, Financial Assets, Deposit Accounts and insurance payments directly received as proceeds of any Current Asset Collateral provided, however, that to the extent that identifiable Proceeds of Fixed Asset Collateral are deposited or held in any deposit accounts or securities accounts that constitute Current Asset Collateral after an enforcement notice, then (as provided in the ABL Intercreditor Agreement) such Collateral or other identifiable Proceeds shall be treated as Fixed Asset Collateral.

Terms used in this definition shall have the meanings given to such terms in the Uniform Commercial Code.

“CVC” means any funds or limited partnerships managed or advised by CVC Advisors (U.S.) Inc., CVC Capital Partners SICAV-FIS S.A. or any of their respective Affiliates or direct or indirect Subsidiaries or any investors in such funds as of the Issue Date or limited partnerships excluding, in each case, any portfolio companies in which such funds or limited partnerships hold an investment other than those through which such funds or limited partnership hold their investment in the Issuer and excluding, in each case, any funds or entities managed or advised by CVC Credit Partners Group Holding Foundation (or any of its direct or indirect Subsidiaries engaged in the same or a similar business to CVC Credit Partners Group Holding Foundation) who are investors in such funds or limited partnerships as of the Issue Date, investing directly or indirectly in the Issuer.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/ or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration by the Issuer (which amount will be reduced by the Fair Market

Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Asset Sale).

“Designated Preferred Stock” means Preferred Stock of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or a parent entity of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition:

(1) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale),

(2) is or becomes convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part,

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any Company Person or to any plan for the benefit of any Company Person of the Issuer or its Subsidiaries or by any such plan to such Company Person, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such Company Person’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of Capital Stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (but excluding any debt convertible into Equity Interests).

“Equity Offering” means any public or private sale of common Capital Stock or Preferred Stock of the Issuer (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning given to such term in the Security Agreement.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by the Board of Directors of the Issuer or the senior management of the Issuer) received by the Issuer after the Issue Date from: (1) contributions to its common equity capital, and (2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.

“Excluded Equity Interests” has the meaning given to such term in the Security Agreement.

“Excluded Subsidiary” means: (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Issuer or any of its Subsidiaries; (b) any Foreign Subsidiary of the Issuer or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary; (c) any FSHCO; (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC; (e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guarantee or by a binding Contractual Obligation existing on the Issue Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Guarantee (provided that such Contractual Obligation is not entered into by the Issuer or its Restricted Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Guarantee would require governmental (including regulatory) or third party (other than the Issuer or a Restricted Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained; (f) any special purpose securitization vehicle (or similar entity) including any Securitization Subsidiary created pursuant to a transaction permitted under this Indenture; (g) any Subsidiary that is a not-for-profit organization; (h) any Captive Insurance Subsidiary; (i) any other Subsidiary with respect to which, as reasonably determined by the Issuer in good faith and in consultation with the Collateral Agent, the cost or other consequences (including any material adverse tax consequences) of providing the Guarantee shall be excessive in view of the benefits to be obtained by the holders therefrom; provided that such Subsidiary does not guarantee any other Parity Lien Obligations or ABL Obligations; (j) any other Subsidiary to the extent the provision of a guarantee by such Subsidiary would result in material adverse tax consequences to the Issuer or any of the Restricted Subsidiaries as reasonably determined by the Issuer in good faith in consultation with the Collateral Agent; provided that such Subsidiary does not guarantee any other Parity Lien Obligations or ABL Obligations; (k) any Unrestricted Subsidiary; and (l) any Immaterial Subsidiary; provided that the Issuer, in its sole discretion, may cause any Restricted Subsidiary that is a Domestic Subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (l) above to become a Guarantor in accordance with the definition thereof and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Issuer elects, in its sole discretion to designate such Subsidiary as an Excluded Subsidiary).

“Exempted Indebtedness” means, as of any particular time, all then outstanding Indebtedness of the Issuer and Principal Property Subsidiaries incurred after the Issue Date and secured by any mortgage, security interest, pledge or Lien other than those permitted by Section 4.12(b) herein.

“Existing Earnouts and Unfunded Holdbacks” shall mean those earnouts and unfunded holdbacks existing on the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, which, in the case of an Asset Sale, Restricted Payment or Investment shall be determined either, at the option of the Issuer, at the time of the Asset Sale, Restricted Payment or Investment or as of the Transaction Test Date with respect to such Asset Sale, Restricted Payment or Investment, and without giving effect to any subsequent change in value. Any determination of Fair Market Value that is consistent with a valuation or opinion of an Independent Financial Advisor shall be conclusive for all purposes under this Indenture.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and intergovernmental agreements entered into in connection with the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Issuer for such Test Period.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Asset Collateral” means all equipment, fixtures, real estate, intellectual property, intercompany indebtedness (other than intercompany indebtedness referred to in clause (5) of the definition of “Current Asset Collateral”), Equity Interests of the Issuer, the Guarantors and their respective Subsidiaries and all other Collateral other than the Current Asset Collateral, and all collateral security and guarantees with respect to any Fixed Asset Collateral and, subject to the terms of the ABL Intercreditor Agreement, all cash, Money, Instruments, Securities and Financial Assets directly received as proceeds of any Fixed Asset Collateral.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date with respect to any (or all) Fixed GAAP Term(s) to be the date specified in such notice, and upon such notice, such Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Capitalized Leases,” “Consolidated Adjusted EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Debt,” “First Lien Net Leverage Ratio,” “Indebtedness,” “Interest Coverage Ratio,” “Total Assets,” and “Total Net Leverage Ratio” and including without limitation any future changes in GAAP that would require lease (or “synthetic lease”) obligations to be included as Indebtedness on the Issuer’s balance sheet, (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term or add any term as a Fixed GAAP Term.

“Fixed Incremental Amount” means, as of the date of measurement, the sum of (i) greater of (x) 100% of Closing Date EBITDA and (y) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination plus (ii) the aggregate principal amount of any voluntary prepayments, redemptions and repurchases of Indebtedness incurred under the Term Loan Credit Agreement, the ABL Credit Agreement or any Indebtedness secured on a pari passu basis with the ABL Obligations on the Current Asset Collateral, this Indenture and other agreements governing Secured Indebtedness, in each case except to the extent such prepayments, redemptions and repurchases were funded with the proceeds of long-term Indebtedness of the Issuer or its Restricted Subsidiaries (and in the case of any revolving commitments, as long as there is a permanent reduction in such commitments).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Issuer that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Subsidiary of the Issuer (including a disregarded entity) substantially all of the assets of which consist of Equity Interests and/or Indebtedness (including any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs or other FSHCOs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture); provided that the Issuer may at any time and from time to time elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes with respect to any (or all) Fixed GAAP Term(s) and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of such Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by any Guarantor in accordance with the provisions of this Indenture.

“Guarantors” means any Subsidiary that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

“Hedge Agreement” means any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary of the Issuer other than a Material Subsidiary.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness (including principal or premium) of such Person in respect of borrowed money; any indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments; letters of credit or banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof), and Capitalized Lease Obligations or the balance deferred and unpaid of the purchase price of any property to the extent that the same would be required to be shown as a long-term liability on the balance sheet for such Person prepared in accordance with GAAP, (b)(i) to the extent not otherwise included, any guarantee obligation by such Person of obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (ii) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien (other than Permitted Liens) on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (ii) will be the lesser of the Fair Market Value of such property at such date of determination and the amount of Indebtedness so secured, (c) net obligations of such Person under any Hedge Agreement to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP, and (d) all obligations of such Person in respect of Disqualified Stock; provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include (1) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (2) trade payables, (3) customary purchase money obligations incurred in the ordinary course, (4) earn-outs, purchase price holdbacks or similar obligations, (5) intercompany liabilities in the ordinary course of business, (6) Permitted Liens, (7) loans and advances made by the Issuer or any Guarantor having a term not exceeding 364 days (inclusive of any roll over or extensions of terms), (8) Indebtedness of any parent entity of a Person appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP and (9) lease obligations other than in respect of a Capitalized Lease. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged and that is independent of the Issuer and its Affiliates.

“insolvency or liquidation proceeding” means:

(1) any case or proceeding commenced by or against the Issuer or any Guarantor under the Bankruptcy Code, BIA, CCAA or any similar federal, state, provincial, territorial or foreign law for the relief of debtors or relating to insolvency, any other case or proceeding for the reorganization, arrangement, recapitalization, winding-up, liquidation, foreclosure upon or adjustment or marshalling of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any other Guarantor or its respective creditors, as such, in each case whether or not voluntary; or

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; provided that the liquidation or dissolution of any Subsidiary that is not prohibited by and does not require consent under any of the Parity Lien Documents shall not be considered an insolvency or liquidation proceeding.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Pari Passu Intercreditor Agreement.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Payment Date” has the meaning set forth in Exhibit A hereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- from Fitch (or the equivalent) or BBB- (or the equivalent) by S&P (in each case without regard for any potential downgrade or “downgrade watch”), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of loans), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that none of the following shall constitute an Investment (i) intercompany advances between and among the Issuer and its Restricted Subsidiaries relating to their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among the Issuer and its Restricted Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04 herein:

(1) “Investments” shall include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors or senior management of the Issuer.

“Issue Date” means the date on which the initial Notes are originally issued.

“Joint Venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“Joint Venture Investments” means Investments in any Joint Venture in an aggregate amount not to exceed the greater of (a) 25% of Closing Date EBITDA and (b) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; provided that, in the case of any such Investment, no Specified Event of Default has occurred or is continuing or would result therefrom.

“Junior Lien Intercreditor Agreement” means a customary intercreditor agreement entered into by and among, as applicable, the Issuer, the Guarantors, the Trustee and/or the Collateral Agent, the administrative agent, collateral agent, trustee or other debt representative of Indebtedness secured by Parity Liens, if any, and/or one or more administrative agent, collateral agent, trustee or other debt representative of Indebtedness secured by junior Liens, providing for Liens that are subject to customary lien subordination terms (including a customary standstill period) and provisions customary for such Indebtedness (as determined by the Issuer in good faith), as the same may be amended, supplemented, modified, replaced or restated in accordance with the terms thereof, which shall be in form satisfactory to the Trustee and/or Collateral Agent with respect to such Person’s rights, privileges, immunities and duties.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Transaction” means (x) any Restricted Payment, acquisition or other Investment by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (y) any repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice) has been issued.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/ or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Stockholders” means (a) any Company Person who is an investor in the Issuer , (b) family members (including spouses and former spouses) of any of the individuals identified in the foregoing clause (a), (c) trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors, estates, successors, administrators, legatees, distributes and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of the Issuer (or any successor of the Issuer) on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Material Subsidiary” means, as of the Issue Date and thereafter at any date of determination, each of the Issuer’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Issuer and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Issuer and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Issue Date (or such longer period as the administrative agent under the Term Loan Credit Agreement, if in effect, may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than (when taken together with the total assets of the Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 10.0% of the total consolidated assets of the Issuer and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiaries for such Test Period) 10% of the consolidated revenues of the Issuer and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period (or, in each case, on any date when re-designated as an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), then the Issuer shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Indenture or the date of such redesignation, as applicable (or such longer period as the administrative agent under the Term Loan Credit Agreement, if in effect, may agree in its sole discretion), (i) designate in writing to the Trustee one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 4.11 herein with respect to any such Subsidiaries.

“Minority Investment” means any Person other than a Subsidiary in which the Issuer or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Income” means, with respect to any Person, the net (loss) income of such Person, determined in accordance with GAAP (determined, for the avoidance of doubt, on an unconsolidated basis) and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including tax distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(B) herein) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and payments made to holders of non-controlling interests in non-Wholly Owned Subsidiaries as a result of such Asset Sale.

Notwithstanding the foregoing or anything to the contrary in Section 4.06 herein, to the extent that the Issuer has determined in good faith that repatriation (i) of any or all of the Net Proceeds of any Asset Sales by a Foreign Subsidiary is prohibited, restricted or delayed by applicable local law or (ii) of any or all of the Net Proceeds of any Assets Sales by a Foreign Subsidiary could result in an adverse tax consequence, the portion of such Net Proceeds so affected will not constitute Net Proceeds or be required to be applied in compliance with Section 4.06 herein.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Not Otherwise Applied” means, with reference to the amount of any capital contributions or the sale of any Equity Interests that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under this Indenture (including, for the avoidance of doubt, any use of such amount to increase the Cumulative Credit) where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Notes Documents” means, collectively, this Indenture, the Notes, the Security Documents and the Guarantees.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and other Notes Documents.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees, expenses, indemnity claims and other monetary obligations accrued subsequent to the commencement and during the pendency of an insolvency proceeding, whether or not constituting an allowed claim in such proceeding); provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee and the Collateral Agent.

“Offering Memorandum” means the final offering memorandum, dated January 22, 2026, relating to the issuance of the Initial Notes.

“Officer” means the chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of a Person, any secretary or assistant secretary of a Person and any director of a Person or any person serving the equivalent function of any of the foregoing or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, which meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Organization Documents” means,

(1) with respect to any corporation, the certificate and/or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(3) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Pari Passu Indebtedness” means: (a) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and (b) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, to be entered into on or around the Issue Date, by and among the Collateral Agent, the Term Loan Collateral Agent and each additional agent from time to time party thereto, and acknowledged by the grantors party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms and this Indenture.

“Parity Lien” means a Lien granted to the Collateral Agent or other Parity Lien Representative under any Parity Lien Indebtedness for the benefit of the holders thereof, at any time, upon the Collateral to secure Parity Lien Obligations.

“Parity Lien Documents” means, collectively, this Indenture, the Notes, the Security Documents, the Intercreditor Agreements, the Term Loan Credit Agreement and the indenture, credit agreement or other agreement governing other Parity Lien Indebtedness and the security documents related to the foregoing.

“Parity Lien Indebtedness” means:

(1) Indebtedness represented by the Notes initially issued by the Issuer under this Indenture on the Issue Date;

(2) Indebtedness Incurred by the Issuer or any of the Guarantors under the Term Loan Credit Agreement and/or other obligations secured ratably thereunder that is intended by the Issuer to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be Incurred and/or secured by a Parity Lien under this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor (including Additional Notes but, for the avoidance of doubt, excluding Priority Lien Indebtedness) that is intended by the Issuer to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be Incurred and secured by a Parity Lien under this Indenture; provided that in the case of any Indebtedness referred to in this clause (3):

(a) on or before the date on which such Indebtedness is Incurred by the Issuer or such Guarantor, such Indebtedness is designated by the Issuer, in accordance with the terms and conditions of the Pari Passu Intercreditor Agreement, as “Additional Pari Passu Lien Obligations” for the purposes of the Pari Passu Intercreditor Agreement; provided that no Series of debt may be designated as both Parity Lien Indebtedness and Priority Lien Indebtedness; and

(b) the Parity Lien Representative of such Indebtedness becomes a party to the Intercreditor Agreements in accordance with the terms thereof; and

(4) Guarantees by any Guarantor in respect of any of the Obligations described in the foregoing clauses (1) through (3).

“Parity Lien Obligations” means Parity Lien Indebtedness and all other Obligations in respect thereof.

“Parity Lien Representative” means (1) the Collateral Agent, in the case of the Notes, (2) the Term Loan Collateral Agent, in the case of the Term Loan Credit Agreement, and (3) in the case of any other Series of Parity Lien Indebtedness, the trustee, agent or representative of the holders of such Series of Parity Lien Indebtedness who is appointed as a representative of such Series of Parity Lien Indebtedness (for purposes related to the administration of the applicable security documents related thereto) pursuant to this Indenture, credit agreement or other agreement governing such Series of Parity Lien Indebtedness.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Stockholders, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and other Permitted Holders and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Voting Stock thereof, and any New Parent and its subsidiaries, (iv) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of the Issuer, acting in such capacity, and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii), (iii) and (iv) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as without giving effect to the existence of such group or any other group, no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii), (iii) and (iv) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer or Alternate Offer is made in accordance with the requirements of this Indenture, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) Investments held by the Issuer or any of the Restricted Subsidiaries in assets that are Cash Equivalents or were Cash Equivalents when made or in Investment Grade Securities;

(b) loans or advances to any Company Person;

(i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(ii) in connection with such Person’s purchase of Equity Interests of the Issuer; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Issuer in cash; and

(iii) for any other purpose; provided that either (A) no cash or Cash Equivalents are advanced in connection with such Investment or (B) the aggregate principal amount outstanding under this clause (iii)(B) shall not exceed the greater of (1) 10% of Closing Date EBITDA and (2) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(c) Investments,

(i) by the Issuer or any Restricted Subsidiary in the Issuer or any Restricted Subsidiary; and

(ii) by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice or industry norm, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens permitted under Section 4.12, Indebtedness (including guarantees) permitted under Section 4.03, fundamental changes permitted under Section 5.01, Asset Sales permitted under Section 4.06 (other than clause (e) of the definition of “Asset Sale”) and Restricted Payments permitted under Section 4.04 herein (other than clause (d) of the second paragraph thereof); respectively

(f) Investments existing on the Issue Date or made pursuant to legally binding written contracts in existence on the Issue Date, and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this clause (f) is not increased from the amount of such Investment on the Issue Date except pursuant to the terms of such Investment as of the Issue Date or as otherwise permitted by this Indenture;

(g) Investments in Hedge Agreements;

(h) promissory notes and other non-cash consideration that is permitted to be received in connection with Asset Sales;

(i) the purchase or other acquisition by the Issuer or a Restricted Subsidiary of the Issuer (in one transaction or a series of transactions, including by merger or otherwise) of property and assets or businesses of any Person or of assets constituting a business unit, line of business or division of any Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Issuer (including as a result of a merger, amalgamation or consolidation) or, in the case of a purchase or acquisition of assets (other than Equity Interests), will be owned by the Issuer or a Subsidiary of the Issuer;

(j) [reserved];

(k) Investments in the ordinary course of business or consistent with past practice or industry norm consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers, vendors, suppliers, licensors and licensees;

(l) Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, any other Person who is not an Affiliate of the Issuer, (ii) arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction or partial satisfaction of judgments against other Persons who are not an Affiliate of the Issuer, (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons who are not an Affiliate of the Issuer and (v) received in satisfaction or partial satisfaction of trade credit and other credit extended in the ordinary course of business, including to vendors and suppliers;

(m) loans and advances to the Issuer (or any other Parent Entity) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to the Issuer (or such other Parent Entity) under this Indenture;

(n) Investments that do not exceed in the aggregate at any time outstanding the sum of (i) the greater of (A) 50% of Closing Date EBITDA and (B) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination and (ii) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment made pursuant to this clause (n); provided that, if any Investment pursuant to this clause (n) is made in any Person that is not the Issuer or a Restricted Subsidiary on the date of such Investment (prior to giving effect thereto) and such Person subsequently becomes the Issuer or a Restricted Subsidiary, the Investment initially made in such Person pursuant to this clause (n) shall thereupon be deemed to have been made pursuant to clause (c)(i) hereof and to not have been made pursuant to this clause (n) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(o) advances of payroll or other payments to any Company Person;

(p) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Issuer or the proceeds from the issuance thereof to the extent Not Otherwise Applied and without duplication of Investments made in reliance on the Cumulative Credit;

(q) Investments (i) held by any Person at the time such Person becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary to the extent that such Investments were not made in contemplation thereof or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and (ii) by Unrestricted Subsidiaries entered into (or committed to be made) prior to the date such Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with this Indenture to the extent that such Investments were not made (or committed to be made) in contemplation of, or in connection with, such designation and were in existence (or committed to be made) on the date of such designation;

(r) guarantees of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness;

(s) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(t) [reserved];

(u) (i) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, material, services or equipment or the licensing or contribution of intellectual property and (ii) Investments consisting of minority interests in customers received as part of fee arrangements or other commercial arrangements;

(v) Investments made in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors, vendors, suppliers, licensors and licensees;

(w) [reserved];

(x) Joint Venture Investments plus an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in any such Investment made pursuant to this clause (x);

(y) Investments in Similar Businesses that do not exceed in the aggregate at any time outstanding the greater of (i) 25% of Closing Date EBITDA and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; provided that if any Investment pursuant to this clause (y) is made in any Person that is not the Issuer or a Restricted Subsidiary on the date of such Investment (prior to giving effect thereto) and such Person subsequently becomes the Issuer or a Restricted Subsidiary, the Investment initially made in such Person pursuant to this clause (y) shall thereupon be deemed to have been made pursuant to clause (c)(i) hereof and to not have been made pursuant to this clause (y) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(z) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 herein or any other disposition of assets not constituting an Asset Sale;

(aa) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(B) (except transactions described in clauses (10), (12), (16), (19) and (20) thereof);

(bb) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Issuer or the Restricted Subsidiaries;

(cc) any Investment in connection with intercompany cash management arrangements, treasury arrangements or related activities;

(dd) guarantees of Indebtedness under customer financing lines of credit in the ordinary course of business or consistent with past practice or industry norm;

(ee) [reserved];

(ff) guarantees issued in accordance with Section 4.03 and Section 4.11 herein, including, without limitation, any guarantee or other obligation issued or incurred under any Bank Indebtedness in connection with any letter of credit issued for the account of the Issuer or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit), performance guarantees and contingent obligations incurred in the ordinary course of business;

(gg) Investments in connection with any Permitted Reorganization and the transactions relating thereto or contemplated thereby;

(hh) Investments in connection with any deferred compensation plan or arrangement or other compensation plan or arrangement, including to a “rabbi” trust or to any grantor trust claims of creditors;

(ii) in the event that the Issuer or any Restricted Subsidiary makes any Investment after the Issue Date in any Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, additional Investments in an amount equal to the Fair Market Value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(jj) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable law;

(kk) the conversion to Qualified Equity Interests of any Indebtedness owed by the Issuer or any Restricted Subsidiary; and

(ll) Investments in any Captive Insurance Subsidiary in the ordinary course of business and consistent with market practice for Captive Insurance Subsidiaries of similar nature, size and type.

The amount of any non-cash Investments will be the Fair Market Value thereof at the time made or the applicable date of determination without adjustment for subsequent changes in the value of such Investment at the Issuer’s option, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment. To the extent any Investment in any Person is made in compliance with this definition or Section 4.04 herein in reliance on a category above that is subject to a U.S. dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Issuer, any other Guarantor or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the U.S. dollar-denominated category against which the Investment is then charged. To the extent the category subject to a U.S. dollar-denominated restriction is also subject to a percentage of TTM Consolidated Adjusted EBITDA restriction which, at the date of determination, produces a numerical restriction that is greater than such U.S. dollar-denominated restriction (or restriction based on a percentage of TTM Consolidated Adjusted EBITDA, if greater), then such U.S. dollar equivalent amount shall be deemed to be substituted in lieu of the corresponding U.S. dollar amount in the foregoing sentence for purposes of determining such credit.

For purposes of determining compliance with any U.S. dollar-denominated restriction (or restriction based on a percentage of TTM Consolidated Adjusted EBITDA, if greater) on the making of Investments, the U.S. dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was measured.

“Permitted Liens” means, with respect to any Person:

(a) Liens securing obligations in respect of Indebtedness under the Term Loan Credit Agreement, and in each case, any documents related thereto, and obligations secured ratably thereunder and other Indebtedness incurred pursuant to Section 4.03(2)(a);

(b) Liens securing obligations in respect of Indebtedness under the ABL Credit Agreement, and in each case, any documents related thereto, and obligations secured ratably thereunder and other Indebtedness incurred pursuant to Section 4.03(2)(b);

(c) (i) Liens existing on the Issue Date (other than Liens Incurred pursuant to Section 4.03(2)(a) or (b) and (ii) Liens securing obligations in respect of Indebtedness incurred pursuant to Section 4.03(2)(c);

(d) Liens granted by the Issuer or a Guarantor in favor of the Issuer or another Guarantor;

(e) Liens securing obligations in respect of Indebtedness (including Capitalized Leases) permitted pursuant to Section 4.03(2)(e); provided that such Liens attach concurrently with, or within 270 days after, the applicable acquisition, construction, repair, replacement or improvement, and such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any replacements of such property, except for additions and accessions to such property and the proceeds, income, profits and the products thereof, and any lease of such property (including accessions thereto) and the proceeds, income, profits and products thereof; provided, further, that financings provided by one Person and its Affiliates may be cross collateralized to other financings provided by such Person and its Affiliates in respect of other Indebtedness incurred pursuant to Section 4.03(2)(e);

(f) [reserved];

(g) Liens securing obligations in respect of (i) Indebtedness incurred pursuant to the Fixed Incremental Amount and (ii) other Indebtedness incurred pursuant to Section 4.03(2)(g);

(h) Liens securing obligations in respect of Notes issued on the Issue Date and the Guarantees thereof;

(i) Liens securing obligations in respect of (i) Ratio Incremental Debt and (ii) other Indebtedness incurred pursuant to Section 4.03(2)(i), in each case, with the priority permitted under, and subject to the other terms set forth in, the definitions of “Ratio Incremental Debt” and “Permitted Refinancing”, and other than to the extent such Indebtedness is permitted by such defined term to be incurred only as unsecured Indebtedness;

(j) Liens on assets and Equity Interests of Excluded Subsidiaries and Liens on Excluded Assets;

(k) Liens securing obligations in respect of any Hedge Agreements;

(l) Liens existing on property at the time of its acquisition by the Issuer or a Restricted Subsidiary or existing on property of any Person or on Equity Interests of any Person at the time such Person becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary; provided that (A) such Lien was not created in contemplation thereof and (B) such Lien does not extend to or cover any other assets or property (other than (1) the proceeds or products of such assets or property, (2) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such acquisition that require or include, pursuant to their terms at the time of such acquisition, a pledge of after acquired property and (3) property that is affixed or incorporated in the property covered by such Lien) and (ii) Liens securing other Indebtedness incurred pursuant to Section 4.03(l)(iv) or Section 4.03(l)(v), in each case, with the priority permitted thereunder;

(m) Liens (i) on cash advances, earnest money deposits or escrow deposits in favor of the seller of any property to be applied against the purchase price, in connection with any escrow arrangements or as otherwise required by any applicable letter of intent or governing agreement, with respect to any permitted Investment or permitted Asset Sale (including any letter of intent or purchase agreement with respect to such Investment or Asset Sale) or (ii) consisting of an agreement to dispose of any property in a permitted Asset Sale, in each case, solely to the extent such permitted Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) (i) Liens securing obligations in respect of the financing of insurance premiums and (ii) Liens on cash securing obligations to insurance companies with respect to insurable liabilities incurred in each case in the ordinary course of business;

(o) Liens securing obligations in respect of Indebtedness (including arising out of any Sale/Leaseback Transaction) incurred pursuant to Section 4.03(2)(o);

(p) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(q) Liens in respect of the cash collateralization of letters of credit, bank guarantees, warehouse receipts or similar instruments;

(r) Liens securing cash management services not prohibited by Section 4.03 herein;

(s) Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(t) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(u) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(v) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(w) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty

(60) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(x) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries as lessee or licensee in the ordinary course of business;

(y) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(z) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(aa) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(bb) Liens (i) for taxes, assessments or governmental charges that are not overdue for a period of more than sixty (60) days or that are being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP or that are not expected to result in a material adverse effect (as determined by the Issuer in good faith) and (ii) for property taxes on property the Issuer or its Subsidiaries has decided to abandon if the sole recourse for such tax, assessment or charge is to such property;

(cc) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the mortgage policies provided in accordance with any Bank Indebtedness;

(dd) Liens arising from judgments or orders for the payment of money not constituting an Event of Default pursuant to Section 6.01(7);

(ee) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (or other agreement under which the Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Issuer’s or any Restricted Subsidiary’s products, technologies, facilities or services) which do not (i) interfere in any material respect with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(ff) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(gg) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(hh) Liens imposed by Law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriated proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(ii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(jj) Liens on cash and Cash Equivalents earmarked to be used to satisfy or discharge Indebtedness where such satisfaction or discharge of such Indebtedness is not otherwise prohibited by this Indenture;

(kk) purported Liens evidenced by the filing of precautionary Uniform Commercial Code or similar public filings;

(ll) Liens securing guarantees not prohibited by Section 4.03 herein (to the extent Section 4.12 herein does not prohibit the underlying Indebtedness subject to such guarantee to be secured by a Lien);

(mm) the modification, replacement, renewal or extension of any Lien not prohibited by Section 4.12 herein (other than reliance on clauses (a) or (b) of this definition of “Permitted Liens”); provided that (i) such Lien does not extend to any additional property other than (A) after-acquired property covered by an applicable grant clause, (B) property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 4.03(2)(e) and (C) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 4.03 herein;

(nn) Liens securing Indebtedness or other obligations in an aggregate principal amount as of the date such Indebtedness is incurred, not to exceed the greater of (i) 50% of Closing Date EBITDA and (ii) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(oo) (i) Liens securing Indebtedness permitted to be Incurred pursuant to Section 4.03 herein and intended to be secured by a Lien on the Collateral on a pari passu priority basis with the Liens on the Collateral securing the Obligations under the Notes if, at the time of any Incurrence of such Indebtedness and after giving Pro Forma Effect thereto: the First Lien Net Leverage Ratio for the applicable Test Period is either equal to or less than the Closing Date First Lien Net Leverage Ratio or, with respect to Indebtedness that is incurred in connection with a permitted Investment or an acquisition, is equal to or less than the First Lien Net Leverage Ratio immediately prior to such incurrence, and (ii) Liens securing Indebtedness permitted to be Incurred pursuant to Section 4.03 herein and intended to be secured by a Lien on the Collateral with a priority that is contractually (or otherwise) junior in priority to the Liens on the Collateral securing the Obligations under the Notes (other than Indebtedness incurred under the ABL Credit Agreement) if, at the time of any Incurrence of such Indebtedness and after giving Pro Forma Effect thereto: the Secured Net Leverage Ratio for the applicable Test Period is either equal to or less than the Closing Date Secured Net Leverage Ratio or, with respect to Indebtedness that is incurred in connection with a permitted Investment or an acquisition, is equal to or less than the Secured Net Leverage Ratio immediately prior to such incurrence;

(pp) Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent (x) such Indebtedness is Incurred in compliance with Section 4.03 herein and (y) the sole recourse of the holder of such Indebtedness is to the cash on deposit in the escrow account subject to such arrangement;

(qq) Liens on property or assets contributed to capital of the Issuer or a Guarantor or received in exchange for Equity Interests of the Issuer made after the Issue Date solely to the extent Not Otherwise Applied;

(rr) Liens in respect of the cash collateralization of corporate credit card programs; provided that the aggregate amount of such cash securing such obligations shall not exceed $15.0 million;

(ss) Liens securing (i) Permitted Refinancing of Indebtedness; provided that (A) such Indebtedness was permitted by Section 4.03 and was secured by a Permitted Lien or pursuant to Section 4.12, (B) such Permitted Refinancing is permitted by Section 4.03 and (C) the Lien does not extend to any additional property, other than (1) after-acquired property covered by any applicable grant clause, (2) property that is affixed or incorporated into the property covered by such Lien and (3) proceeds and products thereof and (ii) guarantees permitted by Section 4.03 to the extent that the underlying Indebtedness subject to such guarantee is permitted to be secured by a Lien;

(tt) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiaries; and

(uu) [reserved];

provided that (i) any Lien incurred in compliance with this definition after the Issue Date that is intended to be secured on a pari passu basis on the Collateral to the Notes and the Term Loan Credit Agreement will be subject to the Pari Passu Intercreditor Agreement or another pari passu intercreditor arrangement substantially similar thereto and reasonably satisfactory to the Term Loan Collateral Agent, in each case as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, (ii) any Lien incurred in compliance with this definition on or after the Issue Date that is intended by the Issuer to be secured on a contractually junior basis on the Collateral to the Notes and the Term Loan Credit Agreement will be subject to a Junior Lien Intercreditor Agreement and (iii) all such Liens, to the extent required to be subject to the provisions of the ABL Intercreditor Agreement, will be subject to the ABL Intercreditor Agreement or any other intercreditor agreement that may be executed from time to time substantially similar thereto and reasonably satisfactory to the Term Loan Collateral Agent.

“Permitted Refinancing” means secured or unsecured Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary; provided that such Indebtedness, Disqualified Stock or Preferred Stock

(1) is in an original principal amount (or accreted value, if applicable) or liquidation preference not greater than the principal amount (or accreted value, if applicable) or liquidation preference of the Indebtedness, Disqualified Stock or Preferred Stock being exchanged, replaced or refinanced plus any Additional Refinancing Amount;

(2) has a Weighted Average Life to Maturity at the time such Permitted Refinancing is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being replaced, refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being replaced, refunded, refinanced or defeased that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date (provided that this subclause (2) will not apply to any replacement, refunding, refinancing or defeasance of any Bank Indebtedness, the Notes or Secured Indebtedness);

(3) to the extent such Permitted Refinancing refinances (a) Indebtedness subordinated in right of payment to the Notes or a Guarantee, as applicable, such Permitted Refinancing is subordinated in right of payment to the Notes or the Guarantee, as applicable, except to the extent a repayment of Subordinated Indebtedness in an aggregate principal amount equal to the principal amount that is refinanced with Indebtedness that is not subordinated in right of payment to the Notes would otherwise be permitted as a Restricted Payment under Section 4.04 herein, or (b) Disqualified Stock or Preferred Stock, such Permitted Refinancing is Disqualified Stock or Preferred Stock;

(4) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Issuer or a Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(5) to the extent such Permitted Refinancing is Secured Indebtedness, the Liens securing such Refinancing Indebtedness have a Lien priority equal to or junior to the Liens securing the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired.

“Permitted Reorganization” means any transaction (a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes, or (b) related to tax planning or tax reorganization, in each case, as determined in good faith by the Issuer and entered into after the Issue Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto and (ii) such transaction will not materially adversely affect the Issuer’s ability to make anticipated principal or interest payments on the Notes as and when they become due (as determined in good faith by the Issuer).

“Person” or “person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, company, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Restricted Properties.

“Priority Lien Documents” means, collectively, the ABL Credit Agreement, the ABL Intercreditor Agreement and the indenture, credit agreement or other agreement governing other Priority Lien Indebtedness and the security documents related to the foregoing.

“Priority Lien Indebtedness” means:

(1) Indebtedness (including letters of credit and reimbursement obligations with respect thereto) and other Obligations Incurred by the Issuer or any of the Guarantors under or in respect of the ABL Credit Agreement and/or secured by the Priority Lien Security Documents;

(2) any other Indebtedness of the Issuer or any Guarantor that is intended by the Issuer to be secured by Liens that are equal and ratable with the Priority Lien Indebtedness; provided that, in the case of any Indebtedness referred to in this clause (2):

(a) on or before the date on which such Indebtedness is Incurred by the Issuer or such Guarantor, such Indebtedness is designated by the Issuer, in accordance with the terms and conditions of the ABL Intercreditor Agreement, as the “Revolving Credit Agreement” for the purposes of the ABL Intercreditor Agreement; provided that no Series of Indebtedness may be designated as both Priority Lien Indebtedness and Parity Lien Indebtedness; and

(b) the Priority Lien Representative of such Indebtedness becomes a party to the ABL Intercreditor Agreement in accordance with the requirements thereof; and

(3) guarantees by any Guarantor in respect of any of the Obligations described in the foregoing clauses (1) and (2).

“Priority Lien Representative” means, (1) in the case of the ABL Credit Agreement, the ABL Collateral Agent and (2) in the case of any other Priority Lien Indebtedness, the trustee, agent or representative of the holders of such Priority Lien Indebtedness who is appointed as a representative of such Priority Lien Indebtedness (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such Priority Lien Indebtedness.

“Priority Lien Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, security deeds, deeds to secure debt, deeds of trust, hypothecs, hypothecations, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the Uniform Commercial Code) in favor of the ABL Collateral Agent, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the applicable Priority Lien Documents, subject to the terms of the ABL Intercreditor Agreement, as applicable.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation under this Indenture, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.05 herein.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, as determined by the Issuer in good faith; (b) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at Fair Market Value; and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms, as determined by the Issuer in good faith.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch (and their respective successors and assigns) and (2) if Moody’s, S&P or Fitch ceases to rate the Notes, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Ratio Incremental Debt” means secured or unsecured Indebtedness and Disqualified Stock of the Issuer and any Guarantor and Indebtedness, Disqualified Stock and Preferred Stock of any Restricted Subsidiary; provided that immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness, Disqualified Stock or Preferred Stock, on a Pro Forma Basis, either:

(1) if such Indebtedness, Disqualified Stock, Preferred Stock is not secured by a Lien on any Collateral, either:

(a) the Total Net Leverage Ratio for the applicable Test Period is equal to or less than the Closing Date Total Net Leverage Ratio; or

(b) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than 2.00 to 1.00; or

(2) if such Indebtedness, Disqualified Stock or Preferred Stock is secured by a Lien on all or any portion of the Collateral that has a priority that is contractually (or otherwise) junior in priority to the Liens on the Collateral securing the Obligations under the Notes (other than Indebtedness incurred under the ABL Credit Agreement) (or, at the Issuer’s election, such Indebtedness, Disqualified Stock or Preferred Stock is not secured by a Lien on any Collateral or is unsecured), on a Pro Forma Basis, either: the Secured Net Leverage Ratio for the applicable Test Period is equal to or less than the Closing Date Secured Net Leverage Ratio or, with respect to Indebtedness that is incurred in connection with a permitted Investment or an acquisition, the Secured Net Leverage Ratio for the applicable Test Period is equal to or less than the Secured Net Leverage Ratio immediately prior to such incurrence (it being understood that any secured Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary being Incurred or issued pursuant to this clause (2) shall be treated as Indebtedness that is secured by a Lien on Collateral under the definition of “Consolidated Secured Net Debt” for the purposes of such calculation); or

(3) if such Indebtedness, Disqualified Stock or Preferred Stock is secured is secured by a Lien on all or any portion of the Collateral that is pari passu in priority with the Liens on the Collateral securing the Obligations under the Notes (or, at the Issuer’s election, such Indebtedness, Disqualified Stock or Preferred Stock is secured by a Lien on all or any portion of the Collateral that has a priority that is contractually (or otherwise) junior in priority to the Liens on the Collateral securing the Obligations under the Notes (other than Indebtedness incurred under the ABL Credit Agreement), not secured by a Lien on any Collateral or is unsecured), on a Pro Forma Basis, either: the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than the Closing Date First Lien Net Leverage Ratio or, with respect to Indebtedness that is incurred in connection with a permitted Investment or an acquisition, the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than the First Lien Net Leverage Ratio immediately prior to such incurrence (it being understood that any secured Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary being Incurred or issued pursuant to this clause (3) shall be treated as Indebtedness that is secured by a Lien on Collateral with the priority set forth under clause (iv) of the definition of “Consolidated First Lien Net Debt” for the purposes of such calculation);

in each case, after giving Pro Forma Effect to the incurrence of such Indebtedness, Disqualified Stock and Preferred Stock and the use of proceeds thereof and measured as of and for the applicable Test Period for which internal financial statements are available.

“Record Date” has the meaning specified in Exhibit A hereto.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Restricted” means, when referring to cash or Cash Equivalents of the Issuer or any of the Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Issuer or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of an administrative agent, collateral agent or trustee under any Bank Indebtedness or the Notes).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Property” means (a) any manufacturing facility, or portion thereof, owned or leased by the Issuer or any of its Subsidiaries and located within the United States, which, in the opinion of the Board of Director of the Issuer, is of material importance to the business of the Issuer and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 5.0% of Total Assets, or (b) any shares of Capital Stock of any Subsidiary owning any such manufacturing facility. As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing such as quality assurance, engineering, maintenance, staging area for work in process materials, employees’ eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing or general administration.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean the Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor thereto.

“Sale/Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property owned by the Issuer or a Guarantor or other property customarily included in such transactions.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means Indebtedness secured by a Lien other than Indebtedness with respect to cash management services.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Issuer for such Test Period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams, other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest or Lien in, any Securitization Assets of the Issuer or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets as determined by the Issuer in good faith.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Issuer or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer or such other Person (as provided below) as a Securitization Subsidiary, and

(1) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which none of the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer,

(3) to which none of the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, and

(4) any such designation by the Board of Directors of the Issuer or such other Person shall, upon the Trustee’s request, be evidenced to the Trustee by delivery to the Trustee of a certified copy of the resolution of the Board of Directors of the Issuer or such other Person giving effect to such designation and a certificate executed by an Officer certifying that such designation complied with the foregoing conditions;

it being agreed that a Securitization Asset consisting of an obligation of or to any Affiliate of the Issuer or a Guarantor (other than the Issuer or a Restricted Subsidiary, unless otherwise permitted by Section 4.06 herein) shall not result non-compliance with any of the foregoing provisions.

“Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, security deeds, deeds to secure debt, deeds of trust, deeds of hypothec, hypothecations, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the Uniform Commercial Code) in favor of the Collateral Agent on behalf of itself, the Trustee and the holders of the Notes to secure the Notes and the Guarantees, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions set forth in Article XIII.

“Series” means, (a) with respect to the holders of Parity Lien Indebtedness, each of (1) the Collateral Agent, the Trustee and the holders of the Notes (in their capacities as such), (2) the Term Loan Collateral Agent and the holders of the Term Loan Obligations (in their capacities as such), and (3) the holders of any other Series of Parity Lien Indebtedness that become party to the Pari Passu Intercreditor Agreement and the trustee, agent or representative of the holders of such Series of Parity Lien Indebtedness who is appointed as a representative of such Series of Parity Lien Indebtedness (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Indebtedness (in their capacities as such) and (b) with respect to any Parity Lien Obligations, each of (1) the Obligations in respect of the Notes, (2) the Term Loan Obligations and (3) the Obligations in respect of other Parity Lien Indebtedness which, pursuant to a joinder agreement, are to be represented under the Pari Passu Intercreditor Agreement by a common collateral agent (in its capacity as such for such other Parity Lien Indebtedness).

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means any business, the majority of whose revenues are derived from (i) the business or activities of the Issuer and its Subsidiaries as of the Issue Date, (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Issuer’s good faith business judgment constitutes a reasonable diversification of business conducted by the Issuer and its Subsidiaries.

“Specified Event of Default” means any Event of Default described in Section 6.01(1), 6.01(2) or 6.01(6).

“Specified Transaction” means any of the following identified by the Issuer: (a) transaction or series of related transactions, including Investments, that results in a Person becoming a Restricted Subsidiary, (b) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any acquisition, any Asset Sale or other disposition, (d) any transaction or series of related transactions, including dispositions, that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer, (e) any acquisition or disposition of assets constituting a business unit, line of business or division of another Person or a facility, (f) any material acquisition or disposition, (g) any restructuring of the business of the Issuer, whether by merger, consolidation, amalgamation or otherwise, (h) any incurrence or repayment of Indebtedness, Disqualified Stock or Preferred Stock (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) any Restricted Payment or incurrence of Indebtedness or incurrence/creation of Liens that by the terms of this Indenture requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” and (j) transactions of the type given pro forma effect in any quality of earnings report prepared by a nationally recognized accounting firm in connection with an acquisition or Investment consummated after the Issue Date.

“Sponsor” means (a) any funds, limited partnerships or co-investment vehicles managed or advised by CVC or Canada Pension Plan Investment Board (or any funds, limited partnerships or co-investment vehicles managed or advised by Canada Pension Plan Investment Board) or any Affiliates of any of the foregoing Person(s) or any direct or indirect Subsidiaries of any of the foregoing Person(s) (or jointly managed by any such Person(s) or over which any such Person(s) exercise governance rights) and (b) any investors (including limited partners) in the Persons identified in clause (a) who are investors (including limited partners) in such Persons as of the Issue Date, and from time to time, invest directly or indirectly in the Issuer (but, in each case, excluding any portfolio companies of any of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer that are customary in a Securitization Financing.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by their terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company or other entity of which (a) the Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person or (b) more than 50% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated herein, all references to Subsidiaries will mean Subsidiaries of the Issuer. No Person shall be considered a Subsidiary of the Issuer unless the Issuer has the ability to Control such Subsidiary.

“Suspension Period” means the period of time between a Covenant Suspension Event and the related Reversion Date.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Taxes” means any taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term Loan Collateral Agent” means Citibank, N.A., as collateral agent under the Term Loan Credit Agreement and its successors and permitted assigns thereunder.

“Term Loan Credit Agreement” means that certain First Lien Term Loan Credit Agreement, dated as of March 4, 2021, among the Issuer, the lenders party thereto, the other parties thereto and Citibank, N.A., as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented, waived, replaced (whether or not upon termination or in effect at such time, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness, Disqualified Stock or Preferred Stock under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring or agreement or instrument is designated by the Issuer to not be included in the definition of “Term Loan Credit Agreement”).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Issuer ended on or prior to such time (taken as one accounting period) in respect of which internal financial statements for each quarter or fiscal year in such period are available. A Test Period may be designated by reference to the last day thereof (i.e., the “November 1, 2025 Test Period” refers to the period of four consecutive fiscal quarters of the Issuer ended on November 1, 2025), and a Test Period shall be deemed to end on the last day thereof.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any impairment or amortization of the amount of intangible assets since June 30, 2020, calculated on a Pro Forma Basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Issuer for such Test Period.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Subsidiaries in connection with this Indenture, the Notes, the Credit Agreements and the transactions contemplated hereby and thereby, (such transactions, collectively, the “Transactions”), including any amortization thereof in any period, including any amortization thereof in any period.

“Transactions” means the transactions described in the Offering Memorandum.

“Treasury Rate” means, as of the applicable redemption date, as determined by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2028; provided, however, that if the period from such redemption date to February 1, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer:

(1) within the corporate trust department of the Trustee or the Collateral Agent, as applicable, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or the Collateral Agent, as applicable, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“TTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Issuer for the four consecutive fiscal quarters most recently ended prior to such date for which internal financial statements are available, determined on a Pro Forma Basis.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” means:

(1) each Securitization Subsidiary;

(2) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary; The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of their Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Restricted Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that (i) immediately after giving effect to such designation, no Specified Event of Default will have occurred and be continuing as a result of such designation, (ii) the Subsidiary to be so designated and their Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries unless otherwise permitted under Section 4.04 or Section 4.03 herein and (iii) the Issuer may not designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary during any Suspension Period; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04 herein.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt on a Pro Forma Basis taking into account such designation (or otherwise Incur any Indebtedness at such Unrestricted Subsidiary as if it was a Restricted Subsidiary), and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer (or any Parent Entity) or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness;

provided that for purposes of determining the Weighted Average Life to Maturity of (i) any Permitted Refinancing, (ii) any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, or (iii) any term loans for purposes of incurring any other Indebtedness (in any such case, the “Applicable Indebtedness”), the effects of any amortization payments or other prepayments made on such Applicable Indebtedness (including the effect of any prepayment on remaining scheduled amortization) prior to the date of the applicable modification, refinancing, refunding, renewal, replacement, extension or incurrence shall be disregarded.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

Section 1.02 Other Definitions.

Term	Section
$1.03(13)
Affiliate Transaction	4.07(A)
Agent Members	Appendix A

Term	Section
Asset Sale Offer	4.06
Change of Control Offer	4.08(2)
Clearstream	Appendix A
covenant defeasance	8.01(2)
Covenant Suspension Event	4.15
Custodian	6.09
Definitive Note	Appendix A
DTC	Appendix A
Directing Holder	6.01
Euroclear	2.01
Event of Default	6.01
Excess Proceeds	4.06
Excess Proceeds Applicable Percentage	4.06
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	12.01(1)
IAI	Appendix A
Increased Amount	4.12(11)
Indenture	Preamble
Initial Notes	Preamble
Issuer	Preamble
legal defeasance	8.01(2)
Liens Covenant Election Date	4.12(b)
Netted Tax Amount	4.06
Notes	Preamble
Notes Custodian	Appendix A
Noteholder Direction	6.01
Notice of Default	7.05
Paying Agent	2.04(1)
Permitted Jurisdictions	5.01(1)
Position Representation	6.01
protected purchaser	2.08
QIB	Appendix A
Ratio Debt	4.03(1)(a)
Refunding Capital Stock	4.04(b)(p)(i)
Registrar	2.04(1)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Regulation S Permanent Global Note	Appendix A
Regulation S Temporary Global Note	Appendix A
Reporting Entity	4.02(e)
Restricted Notes Legend	Appendix A
Restricted Payments	4.04(1)
Restricted Period	Appendix A
Retained Declined Proceeds	4.06
Retired Capital Stock	4.04(p)(i)
Reversion Date	4.15
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Rule 501	Appendix A
Specified Transaction Adjustments	1.05(c)
Successor Company	5.01(1)(a)
Successor Guarantor	5.01(2)(a)

Term	Section
Suspended Covenants	4.15
Testing Party	1.05(b)
Transaction Election	1.05(f)
Transaction Test Date	1.05(f)
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A
Treasury Equity Interests	4.04(2)(y)
Trustee	Preamble
U.S. dollars	1.03(12)
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
Verification Covenant	6.01

Section 1.03 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) the words “herein,” “hereto” and “hereunder” and words of similar import shall refer to this Indenture as a whole and not to any particular provision thereof;

(7) unless otherwise indicated, references to an Exhibit, Appendix, Article, Section, clause or subclause refers to the appropriate Exhibit, Appendix, Section, clause or subclause in this Indenture;

(8) unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer;

(9) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(10) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(11) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(12) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(13) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts.

Section 1.04 No Incorporation by Reference of Trust Indenture Act. This Indenture is not qualified under the TIA, and the TIA shall not apply to or in any way govern the terms of this Indenture. The Issuer will not be required to comply with any provision of the TIA, including Sections 314(a) and 316(b) of the TIA. As a result, no provisions of the TIA are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture.

Section 1.05 Measuring Compliance.

(a) Notwithstanding anything to the contrary herein, the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.05.

(b) For purposes of calculating the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, Specified Transactions identified by the Issuer, any of its Restricted Subsidiaries, any successor entity of any of the foregoing or a third party (the “Testing Party”) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to, simultaneously with or in connection with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction identified by the Testing Party that would have required adjustment pursuant to this Section 1.05, then the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.05.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Testing Party and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, synergies, additional net income and profit projected by the Testing Party in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, synergies, additional net income and profit had been realized on the first day of such Test Period and as if such cost savings, operating expense reductions, synergies, additional net income and profit were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such cost savings, operating expense reductions, synergies, additional income and profit, “Specified Transaction Adjustments”); provided that (i) such Specified Transaction Adjustments are reasonably identifiable and quantifiable in the good faith judgment of the Testing Party, (ii) such actions are taken, committed to be taken or expected to be taken no later than 24 months after the date of such Specified Transaction and (iii) no amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise included in calculating Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to any Test Period.

(d) In the event that the Issuer or any Restricted Subsidiary Incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to, simultaneously with or in connection with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period with respect to leverage ratios or the first day of such Test Period with respect to the Interest Coverage Ratio.

(e) Notwithstanding anything in this Indenture to the contrary, (i) the Testing Party may rely on more than one basket or exception hereunder (including both ratio-based and non-ratio based baskets and exceptions, and including partial reliance on different baskets that, collectively, permit the entire proposed transaction) at the time of any proposed transaction, and the Testing Party may, in its sole discretion, at any later time divide, classify or reclassify such transaction (or any portion thereof) in any manner that complies with the available baskets and exceptions hereunder at such later time (provided that with respect to reclassification of Indebtedness and Liens, any such reclassification shall be subject to Section 4.03 and Section 4.12 herein), as applicable, (ii) unless the Testing Party elects otherwise, if the Issuer or its Restricted Subsidiaries in connection with any transaction or series of such related transaction (A) Incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, makes Investments, designates any Subsidiary as restricted or unrestricted, repays any Indebtedness, makes any Restricted Payment or takes any other action under or as permitted by a ratio-based basket and (B) Incurs Indebtedness, creates Liens, makes Asset Sales, makes Investments, designates any Subsidiary as restricted or unrestricted, makes any Restricted Payment or repays any Indebtedness or takes any other action under a non-ratio-based basket, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such transaction or series of related transactions, (iii) if the Issuer or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Testing Party may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Indenture on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with such applicable ratio-based basket hereunder, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility); provided that, in each case, any future calculation of such ratio-based basket shall only include the amount borrowed and outstanding as of the date of determination, and (iv) if the Issuer or any Restricted Subsidiary Incurs Indebtedness under a ratio-based basket, such ratio-based basket (together with any other ratio-based basket utilized in connection therewith, including in respect of other Indebtedness, Liens, Asset Sales, Investments, Restricted Payments or payments in respect of Subordinated Indebtedness) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Issuer’s Consolidated Net Debt pursuant to clause (b) of the definition of such term); provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any such applicable ratio. For example, if the Issuer Incurs Indebtedness under the Fixed Incremental Amount on the same date that it Incurs Indebtedness under the Ratio Incremental Debt, then the First Lien Net Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under the Ratio Incremental Debt without regard to any incurrence of Indebtedness under the Fixed Incremental Amount or any other non-ratio based basket. Unless the Testing Party elects otherwise, such Indebtedness shall be deemed incurred first under the Ratio Incremental Debt to the extent permitted (and calculated prior to giving effect to any substantially simultaneous Incurrence of any Indebtedness based on a basket or exception that is not based on a financial ratio, including under the Fixed Incremental Amount or clauses (a) and (b) of Section 4.03(2)), with any balance incurred under any other clause of Section 4.03(2), including the Fixed Incremental Amount, or as Ratio Debt. For purposes of determining compliance with Section 4.03, in the event that any Indebtedness (or any portion thereof) meets the criteria of Ratio Incremental Debt or Fixed Incremental Amount, the Testing Party may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Indebtedness (or any portion thereof) in any manner that complies with Section 4.03 on the date of classification or reclassification, as applicable. The Issuer hereby elects that on the Issue Date, the entire committed amount of the revolving portion of the ABL Credit Agreement shall be deemed to have been incurred under Section 4.03(2)(b) and not under any ratio-based basket.

(f) Notwithstanding anything in this Indenture to the contrary, when (i) calculating any applicable basket, ratio or financial metric in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness or for any other purpose, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iii) determining compliance with any other condition precedent to any action or transaction, in each case of clauses (i) through (iii) in connection with a Limited Condition Transaction, the date of determination of such basket, ratio or financial metric, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Testing Party (the Testing Party’s election to exercise such option in connection with any Limited Condition Transaction, a

“Transaction Election”), be deemed to be the date of declaration of such Restricted Payment or the date that the definitive agreement for such Restricted Payment, Investment, acquisition, Asset Sale or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is entered into, the date a public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or the date of such notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is given to the holders of such Indebtedness, Disqualified Stock or Preferred Stock (any such date, the “Transaction Test Date”). If on a Pro Forma Basis after giving effect to such Specified Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such baskets, ratios, financial metrics, absence of defaults, satisfaction of conditions precedent and other provisions are calculated as if such Specified Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the Transaction Test Date for which internal financial statements are available, the Testing Party could have taken such action on the relevant Transaction Test Date in compliance with the applicable baskets, ratios, financial metrics or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such baskets, ratios, financial metrics, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such baskets, ratios and financial metrics (including due to fluctuations in Consolidated Net Income or Consolidated Adjusted EBITDA of the Testing Party or any target company), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Specified Transaction, such baskets, ratios, financial metrics, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Specified Transaction and any related transactions is permitted hereunder and (ii) such baskets, ratios, financial metrics and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable Transaction Test Date for purposes of such baskets, ratios and financial metrics and (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized. If the Testing Party has made a Transaction Election for any Limited Condition Transaction or Specified Transaction, then in connection with any subsequent calculation of any ratio, financial metric or basket availability with respect to any other Limited Condition Transaction or Specified Transaction or otherwise on or following the relevant Transaction Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, financial metric or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation pursuant to this paragraph of the Interest Coverage Ratio, Consolidated Interest Expense may be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Specified Transaction based on the indicative interest margin (giving effect to any step-ups or margin caps, but without giving effect to any increases as a result of market “flex”) contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Testing Party in good faith. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default, Specified Event of Default or Event of Default occurs following the Transaction Test Date (including any new Transaction Test Date) for the applicable Limited Condition Transaction or Specified Transaction and prior to or on the date of the consummation of such Limited Condition Transaction or Specified Transaction, any such Default, Specified Event of Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction or Specified Transaction is permitted under this Indenture.

(g) Notwithstanding anything to the contrary, in connection with a Testing Party’s election to use a Transaction Test Date in connection with a Limited Condition Transaction or Specified Transaction, any reference to “date of incurrence” or “time of incurrence” or other similar phrases with respect to the date or time an action is taken herein will mean the Transaction Test Date.

(h) For purposes of determining the maturity date of any Indebtedness, customary bridge loans that are subject to customary conditions (as determined by the Issuer in good faith, including conditions requiring no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

Article II
THE NOTES

Section 2.01 Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $600,000,000.

The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.09, 3.08 or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by an Officer of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes may, at the Issuer’s option, be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable.

Section 2.02 Form and Dating. Provisions relating to the Notes (including Additional Notes) are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The

Notes shall be issuable only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.03 Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $600,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture, no Opinion of Counsel shall be required for the Trustee to authenticate and make available for delivery the Initial Notes. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof.

One Officer shall sign the Notes for the Issuer by manual, facsimile or electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless so long as such Officer held such office at the time of his or her execution thereof.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04 Registrar and Paying Agent.

(1) The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.

(2) The Issuer may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. Such agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any of its domestically organized Restricted Subsidiaries may act as Paying Agent or Registrar.

(3) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05 Paying Agent to Hold Money in Trust. On or prior to each due date of the principal of, and premium (if any) and interest on, any Note, the Issuer shall deposit with each Paying Agent (or if the Issuer or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal, premium (if any) and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of, and premium (if any) and interest on, the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon a bankruptcy of the Issuer, the Trustee shall automatically become the Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

Section 2.07 Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request. No service charge will be made for any registration, transfer or exchange of the Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed or between a Record Date and the relevant Interest Payment Date.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the DTC.

Section 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall, upon receipt of a written order, authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuer and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer and the Trustee. If required by the Trustee or the Issuer, such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the Issuer, with respect to the Issuer, to protect the Issuer, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuer and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 14.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium (if any) and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.11 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly send or cause to be sent to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12 CUSIP Numbers, ISINs, Etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and the Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.

Section 2.13 Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 14.06 of this Indenture.

Article III
REDEMPTION

Section 3.01 Optional Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Section 3.02 Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

Section 3.03 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note set forth in Exhibit A hereto, the Issuer shall furnish to the Trustee, at least two Business Days for Global Notes and 10 days for Definitive Notes (or such shorter period reasonably acceptable to the Trustee) before a notice of redemption is required to be mailed or otherwise delivered pursuant to Section 3.05, an Officer’s Certificate setting forth: (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price, if then ascertainable. The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 3.05. Any such notice may be canceled if written notice from the Issuer of such cancellation is actually received by the Trustee on the Business Day immediately prior to notice of such redemption being mailed to any holder or otherwise delivered in accordance with the applicable procedures of the DTC and shall thereby be void and of no effect. The Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.04.

Section 3.04 Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (and the Issuer shall notify the Trustee of any such listing), or if the Notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of the DTC, if applicable); provided that no Notes of $2,000 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to

Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly in writing of the Notes or portions of Notes to be redeemed.

Section 3.05 Notice of Optional Redemption.

At least 10 but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note, the Issuer shall mail or cause to be mailed by first-class mail, or otherwise deliver in accordance with the procedures of the DTC, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise sent more than 60 days prior to the redemption date if (a) the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or (b) in case of a redemption that is subject to one or more conditions precedent, the date of redemption is extended as permitted in this Indenture.

Any such notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price, or if not then ascertainable, the manner of calculation thereof, and the amount of accrued interest to the redemption date;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any;

(5) if fewer than all the outstanding Notes are to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date (whether or not a Business Day);

(7) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes;

(9) if the redemption is subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuer’s sole discretion, the redemption date may be delayed until such time as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), and/or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, and/or that such notice may be modified or rescinded at any time by the Issuer if the Issuer determines in its sole discretion that any or all of such conditions will not be satisfied (or waived); and

(10) at the Issuer’s option, that the payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Notice of any redemption upon any transaction or event (including any Equity Offering, Incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In addition, any redemption or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a transaction or other event. For the avoidance of doubt, if any redemption date shall be delayed as contemplated by this Section 3.05 and the terms of the applicable notice of redemption, such redemption date as so delayed may occur at any time after the original redemption date set forth in the applicable notice of redemption and after the satisfaction (or waiver) of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption date or more than 60 days after the date of the applicable notice of redemption. To the extent that the redemption date will occur on a date other than the original redemption date set forth in the applicable notice of redemption, the Issuer shall notify the holders and the Trustee of the final redemption date prior to such date; provided that the failure to give such notice, or any defect therein, shall not impair or affect the validity of any redemption under this Article III.

Section 3.06 Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date (as such date may be extended or delayed) and at the redemption price stated in the notice, except as provided in the final paragraph of Paragraph 5 of the Note or in Section 3.05. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder. On or after the redemption date (whether or not a Business Day), interest shall cease to accrue on such Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus premium (if any) and accrued and unpaid interest, if any, on the Notes or portions thereof to be redeemed, pursuant to Section 3.07.

Section 3.07 Deposit of Redemption Price. With respect to any Notes, prior to 11:00 a.m., New York City time, on the redemption date, the Issuer shall deposit, or cause to be deposited, with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of, plus accrued and unpaid interest, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest, if any, on the Notes or portions thereof to be redeemed or purchased. On and after the redemption date (whether or not a Business Day), interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus premium (if any) and accrued and unpaid interest, if any, on the Notes or portions thereof to be redeemed.

Section 3.08 Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto in accordance with the applicable procedures of the DTC).

Section 3.09 Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 4.06 and Section 4.08. The Issuer or its Affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuer or any such Affiliates may determine.

Article IV
COVENANTS

Section 4.01 Payment of Notes. The Issuer will promptly pay or cause to be paid the principal of, premium on, if any, and interest on, if any, the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same stepped-up rate to the extent lawful.

Section 4.02 Reports and Other Information.

(a) For so long as any Notes are outstanding, the Issuer shall deliver to the Trustee a copy of all of the information and reports referred to below:

(1) within the time period required by the SEC, a consolidated balance sheet of the Reporting Entity and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (if ending after the Issue Date), prepared in accordance with GAAP, audited and accompanied by a report and opinion of the Reporting Entity’s auditor on the Issue Date or any other independent registered public accounting firm of nationally recognized standing;

(2) within the time period required by the SEC, a condensed consolidated balance sheet of the Reporting Entity and its Subsidiaries as at the end of such fiscal quarter and the related condensed consolidated statements of income or operations for the portion of the fiscal year then ended or for such fiscal quarter and a condensed consolidated statements of cash flows for the portion of the fiscal year then ended or for such fiscal quarter, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year or previous fiscal quarter, as applicable, if ended after the Issue Date;

(3) if the Reporting Entity is no longer a reporting company under the Exchange Act, within 15 days after the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K, current reports of the Reporting Entity containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act on the Issue Date pursuant to Items 1.01, 1.02, 1.03 (with respect to the Issuer or a Significant Subsidiary), 2.01, 4.01 (with respect the Issuer), 4.02 (with respect to the Issuer), 5.01 and 5.02(b) and (c)(1) (in each case, excluding the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01) of Form 8-K if the Reporting Entity had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to holders or the business, assets, operations, financial position or prospects of the Issuer and the Restricted Subsidiaries, taken as a whole, and the Issuer may omit from such disclosure any terms of such event if the Issuer determines in its good faith judgment that disclosure of such terms would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Issuer and the Restricted Subsidiaries, taken as a whole; provided that such non-disclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself; provided, further, that no such current report will be required to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any Parent Entity or any of the Issuer’s Subsidiaries) and any director, manager or executive officer, of the Issuer (or any Parent Entity or any of the Issuer’s Subsidiaries); and

(4) [reserved].

(b) The Issuer shall conduct quarterly conference calls with management of the Issuer and the holders of the Notes and securities analysts (to the extent providing analysis of investment in the Notes) (which conference calls may be combined with any conference calls for the holders of the Issuer’s other securities), and in each case, subject to the requirements of this Section 4.02, to discuss the financial performance of the Issuer and its Restricted Subsidiaries for the most recently ended fiscal year or fiscal quarter, as the case may be, for which financial statements have been delivered pursuant to clauses (a)(1) or (2) of this Section 4.02.

(c) In addition to providing such information to the Trustee, the Issuer shall make available to the holders, bona fide prospective investors, market makers affiliated with any initial purchaser of the Notes and bona fide securities analysts the information required to be provided pursuant to clauses (a)(1), (a)(2) and (a)(3) of this Section 4.02, by posting such information within 15 days after the date on which the Issuer is required to provide such information to the Trustee to the Issuer’s website (or the website of any of the Issuer’s Subsidiaries, including the Reporting Entity) or on IntraLinks or any comparable password protected online data system or website. If at any time the Issuer has made a good faith determination to file a registration statement with the SEC with respect to an Equity Offering of such entity’s Capital Stock, the Issuer will not be required to disclose any information or take any actions that, in the good faith view of the Issuer, would violate the securities laws or the SEC’s “gun jumping” rules or otherwise have an adverse effect on such Equity Offering.

(d) Notwithstanding the foregoing, (a) neither the Issuer nor another Reporting Entity will be required to deliver any information, certificates or reports that would otherwise be required by (i) Section 302, Section 404 or Section 406 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, or (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (b) such reports will not be required to contain financial information required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or include any exhibits or certifications required by Form 10-K, Form 10-Q or Form 8-K (or any successor or comparable forms) or related rules under Regulation S-K, (c) such reports shall be subject to exceptions, exclusions and other differences consistent with the presentation of financial and other information in the Offering Memorandum and shall not be required to present compensation or beneficial ownership information, (d) no such report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any Subsidiary) and any director, manager or executive officer of the Issuer (or any Subsidiary), (e) trade secrets and other proprietary information may be excluded from any disclosures and (f) such information will not be required to contain any “segment reporting”.

(e) The financial statements, information and other documents required to be provided pursuant to this Section 4.02 may be those of (i) the Issuer, (ii) any Parent Entity or (iii) any Wholly Owned Subsidiary of the Issuer that, together with its Subsidiaries, constitutes substantially all the assets and liabilities of the Issuer and its consolidated Subsidiaries (any such entity described in clause (i), (ii) or (iii), a “Reporting Entity”), so long as in the case of clause (ii) either (1) such Parent Entity shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any material business or operations other than its direct or indirect ownership of all of the Equity Interests in, and its management, of the Issuer, (2) such Parent Entity is or elects to become a Guarantor or (3) if otherwise, the financial information so delivered shall be accompanied by (or available on a password protected online data system or website) a reasonably detailed description of the material quantitative differences (the “Reconciliation”) between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand but only to the extent there are quantitative material differences (which for the avoidance of doubt need not be audited or reviewed by the auditors or included in the financial statements).

(f) The Issuer has agreed that, for so long as any Notes remain outstanding during any period when neither it nor another Reporting Entity is subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g) For so long as the Issuer has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then, in connection with the quarterly and annual financial information required by this Section 4.02, the Issuer will provide information reasonably sufficient to identify the Indebtedness and Consolidated Adjusted EBITDA attributable to such Unrestricted Subsidiaries (which need not be audited or reviewed by the auditors).

(h) Notwithstanding the foregoing, the Issuer will be deemed to have delivered such reports and information referred to above to the holders, bona fide prospective investors, market makers affiliated with any initial purchasers of the Notes, bona fide securities analysts and the Trustee for all purposes of this Indenture if the Issuer or another Reporting Entity has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available. For the avoidance of doubt, if a Reporting Entity files such reports with the SEC via the EDGAR filing system (or any successor system), a Reconciliation is only required to be provided to the Trustee, the holders, bona fide prospective investors, market makers affiliated with any initial purchasers of the Notes and bona fide analysts of the Notes if a Reconciliation is required pursuant to Section 4.02(e), and any such Reconciliation will accompany the applicable report so filed (or be made available on a password protected online data system or website) and such Reconciliation need not be audited or reviewed by the auditors or included in the financial statements. In addition, the requirements of this Section 4.02 will be deemed satisfied and the Issuer will be deemed to have delivered such reports and information referred to above to the Trustee, holders, bona fide prospective investors, market makers affiliated with any initial purchasers of the Notes and bona fide securities analysts for all purposes of this Indenture by the posting of reports and information that would be required to be provided on the Issuer’s website (or that of any of the Issuer’s Subsidiaries, including the Reporting Entity). If any financial statements that have been previously delivered are required to be restated, such financial statements shall still be deemed to have been delivered on the initial date of delivery while any such restatement is ongoing.

(i) Any person who requests or accesses such financial information or to attend any conference calls required by this Section 4.02 may be required to provide its email address, employer name and other information reasonably requested by the Issuer and represent to the Issuer (to the Issuer’s reasonable good faith satisfaction) that:

(1) it is a holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor in the Notes, a market maker in the Notes affiliated with any initial purchaser of the Notes or a bona fide securities analyst providing an analysis of investment in the Notes;

(2) it will not use the information in violation of applicable securities laws or regulations;

(3) it will keep such provided information confidential and will not communicate the information to any Person; and

(4) it (a) will not use such information in any manner intended to compete with the business of the Issuer and its Subsidiaries and (b) is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Similar Business or (ii) derives a significant portion of its revenues from operating or owning a Similar Business.

Notwithstanding anything herein to the contrary, any failure to comply with this Section 4.02 shall be automatically cured when the Issuer, as the case may be, provides all required reports to the noteholders or files all required reports with the SEC via the EDGAR filing system.

Delivery of any reports, information and documents to the Trustee pursuant to this Section 4.02 is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including the Issuer’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it or monitor whether any such reports have been filed with the SEC or the Issuer’s website. The Trustee shall have no responsibility for determining whether a Reconciliation is required to be given.

Section 4.03 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(1) The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and the Issuer will not permit any of the Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock; provided, however, that the Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of the Issuer that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock:

(a) if either: (A) the Total Net Leverage Ratio for the relevant Test Period is equal to or less than the Closing Date Total Net Leverage Ratio or (B) the Interest Coverage Ratio for the relevant Test Period is equal to or greater than 2.00 to 1.00 (such Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued pursuant to this clause (a), the “Ratio Debt”); and

(b) any Permitted Refinancing of Indebtedness, Disqualified Stock or Preferred Stock incurred as Ratio Debt plus any Additional Refinancing Amount (if applicable);

provided that the aggregate principal amount of Indebtedness (including Acquired Indebtedness) outstanding at any one time that may be Incurred and may be issued pursuant to clauses (a) and (b) of this Section 4.03(1) by non-guarantor Subsidiaries shall not exceed, when taken together with amounts incurred under Section 4.03(2)(i) below by non-guarantor Subsidiaries, the greater of (x) 50% of Closing Date EBITDA and (y) 50% of TTM Consolidated Adjusted EBITDA as of the date of determination.

(2) The foregoing limitations set forth in Section 4.03(1) shall not apply to:

(a) the incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance by its Subsidiaries that are not Guarantors of Preferred Stock under any Bank Indebtedness, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount or liquidation preference, if applicable, at any one time outstanding, not to exceed $900.0 million plus any Additional Refinancing Amount (if applicable);

(b) the incurrence by the Issuer or its Restricted Subsidiaries of (i) Indebtedness or Disqualified Stock or the issuance by its Subsidiaries that are not Guarantors of Preferred Stock under any Bank Indebtedness, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount or liquidation preference, if applicable, at any one time outstanding, not to exceed the greater of (a) $715.0 million and (b) the Borrowing Base, and in each case, plus any Additional Refinancing Amount (if applicable) and (ii) Indebtedness supported by a letter of credit under any Bank Indebtedness Incurred pursuant to clause (i), in a principal amount not in excess of the stated amount of such letter of credit;

(c) (i) Indebtedness outstanding on the Issue Date and (ii) any Permitted Refinancing incurred pursuant to this clause (c) plus any Additional Refinancing Amount (if applicable); other than, in the case of each of clauses (i) and (ii), Indebtedness incurred pursuant to clause (a) or (b) of this Section 4.03(2);

(d) Indebtedness or shares of Disqualified Stock of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary; provided that all such Indebtedness or shares of Disqualified Stock of the Issuer and any Guarantor owed to any Restricted Subsidiary that is not a Guarantor shall be (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuer and its Subsidiaries), subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable (but only to the extent permitted by applicable Law);

(e) (i) (A) Indebtedness (including Capitalized Leases) of the Issuer or any Restricted Subsidiary, Disqualified Stock issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, including through the direct purchase of assets or the Equity Interests of any Person owning such assets; provided that such Indebtedness is incurred concurrently with, or within 270 days after, the applicable acquisition, construction, repair, replacement or improvement; and (B) Indebtedness arising from the conversion of obligations of the Issuer or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to Indebtedness of the Issuer or any Restricted Subsidiary; provided that the aggregate principal amount of such Indebtedness incurred and then outstanding pursuant to this clause (e)(i), after giving Pro Forma Effect thereto, shall not exceed the greater of (I) 40% of Closing Date EBITDA and (II) 40% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; and (ii) any Permitted Refinancing incurred pursuant to this clause (e) plus any Additional Refinancing Amount (if applicable); provided that for the purposes of determining compliance with this clause (e), any lease that is not treated under GAAP as a capital lease at the time such lease is executed but is subsequently treated under GAAP as a capitalized lease as the result of a change in GAAP (or interpretations thereof) after the Issue Date shall not be treated as Indebtedness;

(f) [reserved];

(g) (i) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount incurred and then outstanding pursuant to this clause (g)(i) not exceeding the Fixed Incremental Amount at such time and (ii) any Permitted Refinancing incurred pursuant to this clause (g) plus any Additional Refinancing Amount (if applicable);

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) (i) Ratio Incremental Debt and (ii) any Permitted Refinancing incurred pursuant to this clause (i) plus any Additional Refinancing Amount (if applicable); provided that the aggregate principal amount of Indebtedness (including Acquired Indebtedness) outstanding at any one time that may be Incurred and may be issued pursuant to this clause (i) by non-Guarantor Subsidiaries shall not exceed, when taken together with amounts incurred as Ratio Debt by non-Guarantor Subsidiaries, the greater of (x) 50% of Closing Date EBITDA and (y) 50% of TTM Consolidated Adjusted EBITDA as of the date of determination;

(j) (i) Indebtedness incurred or Disqualified Stock or Preferred Stock issued by a Restricted Subsidiary that is not a Guarantor; provided that the aggregate principal amount or liquidation preference of such Indebtedness incurred or Disqualified Stock or Preferred Stock issued and then outstanding pursuant to this clause (j)(i) after giving Pro Forma Effect thereto, shall not exceed the greater of (I) 30% of Closing Date EBITDA and (II) 30% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, (ii) Indebtedness that is recourse only to Excluded Assets and (iii) any Permitted Refinancing incurred pursuant to this clause (j) plus any Additional Refinancing Amount (if applicable) (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (j) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (j) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur the Liens on such Ratio Debt pursuant to Section 4.12 after such reclassification));

(k) Indebtedness in respect of Hedge Agreements, in each case not Incurred for speculative purposes, and Guarantees thereof;

(l) Indebtedness, Disqualified Stock or Preferred Stock,

(i) that is Indebtedness, Disqualified Stock or Preferred Stock of any Person that becomes a Restricted Subsidiary after the Issue Date pursuant to an Investment permitted under this Indenture, which Indebtedness, Disqualified Stock or Preferred Stock is existing at the time such Person becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary or with respect to a line of business or other assets acquired after the Issue Date; provided that (I) such Indebtedness, Disqualified Stock or Preferred Stock was not created in contemplation thereof, (II) such Indebtedness, Disqualified Stock or Preferred Stock is non-recourse to (and is not assumed by any of) the Issuer or any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary of such Person on the date such Person becomes a Restricted Subsidiary) and (III) such Indebtedness, Disqualified Stock or Preferred Stock is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 4.12 or the definition of “Permitted Liens”; or

(ii) that is Indebtedness, Disqualified Stock or Preferred Stock constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including seller notes, “earn-outs”, purchase price adjustments and deferred payments) incurred prior to the Issue Date or in connection with an acquisition, Investment, Asset Sale, or other transaction, in each case permitted by this Indenture;

(iii) that is Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations under deferred compensation or other similar arrangements incurred prior to the Issue Date or in connection with an acquisition, Investment or other transaction, in each case, permitted by this Indenture;

(iv) that is Indebtedness, Disqualified Stock or Preferred Stock incurred in connection with, including to finance all or any portion of, a permitted Investment or an acquisition; provided that (i) with respect to this clause (iv): (1) if such Indebtedness, Disqualified Stock or Preferred Stock is unsecured, on a Pro Forma Basis, either:

(A) the Total Net Leverage Ratio for the applicable Test Period is equal to or less than (I) the Closing Date Total Net Leverage Ratio or (II) the Total Net Leverage Ratio immediately prior to such incurrence; or

(B) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (I) 2.00 to 1.00 or (II) the Interest Coverage Ratio immediately prior to such incurrence; or

(C) if such Indebtedness, Disqualified Stock or Preferred Stock is secured (or, at the election of the Issuer, unsecured), on a Pro Forma Basis, either: the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than the (A) Closing Date First Lien Net Leverage Ratio or (B) the First Lien Net Leverage Ratio immediately prior to such incurrence (it being understood that any secured or unsecured Indebtedness, Disqualified Stock or Preferred Stock being Incurred or issued by the Issuer or any Restricted Subsidiary pursuant to this subclause (2) shall be treated as Indebtedness that is secured by a Lien on Collateral with the priority set forth under clause (iv) of the definition of “Consolidated First Lien Net Debt” for the purposes of such calculation); in each case of this clause (iv), after giving Pro Forma Effect to the incurrence of such Indebtedness, Disqualified Stock and Preferred Stock and the use of proceeds thereof and measured as of and for the applicable Test Period for which internal financial statements are available; or

(v) any Permitted Refinancing of Indebtedness incurred or shares of Disqualified Stock or Preferred Stock issued pursuant to this clause (l) plus any Additional Refinancing Amount (if applicable);

(m) (i) Contribution Indebtedness and (ii) any Permitted Refinancing incurred pursuant to this clause (m) plus any Additional Refinancing Amount (if applicable);

(n) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(o) (i) Indebtedness incurred in connection with any Sale/Leaseback Transaction; provided that for the purposes of determining compliance with this clause (o), Indebtedness shall not be deemed to arise from a lease entered into in connection with a Sale/Leaseback Transaction that is treated under GAAP as a lease that is not a Capitalized Lease at the time such Sale/Leaseback Transaction is consummated but is subsequently treated under GAAP as a Capitalized Lease as the result of a change in GAAP (or interpretations thereof) after the Issue Date and (ii) any Permitted Refinancing incurred pursuant to this clause (o) plus any Additional Refinancing Amount (if applicable);

(p) Indebtedness incurred in connection with a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any of the Restricted Subsidiaries;

(q) (i) Indebtedness supported by a letter of credit or bank guaranty supporting trade payables, warehouse receipts or similar facilities in a principal amount not to exceed the face amount of such letter of credit; provided that such letter of credit or bank guaranty is permitted to be incurred by this Indenture, if the Issuer or any Restricted Subsidiary is the account party, and is established, extended and maintained in the ordinary course of business or consistent with past practice, (ii) Indebtedness in respect of letters of credit or bank guarantees permitted to be issued hereunder that are cash collateralized and (iii) Indebtedness incurred by the Issuer or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business or other obligations consistent with past practice (including in favor of suppliers, trade creditors and landlords and in respect of workers compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance or self-insurance, or other reimbursement-type obligations regarding workers compensation claims) or in connection with the enforcement of rights or claims of the Issuer or any Restricted Subsidiary in connection with any judgment that has not resulted in an Event of Default pursuant to clause (7) of the definition thereof;

(r) (i) obligations in respect of cash management services and (ii) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements, in each case, Incurred in the ordinary course of business or consistent with past practice and any Guarantees thereof;

(s) (i) Indebtedness incurred or Disqualified Stock or Preferred Stock issued on behalf of, or representing guarantees of Indebtedness, Disqualified Stock or Preferred Stock of, any Joint Ventures; provided that the aggregate principal amount or liquidation preference of such Indebtedness incurred or Disqualified Stock or Preferred Stock issued and then outstanding pursuant to this clause (s)(i), after giving Pro Forma Effect thereto, shall not exceed the greater of (I) 25% of Closing Date EBITDA and (II) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, and (ii) any Permitted Refinancing incurred pursuant to this clause (s) plus any Additional Refinancing Amount (if applicable) (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (s) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (s) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur the Liens on such Ratio Debt pursuant to Section 4.12 after such reclassification));

(t) Indebtedness representing deferred compensation to Company Persons incurred in the ordinary course of business;

(u) Indebtedness consisting of take-or-pay obligations incurred in the ordinary course of business;

(v) Indebtedness to Management Stockholders to finance the purchase or redemption of Equity Interests of the Issuer permitted under Section 4.04;

(w) obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Issuer or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(x) guarantees by the Issuer or any Restricted Subsidiary in respect of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary otherwise permitted by this Indenture; provided that (A) if the Indebtedness, Disqualified Stock or Preferred Stock being guaranteed is subordinated in right of payment to the Notes (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuer and its Subsidiaries), such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Notes or the Guarantee of such Guarantor and (B) any guarantee by the Issuer or any Guarantor of Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor is not prohibited by Section 4.04;

(y) (i) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary; provided that the aggregate principal amount or liquidation preference of such Indebtedness incurred or Disqualified Stock or Preferred Stock issued and then outstanding pursuant to this clause (y)(i), after giving Pro Forma Effect thereto, shall not exceed the greater of (I) 50% of Closing Date EBITDA and (II) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; and (ii) any Permitted Refinancing incurred pursuant to this clause (y) plus any Additional Refinancing Amount (if applicable) (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (y) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (y) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur the Liens on such Ratio Debt pursuant to Section 4.12 after such reclassification));

(z) (i) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person; provided that the aggregate principal amount or liquidation preference of such Indebtedness incurred or Disqualified Stock or Preferred Stock issued and then outstanding pursuant to this clause (z)(i) shall not exceed the greater of (I) 25% of Closing Date EBITDA and (II) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; and (ii) any Permitted Refinancing incurred pursuant to this clause (z) plus any Additional Refinancing Amount (if applicable) (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (z) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (z) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur the Liens on such Ratio Debt pursuant to Section 4.12 after such reclassification));

(aa) (i) the Incurrence by the Issuer and the Guarantors of the Notes that are issued on the Issue Date and the Guarantees (but not including any Additional Notes) and (ii) any Permitted Refinancing incurred pursuant to this clause (aa) plus any Additional Refinancing Amount (if applicable);

(bb) Indebtedness Incurred or Disqualified Stock issued by the Issuer or any Restricted Subsidiary or Preferred Stock issued by any of its Restricted Subsidiaries to the extent that the net proceeds thereof are substantially contemporaneously and irrevocably deposited with the Trustee (in an amount sufficient to pay and discharge the entire Indebtedness on the Notes and under the other Notes Documents) to satisfy and discharge the Notes and the other Notes Documents in accordance with Section 8.01;

(cc) (i) Indebtedness in respect of letters of credit for the account of the Issuer or any Restricted Subsidiary so long as (A) such Indebtedness is not secured by a Lien on Collateral other than Liens permitted under Section 4.12 or the definition of “Permitted Liens” and (B) the aggregate face amount of such letters of credit does not exceed the greater of (I) 10% of Closing Date EBITDA and (II) 10% of TTM Consolidated Adjusted EBITDA, in each case determined at the time of issuance of such letter of credit and (ii) Indebtedness in respect of letters of credit that are fully cash collateralized;

(dd) Attributable Indebtedness relating to any transaction (including incurred in connection with a Sale/Leaseback Transaction otherwise permitted) and any Permitted Refinancing incurred pursuant to this clause; and

(ee) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (dd) of this Section 4.03(2).

(3) For purposes of determining compliance with this Section 4.03, see Section 1.05 herein.

In the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the baskets described in clauses (a) through (ee) of Section 4.03(2) (or any portion thereof), or is entitled to be Incurred or issued as Ratio Debt, then the Issuer may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided that (x) all Indebtedness created pursuant to the Term Loan Credit Agreement on the Issue

Date shall be Incurred under clause (a) of Section 4.03(2) and may not be reclassified, (y) all Indebtedness created pursuant to the ABL Credit Agreement on the Issue Date shall be Incurred under clause (b) of Section 4.03(2) and may not be reclassified and (z) the Notes and the Guarantees outstanding on the Issue Date shall be Incurred under clause (aa) of Section 4.03(2) and may not be reclassified.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount or deferred financing costs, the accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (c) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such dated prepared in accordance with GAAP.

For purposes of determining compliance with any U.S. dollar-denominated restriction (or restriction based on a percentage of TTM Consolidated Adjusted EBITDA, if greater) on the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness, Disqualified Stock or Preferred Stock is Incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction (or restriction based on a percentage of TTM Consolidated Adjusted EBITDA, if greater) to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, the U.S. dollar-denominated restriction (or restriction based on a percentage of TTM Consolidated Adjusted EBITDA, if greater) will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus any Additional Refinancing Amount (if applicable).

Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuer and the Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

Section 4.04 Limitation on Restricted Payments.

(1) The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution on account of any of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receive at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of Equity Interests);

(b) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer including in connection with any merger, amalgamation or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, or (B) Indebtedness permitted under Section 4.03(2)(d); or

(d) make any Restricted Investment

(all such payments and other actions set forth in clauses (a) through (d) of this Section 4.04(1) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) (x) in the case of a Restricted Investment, no Specified Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (y) in the case of all other Restricted Payments, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a Pro Forma Basis, the Issuer could Incur $1.00 of additional Indebtedness of Ratio Debt; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Section 4.04(2)(m) below, but excluding all other Restricted Payments permitted by Section 4.04(2)(b)), is less than the amount equal to the Cumulative Credit outstanding at such time.

For the avoidance of doubt, the payment of any Contractual Obligation that is based on, or measured with respect to the value of an Equity Interest, including any such Contractual Obligations constituting compensation arrangements, shall not be considered a Restricted Payment.

(2) Section 4.04(1) shall not prohibit the following:

(a) each Restricted Subsidiary may make Restricted Payments to the Issuer and to any other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Issuer or any such other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary according to the applicable terms of the relevant class of Equity Interests or as otherwise required by the applicable Organization Documents);

(b) the Issuer and each of the Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the form of Equity Interests (other than Disqualified Stock that are prohibited by Section 4.03) of such Person;

(c) [reserved];

(d) to the extent constituting Restricted Payments, the Issuer and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of the definition of “Permitted Investments” (other than clause (e) thereof), Section 5.01 and Section 4.07 (other than Section 4.07(B)(1) or (B)(10));

(e) Restricted Payments in respect of the repurchase of Equity Interests in the Issuer or any Restricted Subsidiary that occur upon or in connection with the exercise of stock options or warrants or similar rights if such Restricted Payments represent a portion of the exercise price of such options or warrants or similar rights or tax withholding obligations with respect thereto;

(f) the Issuer may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer held by any Management Stockholder, including pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any employee, director, officer, manager, consultant, independent contractor or distributor of the Issuer or any of its Subsidiaries; provided, that the aggregate Restricted Payments made pursuant to this clause (f) after the Issue Date shall not exceed:

(i) the greater of (A) 20% of Closing Date EBITDA and (B) 20% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination in any calendar year, with unused amounts in any calendar year being carried over to the next two succeeding calendar years; plus

(ii) an amount not to exceed the cash proceeds of key man life insurance policies received by the Issuer or the Restricted Subsidiaries after the Issue Date; plus

(iii) to the extent contributed in cash to the common Equity Interests of the Issuer and Not Otherwise Applied, the proceeds from the sale of Equity Interests of the Issuer or any other Parent Entity, in each case to a Person that is or becomes a Management Stockholder that occurs after the Issue Date; plus

(iv) the amount of any cash bonuses or other compensation otherwise payable to any Company Person that are foregone in return for the receipt of Equity Interests of the Issuer or a Parent Entity, the Issuer or any Restricted Subsidiary; plus

(v) payments made in respect of withholding or other similar taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of the Issuer or its Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (i) and (ii) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any Management Stockholder in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(g) [reserved];

(h) Restricted Payments (i) made in connection with the payment of cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition, Investment or other transaction permitted by this Indenture or (ii) to honor any conversion request by a holder of convertible Indebtedness and to make cash payments in lieu of the issuance of fractional shares in connection with any such conversion and payments on convertible Indebtedness in accordance with its terms;

(i) the declaration and payment of dividends on the Issuer’s common stock or purchase of or other retirement of Equity Interests of the Issuer per annum, not to exceed the greater of (A) the sum of (i) 6.0% of the net proceeds of the Issuer’s initial public offering and (ii) any follow-on offering and (B) an amount equal to 7.0% of the Market Capitalization of the Issuer or any applicable public company parent of the Issuer at the time of such determination;

(j) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar taxes payable by any Management Stockholder, including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(k) Restricted Payments of Equity Interests in, Indebtedness owing from, and/or other securities of or Investments in, any Unrestricted Subsidiaries (other than any Unrestricted Subsidiaries the assets of which solely consist of cash or Cash Equivalents received from an Investment by the Issuer and/or any Restricted Subsidiary into it);

(l) payments or distributions to satisfy dissenters rights (including in connection with or as a result of the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential) pursuant to or in connection with a merger, amalgamation, consolidation, transfer of assets or other transaction permitted by this Indenture;

(m) payments or distributions of a Restricted Payment or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of notice thereof as applicable, if at the date of declaration thereof, such Restricted Payment would have been permitted under this Indenture;

(n) Restricted Payments in an aggregate amount not to exceed the sum of (A) with respect to Restricted Payments described in clauses (a) and (b) of the definition thereof, the greater of (x) 25% of Closing Date EBITDA and (y) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination and (B) with respect to Restricted Payments described in clause (c) of the definition thereof, the greater of (x) $200.0 million and (y) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, provided that in the case of either (A) or (B), no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(o) Restricted Payments; provided that (i) in the case of Restricted Payments described under clauses (a), (b) and (c) of the definition thereof, (x) the Total Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment and on a Pro Forma Basis) for the Test Period immediately preceding the making of such Restricted Payment would be less than or equal to the Closing Date Total Net Leverage Ratio less 0.50 to 1.00 and (y) no Specified Event of Default shall have occurred and be continuing or would result therefrom, and (ii) in the case of Restricted Payments described under clause (d) of the definition thereof, (x) the Total Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment and on a Pro Forma Basis) for the Test Period immediately preceding the making of such Restricted Payment would be less than or equal to the Closing Date Total Net Leverage Ratio less 0.25 to 1.00 and (y) no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(p) (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”), including any accrued and unpaid dividends thereon, or Subordinated Indebtedness of the Issuer or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale of Refunding Capital Stock, and

(iii) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (m) of this Section 4.04(2) and not made pursuant to subclause (ii) of this clause (p), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(q) the redemption, repurchase, defeasance, or other acquisition or retirement of Disqualified Stock or Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor which, in each case, is Incurred or issued, as applicable, in accordance with Section 4.03 so long as:

(i) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Disqualified Stock being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(ii) such new Indebtedness is subordinated to the Notes or the related Guarantee of such Guarantor,

(iii) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Disqualified Stock being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(iv) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Disqualified Stock being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Disqualified Stock being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(r) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued or Incurred in accordance with Section 4.03;

(s) (i) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; [reserved]; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(2)(p); provided, however, in the case of each of (i) and (iii) above of this clause (s), that for the most recently ended four full fiscal quarters for which internal financial statements are available, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) or declaration on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt;

(t) Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(u) any consideration, payment, dividend, distribution or other transfer in connection with a Qualified Securitization Financing;

(v) payments or distributions to dissenting stockholders or stockholders exercising appraisal rights pursuant to applicable Law or as a result of the settlement of any claims or action (whether actual, contingent or potential), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer or Alternate Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer or Alternate Offer have been repurchased, redeemed or acquired for value;

(w) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any Management Stockholder of the Issuer or any Restricted Subsidiary;

(x) the repurchase, redemption or other acquisition or retirement for value of any Preferred Stock, any Disqualified Stock or any Subordinated Indebtedness pursuant to provisions similar to those described in

Sections 4.06 and 4.08; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(y) the Issuer may (i) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests of the Issuer or any Restricted Subsidiary (“Treasury Equity Interests”), in exchange for, or with the proceeds (to the extent contributed to the Issuer substantially concurrently) of the sale or issuance (other than to the Issuer or any Restricted Subsidiary) of, other Equity Interests or rights to acquire its Equity Interests and (y) declare and pay dividends on any Treasury Equity Interests out of any such proceeds;

(z) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Stock, except to the extent issued by the Issuer to a Restricted Subsidiary) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (and in no event shall such contribution or issuance so utilized increase the Cumulative Credit) (other than Disqualified Stock, except to the extent issued by the Issuer to a Restricted Subsidiary);

(aa) Investments in Unrestricted Subsidiaries that do not exceed in the aggregate at any time outstanding the sum of (1) the greater of (i) 25% of Closing Date EBITDA and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination and (2) to the extent not used to increase the Cumulative Credit, an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in any such Investment made pursuant to this clause (aa);

(bb) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization; provided that if immediately after giving Pro Forma Effect to any such Permitted Reorganization and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Issuer or another Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this Section 4.04 or as a Permitted Investment (and constitute utilization of such other Restricted Payment or Permitted Investment exception or capacity);

(cc) the redemption, repurchase, defeasance, or other acquisition or retirement of Indebtedness of any Person that becomes a Restricted Subsidiary after the Issue Date in connection with a transaction not prohibited by this Indenture;

(dd) the redemption, repurchase, defeasance, or other acquisition or retirement of Indebtedness consisting of the payment of regularly scheduled interest and principal payments, payments of fees, expenses, penalty interest and indemnification obligations when due, and mandatory prepayment, mandatory redemptions and mandatory purchases and offers to repurchase pursuant to the terms of such Indebtedness, other than payments prohibited by any applicable subordination provisions; and

(ee) Restricted Payments consisting of a payment to avoid the application of Section 163(e)(5) of the Code.

The amount of any Restricted Payment at any time shall be the amount of cash and the Fair Market Value of other property subject to the Restricted Payment at the date of determination or the time such Restricted Payment is made. For purposes of determining compliance with this Section 4.04, (A) a Restricted Payment or Permitted Investment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) or Permitted Investments (or any portion thereof) described in the above clauses of this Section 4.04 or the definitions thereof but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) or Permitted Investments (or any portion thereof) described in the above clauses of this Section 4.04 or the definitions thereof, the Issuer may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) in any manner that complies with this Section 4.04 and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) or Permitted Investments (or any portion thereof) described in the above clauses of this Section 4.04 or the definition of “Permitted Investment”.

The amount set forth in Section 4.04(2)(n)(A) may, in lieu of Restricted Payments described in Section 4.04(1)(a) and Section 4.04(1)(b), be utilized by the Issuer or any Restricted Subsidiary to make any other Restricted Payment described in Section 4.04(1)(c) or Section 4.04(1)(d) and the amount set forth in Section 4.04(2)(n)(B) may, in lieu of Restricted Payments described in Section 4.04(1)(c), be utilized by the Issuer or any Restricted Subsidiary to make Restricted Investments.

As of the Issue Date, all of the Subsidiaries of the Issuer will be Restricted Subsidiaries. The Issuer will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated on such date of designation will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments”. Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”. Notwithstanding anything to the contrary contained herein, in no event shall the Issuer or any Restricted Subsidiary (a) consummate any disposition of any material intellectual property to any Unrestricted Subsidiary , (b) contribute or otherwise make any Investment of any material intellectual property to or in any Unrestricted Subsidiary or (c) designate any Subsidiary as an Unrestricted Subsidiary if such Subsidiary owns any material intellectual property; provided that the foregoing clauses (a), (b) and (c) shall not apply to transactions that have a bona fide business purpose so long as such transactions are not undertaken to facilitate a financing (including a debtor in possession financing) or a Restricted Payment or undertaken in connection with a liability management transaction.

Section 4.05 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer will not, and will not permit any of the Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of the Issuer or any Restricted Subsidiary (other than an Excluded Subsidiary) that is not a Guarantor to:

(a) (i) make or pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary (1) on their Capital Stock or (2) with respect to any other interest or participation in, or measured by, their profits; or (ii) make or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b) make loans or advances to the Issuer or any Restricted Subsidiary; or

(c) sell, lease or transfer any of their properties or assets (other than Excluded Assets) to the Issuer or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions that:

(1) (A) exist on the Issue Date, (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness, (C) are pursuant to the Credit Agreements and the Credit Agreement Documents and any related Hedge Agreement, (D) exist under this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreements and any Permitted Refinancing thereof and (E) in each case, any similar contractual encumbrances or restrictions or any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(2) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or binding with respect to any asset at the time such asset was acquired;

(3) are Contractual Obligations of or represent Indebtedness of a Restricted Subsidiary that is not a Guarantor; provided that such Indebtedness is permitted by Section 4.03 hereof;

(4) are customary restrictions that arise in connection with (A) any Lien permitted by Section 4.12 hereof, and relate to the property subject to such Lien or (B) any Asset Sale permitted by Section 4.06 hereof applicable pending such Asset Sale solely to the assets (including Equity Interests) subject to such Asset Sale;

(5) are provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures permitted by this Indenture and applicable solely to such Joint Venture;

(6) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 4.03 hereof;

(7) are restrictions in leases, subleases, licenses, sublicenses or agreements governing a disposition of assets, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business so long as such restrictions relate to the assets subject thereto;

(8) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to clause (e), (g), (o)(i), (r), (s) or (t) of Section 4.03(2) hereof;

(9) restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;

(10) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(11) are restrictions on cash or other deposits or net worth imposed by customers, trade counterparties, suppliers or landlords under contracts entered into in the ordinary course of business or consistent with past practice or industry norm;

(12) arise in connection with cash or other deposits permitted under Section 4.12 hereof;

(13) comprise restrictions that are, taken as a whole, in the good faith judgment of the Issuer, no more restrictive with respect to the Issuer or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Indenture), or that the Issuer does not reasonably anticipate to materially and adversely affect the Issuer or Guarantors’ ability, taken as a whole, to make any payments required under this Indenture;

(14) apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Issuer or any Restricted Subsidiary;

(15) are customary restrictions contained in Indebtedness of the Issuer or any Restricted Subsidiary that is a Guarantor incurred after the Issue Date which is permitted to be incurred pursuant to Section 4.03 hereof;

(16) are under contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided that, such sale is permitted under this Indenture and any such encumbrance or restriction applies only to the assets so being sold;

(17) are purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in Section 4.05(c) on the property so acquired;

(18) any encumbrances or restrictions contained in any documents and agreements evidencing, relating to or otherwise governing a Qualified Securitization Financing with respect to any Securitization Subsidiary;

(19) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as either (x) such encumbrances and restrictions contained in any agreement or instrument will not materially adversely affect the Issuer’s ability to make anticipated principal or interest payments on the Notes as and when they come due (as determined in good faith by the Issuer) or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness, provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by Section 4.03 hereof;

(20) [reserved];

(21) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition other than in connection with the Incurrence of Indebtedness of the type contemplated by Section 4.03(2)(e)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(22) Contractual Obligations that are subject to the applicable override provisions of the Uniform Commercial Code;

(23) customary provisions (including provisions limiting the disposition, distribution or encumbrance of assets or property) included in sale leaseback agreements, or other similar agreements;

(24) net worth provisions contained in agreements entered into by the Issuer or any Restricted Subsidiary, so long as the Issuer has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Issuer or such Restricted Subsidiary to meet its ongoing obligations;

(25) restrictions arising in any agreement relating to (i) any obligations with respect to any cash management services to the extent such restrictions relate solely to the cash, bank accounts or other assets or activities subject to the applicable cash management services, (ii) any treasury arrangements and (iii) any Hedge Agreements;

(26) restrictions on the granting of a security interest in intellectual property contained in licenses, sublicenses or cross-licenses by the Issuer or any Restricted Subsidiary of such intellectual property, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business; or

(27) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (1) through (26) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith determination of the Issuer, not materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06 Asset Sales.

A. The Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of (or if not for Fair Market Value, the shortfall is permitted as an Investment by Section 4.04 herein) and (y) with respect to any disposition for a purchase price in excess of the greater of (A) 10% of Closing Date EBITDA and (B) 10% of TTM Consolidated Adjusted EBITDA as of the date of the disposition, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or a Restricted Subsidiary’s most recent balance sheet that are available or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or a Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment of the Notes and the Guarantee that are assumed by the transferee with respect to the applicable Asset Sale (or a third party in connection with such transfer) or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(b) any notes or other obligations or other securities or assets received by the Issuer or a Restricted Subsidiary from such transferee that are converted by the Issuer or a Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof;

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale;

(d) Consideration consisting of Indebtedness of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(e) any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (e) that is at that time outstanding, not in excess of the greater of (I) 20% of Closing Date EBITDA and (II) 20% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case be deemed to be Cash Equivalents for the purposes of this Section 4.06.

B. Within 540 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at their option:

(1) to repay (i) Indebtedness constituting Priority Lien Indebtedness that is secured by a Lien permitted under this Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (ii) if the assets or property disposed of in the Asset Sale were not Collateral, Indebtedness of a Restricted Subsidiary that is not a Guarantor, (iii) Notes Obligations or (iv) other Parity Lien Indebtedness and, if the assets or property disposed of in the Asset Sale were not Collateral, Pari Passu Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) (provided that if the Issuer or any Guarantor shall so reduce Obligations under such other Parity Lien Indebtedness or Pari Passu Indebtedness under this clause (iv) (which, for the avoidance of doubt, does not include Indebtedness described in clauses (i), (ii) and (iii) even if such Indebtedness may also constitute Parity Lien Indebtedness or Pari Passu Indebtedness), the Issuer will equally and ratably reduce Notes Obligations either, as the Issuer shall elect in its sole discretion, as provided under Section 3.03 herein, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase a pro rata principal amount of Notes at a purchase price equal to 100% of the principal amount thereof (or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any);

(2) to make an investment in any one or more businesses, assets, or property or capital expenditures, including restructuring or similar charges incurred to implement any such investment, in each case (a) used or useful in a Similar Business or (b) that replace the business, properties and assets that are the subject of such Asset Sale or, in each case, to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed or on or after the date 540 days prior to the consummation of such Asset Sale; or

(3) any combination of the foregoing;

provided that the Issuer and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (2) of this Section 4.06(B) if and to the extent that, within 540 days after the Asset Sale that generated the Net Proceeds, the Issuer or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (2) of this Section 4.06(B), and that investment is thereafter completed within 180 days after the end of such 540-day period.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility or otherwise use such Net Proceeds in any manner not prohibited by this Indenture and the Security Documents. If the Issuer has not elected to apply any Net Proceeds from any Asset Sale as provided and within the time period set forth in the two immediately preceding paragraphs of this Section 4.06, then, in lieu of applying such Net Proceeds in such manner, such Net Proceeds (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds”; provided that, (i) if the First Lien Net Leverage Ratio is equal to or less than the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00 after giving Pro Forma Effect to such Asset Sale, the amount of any such Net Proceeds (prior to any application or investment of Net Proceeds as provided above) from an Asset Sale shall be reduced by 50% and (ii) if the First Lien Net Leverage Ratio is equal to or less than the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00 after giving Pro Forma Effect to such Asset Sale, the amount of any such Net Proceeds (prior to any application or investment of Net Proceeds as provided above) from an Asset Sale shall be reduced by 100% (the percentage of Net Proceeds that constitutes Excess Proceeds shall be the “Excess Proceeds Applicable Percentage”).

If the aggregate amount of Excess Proceeds exceeds the greater of (i) 2.50% of Closing Date EBITDA and (ii) 2.50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Parity Lien Indebtedness, and if the asset or property disposed of in the Asset Sale was not Collateral, Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such other Parity Lien Indebtedness and Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Notes, such other Parity Lien Indebtedness or such Pari Passu Indebtedness were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or, in respect of such other Parity Lien Indebtedness or such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Parity Lien Indebtedness or such Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that the aggregate amount of Excess Proceeds exceeds the greater of (i) 2.50% of Closing Date EBITDA and (ii) 2.50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination by mailing, or delivering electronically if held by the DTC, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may, at its option, satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 540 days (or such longer period provided above) or with respect to Excess Proceeds equal to or less than the greater of (i) 2.50% of Closing Date EBITDA and (ii) 2.50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination (it being understood that such Net Proceeds used to make an Asset Sale Offer shall satisfy the foregoing obligations with respect to Net Proceeds whether or not such offer is accepted). To the extent that the aggregate amount of Notes (and such other Parity Lien Indebtedness or such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds

(any such amount, “Retained Declined Proceeds”) for any purpose that is not prohibited by this Indenture and shall not be required to use them for any other purpose. If the aggregate principal amount of Notes (and such other Parity Lien Indebtedness or such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Notwithstanding the foregoing, to the extent that (x) any of or all of the Net Proceeds of any Asset Sales by a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States or (y) repatriation to the United States of any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary would have a material adverse tax consequence (taking into account any foreign tax audit or benefit actually realized in connection with such repatriation) as determined by the Issuer in its sole discretion, exercised in good faith, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.06, and such amounts may be retained by the applicable Foreign Subsidiary so long, provided that (1) clause (x) of this paragraph shall apply to such amounts for so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law and is not subject to clause (y) of this paragraph, then such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly applied in compliance with this Section 4.06, and (2) in the case of where clause (y) applies and clause (x) does not apply, on or before the date on which any Net Proceeds so retained would otherwise have been required to be applied to prepayment or reinvestments, the Issuer applies an amount equal to such Net Proceeds to such prepayments or reinvestments as if such Net Proceeds had been received by the Issuer rather than such Foreign Subsidiary, less the amount (the “Netted Tax Amount”) of additional taxes that would have been payable or reserved against if such Net Proceeds had been repatriated to the United States by such Foreign Subsidiary; provided that, if at such a time within 12 months of the applicable prepayment or reinvestment event and not after such 12-month period, the repatriation of any Net Proceeds from such Foreign Subsidiary would no longer have material adverse tax consequences, such Foreign Subsidiary shall promptly repatriate an amount equal to the Netted Tax Amount, which amount shall be applied to the pro rata prepayment of Indebtedness of the Issuer or such Net Proceeds shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.

The time periods set forth in this Section 4.06 shall not start until such time as the Net Proceeds may be repatriated.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

If more Notes (and such other Parity Lien Indebtedness or such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the Issuer shall select the Notes (and such other Parity Lien Indebtedness or such Pari Passu Indebtedness) to be purchased on a pro rata basis, based on the amounts tendered or required to be purchased (with, in each case, such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000). Selection of such other Parity Lien Indebtedness and such Pari Passu Indebtedness will be made pursuant to the terms of such other Parity Lien Indebtedness or such Pari Passu Indebtedness, as applicable.

Notices of an Asset Sale Offer shall be provided as described under Section 3.04 and Section 3.05 herein. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The Issuer and the Guarantors will not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes the Security Documents and the Intercreditor Agreements.

Section 4.07 Transactions with Affiliates.

A. The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of (A) 10% of Closing Date EBITDA and (B) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, unless such Affiliate Transaction is on terms that are not materially less favorable, when taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person.

B. The foregoing provisions of clause (A) above will not apply to the following:

(1) transactions between or among the Issuer or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2) transactions on terms substantially as favorable to the Issuer or such Restricted Subsidiary as would be obtainable by the Issuer or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Issuer in good faith);

(3) the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions on or about the Issue Date;

(4) the issuance or transfer of Equity Interests of the Issuer to any Affiliate of the Issuer or any Management Stockholder of the Issuer or any of its Subsidiaries to the extent otherwise permitted by this Indenture and to the extent such issuance or transfer would not give rise to a Change of Control;

(5) [reserved];

(6) employment and severance arrangements and confidentiality agreements among the Issuer and the Restricted Subsidiaries and their respective Company Persons in the ordinary course of business and transactions pursuant to stock option, profits interest and other equity plans and employee benefit plans and arrangements;

(7) the licensing of trademarks, copyrights or other intellectual property in the ordinary course of business to permit the commercial exploitation of intellectual property between or among Affiliates and Subsidiaries of the Issuer;

(8) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, any Company Person of the Issuer and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

(9) any agreement, instrument or arrangement as in effect as of or about the Issue Date or any amendment thereto (so long as any agreement, instrument or arrangement together with all amendments thereto, taken as a whole, is not adverse to the holders of the Notes in any material respect as compared to the applicable agreement, instrument or arrangement as in effect on or about the Issue Date) (as determined by the Issuer in good faith);

(10) Restricted Payments permitted under Section 4.04 hereof and pursuant to the definition of “Permitted Investments”;

(11) customary payments by the Issuer and any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the Board of Directors of the Issuer in good faith or a majority of the Disinterested Directors of the Board of Directors of the Issuer in good faith;

(12) transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(13) [reserved];

(14) Investments by Affiliates in securities of or Indebtedness of the Issuer or any of the Restricted Subsidiaries so long as the Investment is being offered generally to other investors on the same or more favorable terms;

(15) payments to, or from, and transactions with, Joint Ventures;

(16) any Asset Sale of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(17) the existence of, or the performance by the Issuer or any Restricted Subsidiary of their obligations (including the payment of reasonable out of pocket costs and expenses and indemnities)under the terms of, any stockholders or other agreement (including any registration or participation rights agreement or purchase agreement related thereto) to which it (or any parent of the Issuer) is a party as of or about the Issue Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it (or any parent of the Issuer) may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of their obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement shall only be permitted by this clause (17) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise materially more adverse to the holders of the Notes than the original transaction, agreement or arrangement as in effect on or about the Issue Date or described in the Offering Memorandum, as determined in good faith by the Issuer;

(18) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(19) transactions between the Issuer or any of the Subsidiaries and any Person, a director of which is also a director of the Issuer (subject to the bona fide related party transaction policies of the Issuer and its Subsidiaries);

(20) payments, loans (or cancellation of loans) or advances to any Company Person that is (i) approved by a majority of the Disinterested Directors of the Board of Directors of the Issuer in good faith and (ii) otherwise in compliance with this Indenture;

(21) transactions with any Affiliate in its capacity as a lender party to the ABL Credit Agreement or Term Loan Credit Agreement or holder of the Notes or party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 4.03 herein (including Permitted Refinancings thereof) to the extent such Affiliate is being treated no more favorably than all other lenders or holders thereunder;

(22) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Issuer or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(23) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(24) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(25) [reserved];

(26) any contribution to the capital of the Issuer;

(27) transactions permitted by, and complying with, the provisions of Section 5.01 herein;

(28) pledges of Equity Interests of Unrestricted Subsidiaries;

(29) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(30) any employment agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(31) transactions undertaken in good faith (as certified by an Officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

Section 4.08 Change of Control.

(1) Upon the occurrence of a Change of Control after the Issue Date, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Issuer has previously or concurrently elected to redeem Notes as described in Article III of this Indenture.

(2) Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described in Article III of this Indenture, the Issuer shall mail to each holder’s registered address, or deliver electronically if held by the DTC, with a copy to the Trustee a notice (a “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on a Record Date to receive interest on the relevant Interest Payment Date);

(ii) the transaction or transactions that constitute, or are expected to constitute, such Change of Control;

(iii) the repurchase date, which shall be no earlier than 10 days nor later than 60 days (unless delivered in advance of a Change of Control) from the date such notice is mailed or delivered electronically, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below (in which case the expected repurchase date will be stated (which may be based on a date relative to the closing of the transaction that is expected to result in the Change of Control and which may be tolled until the closing of such transaction)); and

(iv) the instructions determined by the Issuer, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.

(3) A Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(4) Notwithstanding the provisions of this Section 4.08, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer, (ii) in connection with or in contemplation of any Change of Control, the Issuer (or any Affiliate of the Issuer) or a third party has made an offer to purchase, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer (an “Alternate Offer”), any and all notes validly tendered at a cash price equal to or higher than the Change of Control payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer, or (iii) the Issuer has previously issued a notice of a full redemption pursuant to Section 3.01.

(5) Notes repurchased by the Issuer pursuant to a Change of Control Offer or Alternate Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding clause (4) will have the status of Notes issued and outstanding.

(6) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

(7) At the time the Issuer delivers Notes to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.08.

(8) The Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

Section 4.09 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year (beginning with the fiscal year ending January 30, 2027), an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knew of any Default or Event of Default that occurred during such period (and, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer or Guarantors are taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer or Guarantors are taking or propose to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, within 30 days of any Officer becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived during such 30-day period), an Officer’s Certificate specifying such Default or Event of

Default, its status and what action the Issuer or the Guarantors are taking or propose to take with respect thereto.

Section 4.10 [Reserved].

Section 4.11 Future Guarantors. The Issuer will cause each Restricted Subsidiary that is not an Excluded Subsidiary and that guarantees or becomes an Issuer under the Term Loan Credit Agreement or any other Parity Lien Indebtedness to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto within 20 Business Days of the date of providing such guarantee under the Term Loan Credit Agreement pursuant to which such Restricted Subsidiary will guarantee payment of the Notes and the other Obligations under the Notes Documents. Each Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable Law relating to fraudulent conveyance, fraudulent transfer, preference, transfer at undervalue or similar Laws affecting the rights of creditors generally.

Each Person that becomes a Guarantor after the Issue Date shall also become a party to the applicable Security Documents and shall as promptly as practicable execute and deliver such security instruments and financing statements (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of Collateral that this Indenture provides may be delivered after the Issue Date (to the extent, and substantially in the form, delivered on the Issue Date or the date first delivered, as applicable (but no greater scope))) as may be necessary to vest in the Collateral Agent a perfected first-priority security interest (subject to Permitted Liens) in properties and assets that constitute Fixed Asset Collateral and a perfected second-priority security interest (subject to Permitted Liens) in properties and assets that constitute Current Asset Collateral, in either case, as security for such Guarantor’s Guarantee and as may be necessary to have such property or asset added to the Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

Each Guarantor’s Guarantee shall be released in accordance with the provisions of Section 12.02.

Section 4.12 Liens.

(a) Prior to a Covenant Suspension Event, following any Reversion Date and during any Suspension Period when there is no election by the Issuer pursuant to clause (b) below, the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness of the Issuer or a Restricted Subsidiary unless solely with respect to any assets or property that are not at such time Collateral, if the Issuer or any Restricted Subsidiary creates any Lien upon any property or assets that are not at such time Collateral to secure any Priority Lien Indebtedness or Parity Lien Indebtedness, it must concurrently grant a first-priority Lien upon such property or assets that would constitute Fixed Asset Collateral or a second-priority Lien upon such property or assets that would constitute Current Asset Collateral as security for the Notes or the applicable Guarantee, such that the property or assets subject to such Lien will constitute Collateral under this Indenture and the Security Documents, subject, in each case, to local law limitations and Permitted Liens until such time as such Indebtedness is no longer secured by a Lien.

(b) Following a Covenant Suspension Event, the Issuer may elect by written notice to the Trustee to be subject to an alternative covenant with respect to the limitation on Liens in lieu of the preceding paragraph (the date such notice is delivered, the “Liens Covenant Election Date”). Under this alternative covenant, from and after a Liens Covenant Election Date and until a Reversion Date, the Issuer will not, and will not permit any of the Issuer’s Principal Property Subsidiaries to, directly or indirectly, create, Incur any Lien of any kind upon any (1) Restricted Property or (2) shares of Capital Stock or evidence of Indebtedness for borrowed money issued by any Principal Property Subsidiary, whether owned at the Issue Date or thereafter acquired, without making effective provision, and the Issuer in such case will make or cause to be made effective provision, whereby the Notes and the applicable Guarantees shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(1) Liens that exist on the date of the Covenant Suspension Event;

(2) Liens on property, shares of Capital Stock or evidence of Indebtedness of any corporation existing at the time such corporation becomes a Guarantor;

(3) Liens in favor of the Issuer or any Guarantor;

(4) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or Indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

(5) Liens (i) on property, shares of Capital Stock or evidences of Indebtedness for borrowed money existing at the time of acquisition thereof (including acquisition through merger, amalgamation or consolidation), and construction and improvement Liens that are entered into within one year from the date of such construction or improvement; provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by the Issuer or any Guarantor except substantially unimproved real property on which the property so constructed or the improvement is located and (ii) for the acquisition of any real property, which Liens are created within 270 days after the completion of such acquisition to secure or provide for the payment of the purchase price of the real property acquired; provided that with respect to clauses (i) and (ii), any such Liens do not extend to any other property of the Issuer or any of the Guarantors (whether such property is then owned or thereafter acquired);

(6) mechanics’, landlords’ and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(7) Liens for taxes, assessments, or governmental charges or levies that are not delinquent or are being contested in good faith;

(8) Liens arising from any legal proceedings that are being contested in good faith;

(9) any Liens that (i) are incidental to the ordinary conduct of its business or the ownership of its properties and assets, including Liens incurred in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (iii) do not in the aggregate materially detract from the value of the property of the Issuer or any Guarantor or materially impair the use thereof in the operation of its business; and

(10) Liens for the sole purpose of extending, renewing or replacing in whole or in part any of the foregoing,

provided that, notwithstanding the provisions of this paragraph (b), during any Suspension Period, if the Liens Covenant Election Date has occurred, the Issuer or any Subsidiary may, without equally and ratably securing the Notes and the Guarantees, create or assume Liens that would otherwise be subject to the foregoing restrictions if at the time of such creation or assumption, and after giving effect thereto, Exempted Indebtedness does not exceed 10% of Total Assets.

(c) Any Lien that is granted to secure the Notes or any Guarantee under the preceding paragraph shall be automatically and unconditionally released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee.

(d) For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Indebtedness (or any portion thereof) need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to paragraph (a) above but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to paragraph (a) above, the Issuer may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.12 and at the time of classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to paragraph (a) above and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to the first paragraph hereof without giving Pro Forma Effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness (or any portion thereof) that may be Incurred pursuant to any other clause or paragraph (or any portion thereof) at such time; provided that, all Liens created pursuant to the Term Loan Credit Agreement and the ABL Credit Agreement, in each case on the Issue Date, will be deemed to have been Incurred in reliance on the exceptions in clauses (a) and (b) of the definition of “Permitted Liens”, respectively, and will not be permitted to be reclassified pursuant to this paragraph. In addition, with respect to any revolving loan Indebtedness or commitment relating to the Incurrence of Indebtedness that is designated to be incurred on any date pursuant to clause (c) of Section 4.03(2) herein, any Lien that does or that shall secure such Indebtedness may also be designated by the Issuer to be Incurred on such date and, in such event, any related subsequent actual Incurrence of such Lien shall be deemed for all purposes under this Indenture to be Incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien” until such time as the related Indebtedness is no longer deemed outstanding pursuant to clause (c) of Section 4.03(2) herein or the Issuer shall later divide, classify or reclassify such Lien in any other manner that complies with this Section 4.12. See also Section 1.05 herein.

(11) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (c) of the definition of “Indebtedness”.

Section 4.13 [Reserved].

Section 4.14 Maintenance of Office or Agency.

(a) The Issuer will maintain in the United States, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee as set forth in Section 13.02; provided that no service of legal process against the Issuer or any Guarantors may be made at any office of the Trustee.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04 herein.

Section 4.15 Covenant Suspension.

(a) If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from at least two of the Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day and continuing at all times thereafter and subject to the provisions of the succeeding paragraph, Sections 4.03, 4.04, 4.05, 4.06 (but only to the extent related to properties or assets of the Issuer or its Restricted Subsidiaries that do not constitute Collateral), 4.07, 4.11, upon the making of the election described under Section 4.12(b), Section 4.12(a) and 5.01(a)(iv) herein (collectively, the “Suspended Covenants”) will not be applicable to the Notes.

(b) If and while the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) there is a withdrawal of an Investment Grade Rating or downgrade of the rating assigned to the Notes below an Investment Grade Rating such that, as a result, the Notes no longer have an Investment Grade Rating from at least two of the Rating Agencies, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The Guarantees of the Guarantors will be automatically released during the Suspension Period pursuant to Section 12.02 (subject, for the avoidance of doubt, to reinstatement to the extent required by clause (e) below).

(c) The Issuer will provide the Trustee with notice of each Covenant Suspension Event or Reversion Date within five Business Days of the occurrence thereof. The Trustee shall have no duty to monitor the ratings of the Notes or the occurrence of a Covenant Suspension Event or Reversion Date or provide notice to the holders of the Notes of any such Covenant Suspension Event or Reversion Date.

(d) On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(2)(c). Except as described in this paragraph, calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 hereof will be made as though Section 4.04 hereof had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04 hereof, except as described in the immediately succeeding sentence. No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with Section 4.04 hereof when made as if such covenant were in effect during such period; provided that, calculation of amounts available to be made as Restricted Payments pursuant to Section 4.04 hereof on and after the Reversion Date shall take into account and deduct any amounts used for such designation during the Suspension Period as if such covenant were in effect throughout the Suspension Period. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.07(B)(17), and for purposes of Section 4.05 hereof, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to clause (1) of the second paragraph of Section 4.05 hereof.

(e) As described above, however, no Default or Event of Default (as defined below) will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or the Restricted Subsidiaries during the Suspension Period and the Issuer and any Subsidiary of the Issuer will be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby; provided that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made using the amount available under Section 4.04(1)(iii) hereof, and if not permitted by such clause, such Restricted Payment shall be deemed permitted thereunder and shall be deducted for purposes of calculating the amount available pursuant to such clause (which may not be less than zero). The Issuer shall be required to comply and cause its Restricted Subsidiaries to comply with Section 4.11 hereof after the Reversion Date with respect to any guarantee entered into by such Subsidiary during the Suspension Period to the extent required by Section 4.11 hereof.

(f) For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

Article V
SUCCESSOR COMPANY

Section 5.01 When Issuer and Guarantors May Merge or Transfer Assets.

(1) The Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into, consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all (whether now owned or hereafter acquired) of its properties or assets in one or more related transactions, to any Person unless:

(a) the Issuer is the surviving Person or the Person formed by or surviving following any such consolidation, amalgamation, merger, winding up or conversion, the Division Successor surviving any Division (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(b) (x) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture, the Notes and the Security Documents pursuant to supplemental indentures or other applicable documents or instruments or (y) in the case of a Division where the Issuer is the Dividing Person, the Division Successor shall remain or become a co-issuer of the Notes;

(c) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(d) immediately after giving Pro Forma Effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt;

(e) if the Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes, and that the Security Documents shall continue to be in effect and such Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable Law to preserve and protect the Lien on the Collateral owned by such Guarantor;

(f) to the extent any property or assets of the Successor Company, or the Person that is merged, amalgamated or consolidated with or into the Successor Company, are property or assets of the type that would constitute Collateral under the Security Documents or the Intercreditor Agreements, the Successor Company will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Security Documents and the Intercreditor Agreements

in the manner and to the extent required by this Indenture or any of the Security Documents or Intercreditor Agreements and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Security Documents and the Intercreditor Agreements;

(g) Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Company shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12;

(h) the Successor Company shall become a party to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement by joinder or supplement; and (i) the Successor Company shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under this Indenture, the Notes, the Security Documents and the Intercreditor Agreements, and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture, the Notes, the Security Documents and the Intercreditor Agreements. Notwithstanding the foregoing clauses (c) and (d), (a) the Issuer or any Restricted Subsidiary may merge, consolidate or amalgamate with, consummate a Division as the Dividing Person or transfer all or part of their properties and assets to a Restricted Subsidiary, (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States, the District of Columbia or any territory of the United States (each, a “Permitted Jurisdiction”) or may convert into a corporation, partnership, limited liability company or similar entity, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby, (c) the Issuer may convert into a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and (d) the Issuer may change its name. This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries, including, for the avoidance of doubt, pursuant to Qualified Securitization Financings.

(2) Subject to certain provisions in this Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Guarantor and other release provisions, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into, consummate a Division as the Dividing Person (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(a) either (i) such Guarantor is the surviving or continuing Person or the Person formed by or surviving or continuing following any such consolidation, amalgamation or merger, the Division Successor surviving any Division (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture, the Guarantee, and the Security Documents, as applicable, pursuant to a supplemental indenture or other applicable documents or instruments, or (ii) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.06;

(b) to the extent any property or assets of the Successor Guarantor, or the Person that is merged, amalgamated or consolidated with or into the Successor Guarantor, are property or assets of the type that would constitute Collateral under the Security Documents or the Intercreditor Agreements, the Successor Guarantor will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Security Documents and the Intercreditor Agreements in the manner and to the extent required by this Indenture or any of the Security Documents or Intercreditor

Agreements, and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Security Documents and the Intercreditor Agreements;

(c) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture, the Security Documents and the Intercreditor Agreements, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12;

(d) the Successor Guarantor shall become a party to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement by joinder or supplement; and

(e) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture, the Guarantee, the Security Documents and the Intercreditor Agreements, as applicable, and such Guarantor will automatically be released and discharged from its obligations under this Indenture, its Guarantee, the Security Documents and the Intercreditor Agreements. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating or reorganizing such Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby, (2) a Guarantor may merge, amalgamate or consolidate with the Issuer or any Restricted Subsidiary, (3) any Guarantor may convert into a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and (4) any Guarantor may change its name.

In addition, notwithstanding the foregoing, a Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Issuer or any Restricted Subsidiary.

Article VI
DEFAULTS AND REMEDIES

Section 6.01 Events of Default. An “Event of Default” occurs with respect to Notes if:

(1) there is a default in any payment of interest on any Note when due, continued for 30 days;

(2) there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) there is failure by the Issuer for 120 days after receipt of written notice given by the Trustee or the holders of not less than 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements contained in Section 4.02;

(4) there is a failure by the Issuer or any Restricted Subsidiary for 90 days after written notice given by the Trustee or the holders of not less than 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in the Notes, this Indenture or the Security Documents;

(5) there is a failure by the Issuer or any Significant Subsidiary (other than any Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Securitization

Subsidiary) to pay any Indebtedness for borrowed money (other than Indebtedness owing to the Issuer or a Restricted Subsidiary or any Qualified Securitization Financing) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds the greater of (I) 25% of Closing Date EBITDA and (II) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, or, in each case, its foreign currency equivalent;

(6) the Issuer or a Significant Subsidiary (other than any Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Securitization Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

a) commences a voluntary case;

b) consents to the entry of an order for relief against it in an involuntary case;

c) consents to the appointment of a Custodian of it or for any substantial part of its property; or

d) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

a) is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

b) appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

c) orders the winding up or liquidation of the Issuer or any Significant Subsidiary;

d) or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(8) there is a failure by the Issuer or any Significant Subsidiary (other than any Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Securitization Subsidiary) to pay final judgments aggregating in excess of the greater of (x) 25% of Closing Date EBITDA and (y) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination or, in each case, its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days;

(9) the Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms of the Notes or in accordance with the terms of this Indenture) or the Issuer or any Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms in writing its obligations under this Indenture or any Guarantee with respect to the Notes (except as contemplated by the terms of the Notes or in accordance with the terms of this Indenture) and such Default continues for ten days;

(10) (x) any material provision of any Security Document or Intercreditor Agreement with respect to the Notes, at any time, (a) ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreements or (b) is declared invalid or unenforceable by a court of competent jurisdiction, (y) the Issuer or any Guarantor contests in writing the validity or enforceability of any provision of any Security Document or Intercreditor Agreement or (z) the Issuer or any Guarantor denies in writing that it has any further liability under this Indenture or any Security Document or Intercreditor Agreement or gives written notice to revoke or rescind any Security Document or the perfected first-priority or second-priority Liens, as applicable, created thereby with respect to such series of notes, other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreements; or

(11) any Security Document covering a material portion of the Collateral for any reason (other than pursuant to the terms of the Notes or in accordance with the terms of this Indenture) ceases to create a valid and perfected first-priority or second-priority Lien, as applicable, on and security interest in any material Collateral covered thereby with respect to the Notes, subject to Permitted Liens, except to the extent that any such perfection or priority is not required pursuant to this Indenture and the Security Documents or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (4) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of at least 30% in aggregate principal amount of outstanding Notes notify the Issuer, with a copy to the Trustee, of the default and the Issuer does not cure such default within the time specified in clauses (3) or (4) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

If a Default occurs and is continuing and is actually known to a Trust Officer or the written notice thereof is received by the Trustee at the Corporate Trust Office, the Trustee must mail, or deliver electronically if held by the DTC, to each holder of the Notes notice of the Default within the later of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee (unless such Default has been cured or waived during such time). Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the noteholders.

Any notice of Default, notice of acceleration or instruction to the Trustee or the Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such holder delivered to the Issuer and the Trustee or the Collateral Agent, as applicable, that such holder is not (or, in the case such holder is the DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is the DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the DTC or its nominee, and the DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (except for any indemnity which may have been provided to the Trustee and the Collateral Agent), with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee and the Collateral Agent shall be deemed not to have received the Noteholder Direction or any notice of such Default or Event of Default.

For the avoidance of doubt, (i) the foregoing paragraphs shall not apply to any holder that is a Regulated Bank and (ii) the Trustee and the Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Collateral Agent shall have any liability to the Issuer, any holder or any other Person in acting in good faith on a Noteholder Direction.

The Issuer is also required to deliver to the Trustee, within 30 days after an Officer becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived during such 30-day period), written notice of such event and what action the Issuer is taking or proposes to take in respect thereof. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee pursuant to the notice provisions of this Indenture;

The term “Bankruptcy Law” means the Bankruptcy Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Section 6.02 Acceleration. If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency, corporate arrangement or reorganization of the Issuer) occurs and is continuing, the Trustee by notice to the Issuer or the holders of at least 30% in aggregate principal amount of outstanding Notes by notice to the Issuer, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of Section 6.01, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 30 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04 Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority. Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent, as the case may be. The Trustee and the Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with Law or this Indenture or that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee or the Collateral Agent in personal liability (it being understood that neither the Trustee nor the Collateral Agent has a duty to determine whether such actions are prejudicial to any holder). Prior to taking any action under this Indenture, the Trustee and Collateral Agent will be entitled to indemnification satisfactory to them in each of their sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06 Limitation on Suits.

In case an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the holders unless such holders have offered, and if requested, provided to the Trustee and/or the Collateral Agent indemnity or security satisfactory to each of them against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreements) unless:

(1) such holder has previously given the Trustee written notice that an Event of Default is continuing,

(2) holders of at least 30% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy,

(3) such holders have offered, and if requested, provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

Section 6.07 Contractual Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any holder to receive payment of principal of and interest on the Note held by such holder, on or after the respective due dates thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Section 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

Section 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuer, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Trustee to vote in respect of the claim of any holder in any such proceeding.

Section 6.10 Priorities. Any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuer’s or any Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee and the Collateral Agent, their agents and attorneys for amounts due hereunder;

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuer or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each holder and the Issuer a notice that states the record date, the payment date and the amount to be paid.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Article VI does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

Section 6.12 Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article VII
TRUSTEE AND COLLATERAL AGENT

Section 7.01 Duties of Trustee and Collateral Agent.

(1) If an Event of Default has occurred and is continuing for which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(2) The Trustee, except during the continuance of an Event of Default for which a Trust Officer of the Trustee has actual knowledge and, at all times, the Collateral Agent:

(a) undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, the Intercreditor Agreements and the Security Documents and no implied covenants or obligations shall be read into this Indenture, the Intercreditor Agreements or the Security Documents against the Trustee and the Collateral Agent (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(b) in the absence of gross negligence or willful misconduct on its part, the Trustee and the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Collateral Agent and conforming to the requirements of this Indenture and the Security Documents. Neither the Trustee nor the Collateral Agent shall be under any duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee and the Collateral Agent shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(3) Neither the Trustee nor the Collateral Agent may be relieved from liability for its own negligent action, its own negligent failure to act (or, in the case of the Collateral Agent, grossly negligent action or its own grossly negligent failure to act) or its own willful misconduct, except that:

(a) this paragraph does not limit the effect of paragraph (2) of this Section 7.01;

(b) neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee or the Collateral Agent was negligent (or, in the case of the Collateral Agent, grossly negligent) in ascertaining the pertinent facts;

(c) the Trustee and the Collateral Agent shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 herein; and

(d) no provision of this Indenture or the Security Documents shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security against such risk or liability is not reasonably assured to it.

(4) Every provision of this Indenture that in any way relates to the Trustee and the Collateral Agent is subject to paragraphs (1), (2) and (3) of this Section 7.01.

(5) Neither the Trustee nor the Collateral Agent shall be liable for interest on any money received by it except as the Trustee and the Collateral Agent may agree in writing with the Issuer.

(6) Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(7) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Collateral Agent shall be subject to the provisions of this Section 7.01.

Section 7.02 Rights of Trustee and Collateral Agent.

(1) The Trustee and the Collateral Agent may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Collateral Agent need not investigate any fact or matter stated in the document.

(2) Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, except that (x) no Officer’s Certificate or Opinion of Counsel will be required to be furnished to the Trustee or the Collateral Agent in connection with the authentication and delivery of the Initial Notes on the Issue Date and (y) no Opinion of Counsel will be required to be furnished to the Trustee or the Collateral Agent in connection with the execution of any indenture supplement in the form of Exhibit C to add a new Guarantor under this Indenture or evidencing the release of a Guarantor pursuant to Section 12.02 herein. Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(3) Each of the Trustee and the Collateral Agent may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(4) Neither the Trustee nor the Collateral Agent shall be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s or the Collateral Agent’s conduct does not constitute willful misconduct or gross negligence.

(5) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(6) Each of the Trustee and the Collateral Agent may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Security Documents and the Intercreditor Agreements shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(7) The Trustee and the Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, judgment, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but each of the Trustee and the Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall Incur no liability of any kind by reason of such inquiry or investigation.

(8) Neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture, the Intercreditor Agreements or the Security Documents at the request or direction of any of the holders pursuant to this Indenture, the Intercreditor Agreements or the Security Documents, unless such holders shall have offered, and if requested, provided to the Trustee or the Collateral

Agent security or indemnity satisfactory to the Trustee or the Collateral Agent, as applicable, against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(9) The rights, privileges, protections, immunities and benefits given to the Trustee or the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee or the Collateral Agent in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(10) Neither the Trustee nor the Collateral Agent shall be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the Collateral Agent or the exercising of any power conferred by this Indenture, the Intercreditor Agreements or the Security Documents.

(11) Any action taken, or omitted to be taken, by the Trustee or the Collateral Agent in good faith pursuant to this Indenture, the Intercreditor Agreements or the Security Documents upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(12) Neither the Trustee nor the Collateral Agent shall be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee or Collateral Agent, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee or Collateral Agent, as applicable, at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(13) The Trustee or the Collateral Agent may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Intercreditor Agreements or the Security Documents, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(14) Neither the Trustee nor the Collateral Agent shall be responsible or liable for punitive, special, indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(15) Neither the Trustee nor the Collateral Agent shall be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture, the Intercreditor Agreements or the Security Documents.

(16) Neither the Trustee nor the Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Indenture, the Intercreditor Agreements or the Security Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services or unavailability of Federal Reserve Bank wire or telex or other wire communication facilities; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(17) Any discretion, permissive right or privilege of the Trustee or the Collateral Agent to take the actions permitted by this Indenture shall not be construed as an obligation to do so.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Section 7.10.

Section 7.04 Trustee’s and Collateral Agent’s Disclaimer. Neither the Trustee nor the Collateral Agent shall be responsible for and neither the Trustee nor the Collateral Agent makes any representation as to the validity or adequacy of this Indenture, the Guarantees, the Notes, the Intercreditor Agreements or the Security Documents, neither shall be accountable for the Issuer’s use of the proceeds from the Notes, and neither shall be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuer having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

Section 7.05 Notice of Default. If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall mail, or deliver electronically if held by the DTC, to each holder of the Notes notice of the Default within the later of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee (unless such Default has been cured or waived during such time). Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may (without obligation) withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the noteholders.

Section 7.06 [Intentionally Omitted].

Section 7.07 Compensation and Indemnity. The Issuer shall pay to the Trustee and the Collateral Agent from time to time compensation as is agreed to from time to time by the Issuer, the Trustee and the Collateral Agent in writing for the Trustee’s and the Collateral Agent’s acceptance of this Indenture and its services hereunder. Neither the Trustee’s nor the Collateral Agent’s compensation shall be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse each of the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable out-of-pocket compensation and expenses, disbursements and advances of the Trustee’s and the Collateral Agent’s agents, counsel, accountants and experts. The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee, the Collateral Agent or any predecessor Collateral Agent and their respective directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses and including taxes (other than taxes based upon, measured by or determined by the income of the Trustee or the Collateral Agent)) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the Security Documents and Intercreditor Agreements, including the reasonable costs and expenses of enforcing this Indenture, Guarantee, the Intercreditor Agreements or the Security Documents against the Issuer or any Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any holder or any other Person). Each of the Trustee and the Collateral Agent shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such indemnified parties may have separate counsel and the Issuer and such Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuer and the Guarantors, as applicable, and such parties in connection with such defense. Neither the Issuer nor any Guarantor needs to pay for any settlement made without its consent, which consent will not be unreasonably withheld. The Issuer need not reimburse any compensation and expense or indemnify against any loss, liability, claim, damage or expense Incurred by an indemnified party through such party’s own willful misconduct or gross negligence.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Collateral Agent other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, the Intercreditor Agreements and the Security Documents, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee or the Collateral Agent. Without prejudice to any other rights available to the Trustee or the Collateral Agent under applicable law, when the Trustee or the Collateral Agent incurs expenses after the occurrence of an Event of Default specified in Section 6.01(6) or (7) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its reasonable satisfaction.

Section 7.08 Replacement of Trustee or Collateral Agent.

(1) The Trustee or the Collateral Agent may resign at any time upon 30 days advance written notice to the Issuer. The holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee or the Collateral Agent by so notifying the Trustee or Collateral Agent, as applicable, and the Issuer upon 30 days advance written notice and may appoint a successor Trustee or Collateral Agent, as applicable. The Issuer shall remove the Trustee or the Collateral Agent if:

(a) in the case of the Trustee, the Trustee fails to comply with Section 7.10;

(b) the Trustee or the Collateral Agent is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee or the Collateral Agent under any Bankruptcy Law;

(c) a receiver or other public officer takes charge of the Trustee or the Collateral Agent, as applicable, or its property; or

(d) the Trustee or the Collateral Agent otherwise becomes incapable of acting.

(2) If the Trustee or the Collateral Agent resigns, is removed by the Issuer or by the holders of a majority in aggregate principal amount of the then outstanding Notes and such holders do not reasonably promptly appoint a successor Trustee or successor Collateral Agent, if applicable, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee) or Collateral Agent (the Collateral Agent in such event being referred to herein as the retiring Collateral Agent) for any reason, the Issuer shall promptly appoint a successor Trustee or successor Collateral Agent, as applicable.

(3) A successor Trustee or successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or retiring Collateral Agent, as applicable, and to the Issuer. Thereupon the resignation or removal of the retiring Trustee or retiring Collateral Agent, as applicable, shall become effective, and the successor Trustee or successor Collateral Agent, as applicable, shall have all the rights, powers and duties of the Trustee or Collateral Agent under this Indenture. The successor Trustee or successor Collateral Agent shall send a notice of its succession to the holders. The retiring Trustee or the retiring Collateral Agent, as applicable, shall promptly transfer all property held by it as Trustee or Collateral Agent to the successor Trustee or successor Collateral Agent, as applicable, subject to the Lien provided for in Section 7.07.

(4) If a successor Trustee or successor Collateral Agent does not take office within 60 days after the retiring Trustee or retiring Collateral Agent resigns or is removed, the retiring Trustee or retiring Collateral Agent, as applicable, the Issuer or the holders of at least 10% in aggregate principal amount of the then outstanding

Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent.

(5) If the Trustee fails to comply with Section 7.10, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(6) Notwithstanding the replacement of the Trustee or the Collateral Agent pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee or retiring Collateral Agent.

Section 7.09 Successor by Merger. If the Trustee or the Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee or successor Collateral Agent, as applicable.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10 Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Article VIII
DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01 Discharge of Liability on Notes; Defeasance.

(1) This Indenture, the Security Documents and the Intercreditor Agreements (with respect to the Notes) shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and the Collateral Agent and the rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(a) either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by or on behalf of the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes not delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable) or to the date of maturity or redemption, as applicable, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable

Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(b) the Issuer and/or the Guarantors have paid all other sums due and payable under this Indenture; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(2) Subject to Sections 8.01(3) and 8.02, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture with respect to the holders of the Notes (“legal defeasance option”), and (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, 4.14 and 4.15 and the operation of Section 5.01 and covenants in Article XIII of this Indenture and the Security Documents for the benefit of the holders of the Notes, and Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7) (in the case of Sections 6.01(6) and 6.01(7) with respect to Significant Subsidiaries only), 6.01(8), 6.01(9), 6.01(10) or 6.01(11) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the Liens as they pertain to the Notes and Guarantees, will be released and the obligations of each Guarantor with respect to its Guarantee and, to the extent pertaining to the Notes and Guarantees, the Security Documents and the Intercreditor Agreements, shall be terminated simultaneously with the termination of such obligations.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7) (in the case of Sections 6.01(6) and (7), with respect to Significant Subsidiaries only), 6.01(8), 6.01(9), 6.01(10) or 6.01(11) or because of the failure of the Issuer and the Guarantors to comply with Section 5.01 or the covenants in Article XIII of this Indenture and the Security Documents.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminated.

(3) Notwithstanding clauses (1) and (2) of this Section 8.01, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09 and Article VII, including, without limitation, Sections 7.07 and 7.08 and in this Article VIII and the rights and immunities of the Trustee and the Collateral Agent under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights and immunities of the Trustee and the Collateral Agent under this Indenture shall survive such satisfaction and discharge.

Section 8.02 Conditions to Defeasance.

(1) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(a) the Issuer irrevocably deposits in trust with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof in an amount that is sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be;

(b) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(c) no Default specified in Section 6.01(6) or (7) with respect to the Issuer shall have occurred or is continuing on the date of such deposit;

(d) the deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;

(e) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(f) such exercise does not impair the contractual right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(g) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer; and

(h) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(2) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

Section 8.03 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

Section 8.04 Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee

(which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.05 Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.06 Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

Article IX
AMENDMENTS AND WAIVERS

Section 9.01 Without Consent of the Holders.

The Issuer, the Trustee and, if applicable, the Collateral Agent may amend this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreements without notice to or the consent of any holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for the assumption by a Successor Company (with respect to the Issuer) of the obligations of the Issuer under this Indenture, the Notes, the Security Documents and the Intercreditor Agreements;

(3) to provide for the assumption by a Successor Guarantor (with respect to any Guarantor), as the case may be, of the obligations of a Guarantor under this Indenture, its Guarantee, the Security Documents and the Intercreditor Agreements;

(4) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(5) to add a Guarantee with respect to the Notes;

(6) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or Intercreditor Agreements, or any release of Collateral pursuant to the terms of this Indenture or any of the Security Documents or Intercreditor Agreements;

(7) to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(8) to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the rights of any holder in any material respect (as determined in good faith by the Issuer);

(9) to conform the text of this Indenture, Guarantees, the Notes the Security Documents or the Intercreditor Agreements to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” in the Offering Memorandum was intended by the Issuer to be a verbatim recitation of a provision of this Indenture, Guarantees, the Notes, the Security Documents or the Intercreditor Agreements, as applicable, as stated in an Officer’s Certificate;

(10) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA (if the Issuer elects to qualify this Indenture under the TIA);

(11) to make changes to provide for the issuance of Additional Notes;

(12) to add provisions to this Indenture and a new form of Note to permit the issuance by the Issuer or its Subsidiary of escrow Notes under this Indenture, which may have different terms than other Notes issued under this Indenture so long as the proceeds of such Notes remain in escrow (including, but not limited to, separate collateral, different or no guarantees and special mandatory redemption provisions);

(13) to secure additional extensions of credit and add additional secured creditors holding other Parity Lien Indebtedness so long as such Parity Lien Indebtedness is not prohibited by the provisions of this Indenture or any other then-existing Parity Lien Indebtedness; or

(14) to add additional assets as Collateral.

Section 9.02 With Consent of the Holders. The Issuer and the Trustee may amend this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreements with the consent of the Issuer and the holders of at least a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions hereof may be waived with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (in each case, including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected, an amendment may not:

(1) reduce the percentage of the aggregate principal amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the dates on which any such Note may be redeemed as described under Article III herein (other than any change to the notice periods with respect to such redemption);

(5) make any Note payable in money other than that stated in such Note;

(6) expressly subordinate the Notes or any Guarantee to any other Indebtedness of the Issuer or any Guarantor;

(7) impair the contractual right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Note on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Note; or

(8) make any change in the amendment provisions or in the waiver provisions which require each holder’s consent.

In addition, without the consent of the holders of at least 662⁄3% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment, supplement or waiver may (1) have the effect of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture, the Security Documents or the Intercreditor Agreements) or changing or altering the priority of the security interests of the holders of the Notes in the Collateral under the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, (2) make any change in the Security Documents, the Intercreditor Agreements or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the holders of the Notes or (3) modify the Security Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the holders of the Notes in any material respect other than in accordance with the terms of this Indenture, the Security Documents or the Intercreditor Agreements; provided that (x) if any such amendment, supplement or waiver will only affect one series of notes (or less than all series of notes) then outstanding under this Indenture, then only the consent of the holders of at least 662⁄3% in aggregate principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of the Notes) shall be required.

The consent of the noteholders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

In addition, the holders will be deemed to have consented for purposes of this Indenture, the Security Documents and the Intercreditor Agreements (and, if applicable, the Junior Lien Intercreditor Agreement) to any of the following amendments and other modifications to this Indenture, the Security Documents or the Intercreditor Agreements (or, if applicable, the Junior Lien Intercreditor Agreement) and the entry into a Junior Lien Intercreditor Agreement:

(1) (a) to add other parties (or any authorized agent thereof or trustee therefor) holding Parity Lien Indebtedness that is incurred in compliance with the ABL Credit Agreement, the Term Loan Credit Agreement, this Indenture, the Security Documents and the Intercreditor Agreements and (b) to establish that the Liens on any Collateral securing such Parity Lien Indebtedness shall be pari passu under the Pari Passu Intercreditor Agreement with the Liens on such Collateral securing the Obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(2) to establish that the Liens on any Collateral securing any Indebtedness replacing the Term Loan Credit Agreement permitted to be incurred under this Indenture shall be pari passu to the Liens on such Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(3) to establish that the Liens on any Current Asset Collateral securing any Indebtedness replacing the ABL Credit Agreement permitted to be incurred under this Indenture shall be senior to the Liens on such Current Asset Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, and that the Liens on any Fixed Asset Collateral securing any such Indebtedness shall be junior to the Liens on such Fixed Asset Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment and other modification;

(4) upon any cancellation or termination of the ABL Credit Agreement without a replacement thereof, to establish that the Current Asset Collateral (in addition to the Fixed Asset Collateral) shall secure the Obligations under this Indenture, the Notes and the Guarantees on a first-priority basis, subject to the terms of the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification; and

(5) to secure additional extensions of credit and add additional secured creditors holding Indebtedness secured on a contractually junior basis on the Collateral to the Notes so long as such Indebtedness is not prohibited by the provisions of this Indenture and to enter into or amend the Junior Lien Intercreditor Agreement.

The Trustee and/or Collateral Agent is hereby authorized and directed to enter into the Intercreditor Agreements and the Security Documents. Each holder (a) authorizes and instructs the Trustee and/or the Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Trustee and/or the Collateral to the provisions thereof and (b) without any further consent of the holders, authorizes and instructs the Trustee and/or the Collateral Agent to execute and deliver the Intercreditor Agreements, any other intercreditor agreement or any amendment (or amendment and restatement) to the Security Documents or an Intercreditor Agreement contemplated by this Indenture. In connection with any such amendment of the Intercreditor Agreements, the Issuer shall provide an Officer’s Certificate to the Trustee and the Collateral Agent stating that such amendment complies with and/or is permitted by this Indenture, on which the Trustee and the Collateral Agent shall be entitled to conclusively rely without any investigation. In addition, each holder authorizes and directs the Trustee and/or the Collateral Agent to enter into any amendments to the Intercreditor Agreements.

No Opinion of Counsel will be required for the Trustee or Collateral Agent to execute any amendment or supplement entered into in connection with adding or releasing a Guarantor or adding or releasing Collateral; provided, that the Trustee and the Collateral Agent shall be entitled to conclusively rely on an Officer’s Certificate in executing such amendment or supplement or delivering such release.

For the avoidance of doubt, no amendment, waiver, modification or deletion of the provisions described under any of the covenants described under Article IV shall be deemed to impair or affect any rights of holders of the Notes to institute suit for the enforcement of any payment on or with respect to, or to receive payment of principal of, or premium, if any, or interest on, the Notes.

Section 9.03 Revocation and Effect of Consents and Waivers.

(1) A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer, the Guarantors and the Trustee.

(2) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for the Note shall issue and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.05 Trustee and Collateral Agent to Sign Amendments. The Trustee, and as applicable, the Collateral Agent, shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. If it does, the Trustee or the Collateral Agent, as applicable, may but need not sign it. In signing such amendment, the Trustee or the Collateral Agent, as applicable, shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officer’s Certificate and (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legally valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing or anything in this Indenture to the contrary, no Opinion of Counsel shall be required for the Trustee or the Collateral Agent to execute any supplemental indenture in the form of Exhibit C adding a new Guarantor under this Indenture or releasing a Guarantor pursuant to Section 12.02 or adding or releasing Collateral.

Article X
[INTENTIONALLY OMITTED]

Article XI
[INTENTIONALLY OMITTED]

Article XII
GUARANTEE

Section 12.01 Guarantee.

(1) Subject to this Article XII, each Guarantor hereby jointly and severally, fully and unconditionally guarantees, on a senior secured basis, to each holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns (i) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under this Indenture, the Notes, and the other Notes Documents, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer to the holders, the Trustee or the Collateral Agent under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(2) Each Guarantor waives (to the fullest extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that the Guaranteed Obligations will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. The obligations of each Guarantor hereunder shall not be affected by: (i) the failure of any holder, the Trustee or the Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension, acceleration or renewal of this Indenture, the Notes or any other agreement or any increase in the amount of Guaranteed Obligations; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder, the Trustee or the Collateral Agent for the Guaranteed Obligations or each Guarantor; (v) the failure of any holder, Trustee or the Collateral Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.02(b). Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed.

(3) Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(4) Each Guarantor further agrees that its Guarantee herein constitutes a continuing guarantee of payment, performance and compliance when due (and not a guarantee of collection).

(5) Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder, the Trustee or the Collateral Agent to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(6) Each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(7) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.01. Each Guarantor will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the holders under the Guaranteed Obligations.

(8) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) Incurred by the Trustee and the Collateral Agent in enforcing any rights under this Section 12.01.

(9) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 12.02 Limitation on Liability.

(1) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Guarantee or this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or transfer at undervalue or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

(2) A Guarantee as to any Restricted Subsidiary that is (or becomes) a party hereto on the date hereof or that executes a supplemental indenture in accordance with Section 4.11 hereof and provides a guarantee shall terminate and be of no further force or effect and such Guarantee shall be deemed to be automatically and unconditionally released upon any of the following:

(a) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation, dividend, distribution or otherwise) of the Capital Stock of the applicable Guarantor if after such transaction the applicable Guarantor is no longer a Restricted Subsidiary, and if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;

(b) (i) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary” or (ii) the occurrence of any other event following which such Guarantor is no longer a Restricted Subsidiary in a manner not in violation of this Indenture; provided that, no such release will occur if such Subsidiary continues to be a guarantor under the Term Loan Credit Agreement;

(c) the release or discharge of the guarantee by, or direct obligation of, such Guarantor of the Obligations under the Term Loan Credit Agreement or any other Parity Lien Indebtedness which resulted in the obligation to guarantee the Notes, including a release or discharge by or as a result of payment in connection with an enforcement of remedies under such guarantee or direct obligation, but other than a release or discharge by or as a result of payment under or the termination or repayment of the Term Loan Credit Agreement or such other Parity Lien Indebtedness;

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII or if the Issuer’s obligations under this Indenture are discharged (including pursuant to a satisfaction and discharge of this Indenture or through redemption or repurchase of all of the Notes or otherwise) in accordance with the terms of this Indenture;

(e) such Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Indebtedness or other exercise of remedies in respect thereof in accordance with the Intercreditor Agreements;

(f) upon the merger, amalgamation or consolidation of such Guarantor with and into the Issuer or another Guarantor or upon the liquidation or dissolution of such Guarantor, in each case, in a manner not in violation of this Indenture;

(g) as described under Article IX: and

(h) (i) such Guarantor becoming an Immaterial Subsidiary or (ii) such Guarantor becoming an Excluded Subsidiary (other than pursuant to clause (a) of the definition thereof as a result of a transfer of the Equity Interests of such Subsidiary to an Affiliate of the Issuer); provided that, no such release will occur if such Subsidiary continues to be a guarantor under the Term Loan Credit Agreement.

(3) To the extent the Issuer requests evidence of release of a Guarantor pursuant to this Section 12.02 or authorization from the Trustee, the Issuer shall deliver an Officer’s Certificate to the Trustee with respect to such release.

Section 12.03 [Intentionally Omitted].

Section 12.04 [Intentionally Omitted].

Section 12.05 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Collateral Agent and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

Section 12.06 Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 12.07 Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee and the Collateral Agent a supplemental indenture in the form of Exhibit C pursuant to which such Subsidiary shall become a Guarantor under this Article XII and shall guarantee the Notes. No Opinion of Counsel shall be required in connection with the execution and delivery of a supplemental indenture in the form of Exhibit C for the addition of a Guarantor under this Indenture.

Section 12.08 Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

Article XIII
COLLATERAL AND SECURITY

Section 13.01 Collateral.

(a) From and after the Issue Date the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees, and any and all other Notes Obligations, in each case, when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.07 and the other Notes Obligations, and the Notes, the Guarantees and the Security Documents, shall be secured by a Lien on the Fixed Asset Collateral on a first-priority basis and secured by a Lien on the Current Asset Collateral on a second-priority basis, in each case subject to Permitted Liens, as provided in this Indenture and the Security Documents to which the Issuer and the Guarantors, as the case may be, shall become parties to on the Issue Date or thereafter and will be secured by all of the Collateral pledged pursuant to the Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents. The Issuer, for the benefit of the holders, hereby appoints U.S. Bank Trust Company, National Association as the initial Collateral Agent, and the Collateral Agent is hereby authorized and directed to execute and deliver the Security Documents and the Intercreditor Agreements. Each holder by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment.

(b) Each holder, by its acceptance of any Notes and the Guarantees, consents and agrees to the terms of the Security Documents and the Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure and release of Collateral and the automatic amendments, supplements, consents, waivers and other modifications thereto without the consent of the holders) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Security Documents and the Intercreditor Agreements in accordance therewith, binding such holder to the terms thereof.

(c) The Trustee and each holder, by accepting the Notes and the Guarantees, acknowledges that, as more fully set forth in the Security Documents and the Intercreditor Agreements, the Collateral as hereafter constituted shall be held for the benefit of all the holders and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee and the holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder.

Section 13.02 [Intentionally Omitted].

Section 13.03 Impairment of Security Interests.

From and after the Issue Date neither the Issuer nor any of its Restricted Subsidiaries will (i) take or knowingly or negligently omit to take any action which would materially adversely affect or impair the Liens in favor of the

Collateral Agent, the Trustee and the holders of Notes with respect to the Collateral, unless such action or failure to take action is otherwise permitted by this Indenture, the Security Documents or the Intercreditor Agreements or (ii) grant any Person, or permit any Person to retain (other than the Collateral Agent), any Liens on the Collateral, other than Permitted Liens. From and after the Issue Date to the extent required under this Indenture or the Security Documents, the Issuer and each Guarantor will, at its sole cost and expense, execute, deliver and file such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the Obligations intended to be secured by the Security Documents, it being understood that the Trustee or the Collateral Agent is under no obligation to make such request.

Section 13.04 Further Assurances.

To the extent required under this Indenture or any of the Security Documents or the Intercreditor Agreements, from and after the Issue Date the Issuer and the Guarantors shall execute and file any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral, it being understood that the Trustee or the Collateral Agent is under no obligation to make such request. In addition, to the extent required under this Indenture or the Security Documents, from time to time, the Issuer and the Guarantors will reasonably promptly secure the obligations under this Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by this Indenture and/or the Security Documents.

Section 13.05 After-Acquired Property.

Upon the acquisition by any of the Issuer or the Guarantors after the Issue Date of any assets (other than Excluded Assets and exceptions based on immateriality thresholds of aggregate assets as set forth in the Security Documents), the Issuer or such Guarantor shall execute and deliver to the extent required by this Indenture and/or the Security Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, with the priority required by this Indenture and the Security Documents, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Section 13.06 [Intentionally Omitted].

Section 13.07 Negative Pledge.

From and after the Issue Date , the Issuer and each Guarantor shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, further pledge the Collateral as security or otherwise, subject to Permitted Liens; provided, however, that the Issuer, subject to compliance with Section 4.03 and Section 4.12, shall be permitted to issue an unlimited aggregate principal amount of Additional Notes, all of which may be secured by the Collateral.

Section 13.08 Release of Liens on the Collateral.

(a) The Liens on the Collateral will be released with respect to the Notes and the related Guarantees, as applicable:

(1) in part, as to any property or assets constituting Collateral, to enable us to consummate the disposition of such property or assets (to a Person that is not the Issuer or a Guarantor) to the extent permitted under Section 4.06;

(2) in the case of a Guarantor that is released from its Guarantee with respect to the Term Loan Credit Agreement and any other Parity Lien Indebtedness, including a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation, but other than a release or discharge by reason of payment under or the termination or repayment (not in connection with an enforcement of remedies) of the Term Loan Credit Agreement or such other Parity Lien Indebtedness;

(3) such property or assets becoming an Excluded Asset, Excluded Equity Interests or an asset owned by an Excluded Subsidiary;

(4) as to the assets owned by such Excluded Subsidiary, upon any Guarantor becoming an Excluded Subsidiary;

(5) any Securitization Assets becoming subject to a Receivables Financing to the extent required by the terms of such Receivables Financing;

(6) as required pursuant to the terms of any Intercreditor Agreement; and

(7) as contemplated by Article IX.

The security interest in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid (including pursuant to a satisfaction and discharge of this Indenture pursuant to Article VIII) or (ii) a legal defeasance or covenant defeasance as set forth in Article VIII.

(b) The Issuer or the applicable Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to Sections 13.08(a)(1) through (6) or pursuant to the Security Documents:

(1) an Officer’s Certificate to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with; and

(2) a form of such release (which release shall provide that the requested release is without recourse or warranty to the Trustee or the Collateral Agent).

(c) Upon compliance by the Issuer or any Guarantor, as the case may be, with the conditions precedent set forth above, and if required by this Indenture upon delivery by the Issuer or such Guarantor to the Trustee of an Officer’s Certificate to the effect that such conditions precedent have been complied with, the Trustee shall direct the Collateral Agent to promptly cause to be released and reconveyed to the Issuer or the relevant Guarantor, as the case may be, the released Collateral, and take all other actions reasonably requested by the Issuer or such Guarantor in connection therewith, at the Issuer’s expense.

Section 13.09 Authorization of Actions to be Taken by the Trustee or the Collateral Agent under the Security Documents and the Intercreditor Agreements.

(a) Subject to the provisions of Article VII of this Indenture and the provisions of the Security Documents and the Intercreditor Agreements, each of the Trustee or the Collateral Agent may (but shall in no event be required to), in its sole discretion and without the consent of the holders, on behalf of the holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the holders under the Security Documents and the Intercreditor Agreements and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee or the Collateral Agent shall have the power, but not the obligation, to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the

Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value (or diminution of value) of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, termination statement, document, instrument, other notice or any amendment thereto in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise. Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Agent shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent, as the case may be, in good faith. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer or the Guarantors.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Issuer and each Guarantor, as applicable, shall deliver to the Trustee or the Collateral Agent the following (in each case, to the extent any additional actions on the part of the Issuer or applicable Guarantor are necessary to provide, grant or perfect a security interest in such Collateral as required under this Indenture and the applicable Security Documents):

(1) a request from the Issuer that such Collateral be added;

(2) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the Issue Date or on the date first delivered in the case of Collateral that is permitted hereunder to be delivered after the Issue Date, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(3) an Officer’s Certificate to the effect that the Collateral being added is in the form, consists of the assets, if applicable, and is in the amount or otherwise has the Fair Market Value required by this Indenture;

(4) to the extent such Collateral is being added in connection with the joinder of a Guarantor to this Agreement, an Officer’s Certificate to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with; and

(5) such financing statements, if any, as the Issuer shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee or the Collateral Agent, in giving any consent or approval under the Security Documents, shall be entitled to receive, as a condition to such consent or approval, an Officer’s Certificate to the effect that the action or omission for which consent or approval is to be given is authorized and permitted according to the terms of this Indenture, the Intercreditor Agreements and the Security Documents, and the Trustee or the

Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate.

Section 13.10 Information Regarding Collateral.

(a) The Issuer shall furnish to the Collateral Agent, with respect to the Issuer or any Guarantor, prompt written notice within 45 days of such change (or such later date as the Term Loan Collateral Agent may have agreed to under the Term Loan Credit Agreement with respect to Fixed Asset Collateral, or the ABL Collateral Agent may have agreed to under the ABL Credit Agreement with respect to Current Asset Collateral, as applicable of any change in such Person’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or type of organization or (4) location (within the meaning of Section 9-307 of the Uniform Commercial Code. Promptly upon the occurrence of any of the foregoing, the Issuer and the Guarantors will make all filings under the Uniform Commercial Code and any other applicable Laws that are required by this Indenture and/or the Security Documents in order for the Collateral to be made subject to the Lien of the Collateral Agent under this Indenture and/or the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents, and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Security Documents. The Issuer shall promptly notify the Collateral Agent in writing if any material portion of the Collateral is damaged, destroyed or condemned.

(b) The Issuer shall deliver to the Trustee and the Collateral Agent an Officer’s Certificate attaching supplemental schedules required under the Security Documents to the extent required under and at the same time as similar supplemental schedules are delivered to the Term Loan Collateral Agent.

Section 13.11 Security Documents and Intercreditor Agreements.

The provisions in this Indenture relating to Collateral are subject to the provisions of the Security Documents and the Intercreditor Agreements. The Issuer, the Guarantors, the Trustee and the Collateral Agent acknowledge and agree to be bound by the provisions of the Security Documents and the Intercreditor Agreements.

Section 13.12 Collateral Agent.

(a) By accepting a Note, each holder will be deemed to have irrevocably appointed the Collateral Agent to act as its agent under the Security Documents and the Intercreditor Agreements and to have irrevocably authorized and directed the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents, the Intercreditor Agreements or other documents to which it is a party, together with any other incidental rights, powers and discretions; and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf.

Each of the holders hereby exempts the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law to the extent legally possible for such holder.

(b) The Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate, including without limitation the Term Loan Collateral Agent.

(c) The Collateral Agent shall have all the rights and protection provided in the Security Documents as well as the rights and protections afforded to it hereunder; provided, however, that the Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent through the Collateral Agent’s own willful misconduct or gross negligence, as determined by a final order of a court of competent jurisdiction.

(d) None of the Trustee, the Collateral Agent or any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, continuation of perfection, priority, sufficiency or protection of any Lien securing the Notes or any defect or deficiency as to any such matters, except to the extent any possessory collateral is delivered to the Collateral Agent for perfection purposes.

(e) Subject to the Security Documents and the Intercreditor Agreements, except as directed by the Trustee as required or permitted by this Indenture, the holders acknowledge that the Collateral Agent will not be obligated:

A.	to act upon directions purported to be delivered to it by any other Person;
B.	to foreclose upon or otherwise enforce any Lien securing the Notes; or
C.	to take any other action whatsoever with regard to any or all Liens securing the Notes, the Security Documents or the Collateral.

(f) In acting as Collateral Agent, co-collateral agent or sub-collateral agent, the Collateral Agent, each co-collateral agent and each sub-collateral agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article VII hereof.

(g) Neither the Trustee nor the Collateral Agent shall have any duty to file any financing statements, continuation statements or amendments thereto or any other agreement or instrument to record or perfect or maintain the perfection of the Collateral Agent’s security interest in the Collateral.

Article XIV
MISCELLANEOUS

Section 14.01 [Intentionally Omitted].

Section 14.02 Notices.

(1) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail or sent by electronic mail in PDF format addressed as follows:

if to the Issuer or a Guarantor:

Petco Health and Wellness Company, Inc.
10850 Via Frontera
San Diego, California 92127
Attn: Giovanni Insana, Chief Legal Officer
Email: giovanni.insana@petco.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Julia Lapitskaya; Aaron Adams

Email: JLapitskaya@gibsondunn.com; AAdams@gibsondunn.com

if to the Trustee or the Collateral Agent:

U.S. Bank Trust Company, National Association
1 Federal Street, 3rd Floor
Boston, MA 02110
Attention: Petco Notes Administrator

Fax: 860-241-6897
Email: glen.fougere@usbank.com

The Issuer, the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

(2) Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(3) Failure to send a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee and the Collateral Agent are effective only when received.

Each of the Trustee and the Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. If the party elects to give the Trustee or the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or the Collateral Agent’s understanding of such instructions shall be deemed controlling. The Trustee and the Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice or communication to the holders may be made electronically in accordance with procedures of the DTC.

Section 14.03 [Intentionally Omitted].

Section 14.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee or to the Collateral Agent at the request of the Collateral Agent, as applicable:

(1) an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, stating that, in the opinion of such counsel, all such conditions precedent have been complied with;

provided that (x) no Officer’s Certificate or Opinion of Counsel will be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Issue Date and (y) no Opinion of Counsel will be required to be furnished to the Trustee and the Collateral Agent in connection with the execution of any supplemental indenture in the form of Exhibit C adding a new Guarantor under this Indenture or evidencing the release of a Guarantor pursuant to Section 12.02 herein or adding or releasing Collateral. In the absence of an Opinion of Counsel that is not required to be furnished hereunder, the Trustee and the Collateral Agent shall be entitled to conclusively rely on an Officer’s Certificate in executing and delivering any such documents and shall have no liability for taking such action without receipt of an Opinion of Counsel.

Section 14.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 14.06 When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent (other than in respect of any action pursuant to Section 9.02, which requires consent of a holder of an affected Note), Notes owned by the Issuer, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 14.07 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

Section 14.08 Legal Holidays. If a payment date (including any redemption date or repurchase date) is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected. If performance of any covenant, duty or obligation is required on a date which is not a Business Day, performance shall not be required until the next succeeding day that is a Business Day.

Section 14.09 GOVERNING LAW; Consent to Jurisdiction.

(1) THIS INDENTURE, THE NOTES, THE GUARANTEES AND THE SECURITY DOCUMENTS (UNLESS SUCH SECURITY DOCUMENT SHALL SPECIFY THE LAWS OF ANOTHER STATE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(2) The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, each party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.10 No Recourse Against Others. No director, officer, employee, manager, independent contractor, consultant, distributor, incorporator or holder of any Equity Interests in the Issuer or any Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture the Guarantees, the Security Documents or the Intercreditor Agreements, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.11 Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 14.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 14.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 14.14 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 14.15 Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 14.16 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY (AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 14.17 Calculations. The Issuer will be responsible for making all calculations called for under this Indenture or the Notes. The Issuer will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on holders.

Section 14.18 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee and Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee and the Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 14.19 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

PETCO HEALTH AND WELLNESS COMPANY, INC.,

as the Issuer

By: /s/ Sabrina Simmons

Name: Sabrina Simmons

Title: Chief Financial Officer

Petco Holdings, Inc. LLC

Petco Animal Supplies, Inc.

Petco Animal Supplies Stores, Inc.

International Pet Supplies and

Distribution, Inc.

Stores Shipping Services, LLC

Petco Support Services, LLC

PetCoach, LLC

Petco Puerto Rico, LLC

E-Pet Services, LLC

Petco Asia, LLC, as Guarantors

By: /s/ Sabrina Simmons

Name: Sabrina Simmons

Title: Chief Financial Officer and Treasurer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By: /s/ Glen Fougere

Name: Glen Fougere
Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

By: /s/ Glen Fougere

Name: Glen Fougere

Title: Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the DTC) or any successor person thereto, who shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes initially offered and sold to QIBs in reliance on Rule 144A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2 Other Definitions.

Term	Defined in Section
Agent Members	2.1(b)
Clearstream	2.1(b)
Euroclear	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Regulation S Permanent Global Note	2.1(b)
Regulation S Temporary Global Note	2.1(b)
Rule 144A Global Notes	2.1(b)

2. The Notes. 2.1 Form and Dating; Global Notes.

(a) The Initial Notes issued on the date hereof will be (i) privately placed by the Issuer pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. One or more Rule 144A Notes may be issued with a separate CUSIP number for purposes of transfers of Notes to IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more agreements in accordance with applicable law.

(b) Global Notes.

(i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which shall be registered in the name of the DTC or the nominee of the DTC for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, Société Anonyme (“Clearstream”).

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the DTC. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the DTC or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by participants through Euroclear or Clearstream.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the DTC or the nominee of such DTC, in each case for credit to an account of an Agent Member (as defined below), (ii) be delivered to the Trustee as Notes Custodian for such DTC and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, the DTC (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the DTC, or the Trustee as Notes Custodian, or under the Global Notes. The DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the DTC, or impair, as between the DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(ii) Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the DTC, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the DTC and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the DTC (1) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note and the Issuer thereupon fails to appoint a successor depository or (2) has ceased to be a clearing agency registered under the Exchange Act or (y) there shall have occurred and be continuing an Event of Default with respect to such Global Note and a request has been made for such exchange; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the DTC in accordance with its customary procedures.

(iii) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the DTC in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv) Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi) The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the DTC, in accordance with the provisions of this Indenture and the applicable rules and procedures of the DTC. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the DTC in accordance with the applicable rules and procedures of the DTC directing the DTC to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the DTC containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(C) if the transferee will take delivery in the form of a beneficial interest in an IAI Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note and an Opinion of Counsel, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request or if the applicable rules and procedures of the DTC so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate in accordance with Section 2.01 of this Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i) Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Transfer Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

(B) if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C) if such Transfer Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(D) if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act, a certificate from such holder in the form attached to the applicable Note and an Opinion of Counsel;

(E) if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F) if such Transfer Restricted Definitive Note is being transferred to the Issuer or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii) Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such Transfer Restricted Definitive Note proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request or if the applicable rules and procedures of the DTC so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Note transferred or exchanged pursuant to this subparagraph (ii).

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of the Unrestricted Definitive Note transferred or exchanged pursuant to this subparagraph (iii).

(iv) Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i) Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C) if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act, a certificate in the form attached to the applicable Note and an Opinion of Counsel;

(D) if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (C) above, a certificate in the form attached to the applicable Note; and

(E) if such transfer will be made to the Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii) Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(iv) Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the DTC at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the DTC at the direction of the Trustee to reflect such increase.

(f) Legend.

(i) Except as permitted by the following paragraph (iii) or (iv), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED,

TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”)) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E), OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION, AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT, OR OTHER PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”) OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA)) OF ANY SUCH PLAN, ACCOUNT, OR ARRANGEMENT OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE OR ANY INTEREST THEREIN BY IT WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND NONE OF THE ISSUER, THE INITIAL PURCHASER, ANY GUARANTOR, OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING, OR WILL ACT, AS ITS FIDUCIARY, OR IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR GIVE ADVICE IN A FIDUCIARY CAPACITY, WITH RESPECT TO THE DECISION TO ACQUIRE AND HOLD THE NOTES.”

Each Regulation S Note shall bear the following additional legend:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATIONS.”

Each Global Note shall bear the following additional legend:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Each Note issued with original issue discount shall bear the following legend:

“THIS NOTE MAY BE ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE; (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE; AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE COMPANY AT 18050 VIA FRONTERA, SAN DIEGO, CALIFORNIA 92127, ATTENTION: CHIEF FINANCIAL OFFICER.”

(ii) Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii) Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a

Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the DTC at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the DTC at the direction of the Trustee to reflect such increase.

(h) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.08, 4.06, 4.08 and 9.04 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Neither the Registrar nor the Issuer will be required:

(A) to issue, to register the transfer of, or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.04 herein and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(i) No Obligation of the Trustee or the Issuer.

(i) Neither the Trustee nor the Issuer shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the DTC or any other Person with respect to the accuracy of the records of the DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the DTC) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the DTC subject to the applicable rules and procedures of the DTC. The Trustee and the Issuer may rely and shall be fully protected in relying upon information furnished by the DTC with respect to its members, participants and any beneficial owners.

(ii) Neither the Trustee nor the Issuer shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Exhibit A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”)) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS

PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E), OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION, AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT, OR OTHER PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”) OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA)) OF ANY SUCH PLAN, ACCOUNT, OR ARRANGEMENT OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE OR ANY INTEREST THEREIN BY IT WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND NONE OF THE ISSUER, THE INITIAL PURCHASER, ANY GUARANTOR, OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING, OR WILL ACT, AS ITS FIDUCIARY, OR IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR GIVE ADVICE IN A FIDUCIARY CAPACITY, WITH RESPECT TO THE DECISION TO ACQUIRE AND HOLD THE NOTES.

[Definitive Note Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Original Issue Discount Legend]

THIS NOTE MAY BE ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE; (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE; AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE COMPANY AT 18050 VIA FRONTERA, SAN DIEGO, CALIFORNIA 92127, ATTENTION: CHIEF FINANCIAL OFFICER.

[FORM OF INITIAL NOTE]

PETCO HEALTH AND WELLNESS COMPANY, INC.

No. [ ]	144A CUSIP No. 71601V AA3
144A ISIN No. US71601VAA35
REG S CUSIP No. U71500 AA7
REG S ISIN No. USU71500AA72
$[ ]

8.250% Senior Secured Note due 2031

Petco Health and Wellness Company, Inc., a company formed under the laws of Delaware (together with its successors and assigns under the Indenture), promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] (as such sum may be increased or decreased as set forth on the Schedule of Increases or Decreases in Global Note attached hereto) on February 1, 2031.

Interest Payment Dates: February 1 and August 1 of each year, commencing August 1, 2026

Record Dates: January 15 and July 15

Additional provisions of this Note are set forth on the other side of this Note.

[Signature Page to Form of Note]

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

PETCO HEALTH AND WELLNESS COMPANY, INC.

By:

Name: [  ]

Title: Treasurer

Dated:

[Signature Page to Form of Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION
as Trustee, certifies that this is
one of the Notes referred to in the
Indenture.

By:
Authorized Signatory

Dated:

*/ If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES – SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

[FORM OF REVERSE SIDE OF INITIAL NOTE]

8.250% Senior Secured Note Due 2031

1. Interest

Petco Health and Wellness Company, Inc., a company formed under the laws of Delaware (such entity, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on February 1 and August 1 of each year (each an “Interest Payment Date”), commencing August 1, 2026. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from February 2, 2026, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate 1.00% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on each January 15 or July 15 (whether or not a Business Day) (each a “Record Date”) immediately preceding each Interest Payment Date, even if Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by such holder with a bank in the United States of America if such holder elects payment by wire transfer by giving written notice to the Trustee (as defined below) or Paying Agent to such effect, and designating such account, no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, U.S Bank Trust Company, National Association, as trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar upon written notice to such Paying Agent or Registrar and to the Trustee. The Issuer or any of its domestically incorporated Restricted Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Issuer issued the Notes under an Indenture, dated as of February 2, 2026 (as amended and/or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors party thereto from time to time, the Trustee and U.S. Bank Trust Company, National Association, as Collateral Agent. Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

The Notes are senior secured obligations of the Issuer. This Note is one of the [Initial][Additional] Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, make certain

Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of certain capital stock of the Issuer and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuer and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed the Guaranteed Obligations pursuant to the terms of the Indenture and any Guarantor that executes a Guarantee will unconditionally guarantee the Guaranteed Obligations on a senior secured basis, pursuant to the terms of the Indenture.

5. Redemption

On or after February 1, 2028, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon notice as described in Paragraph 7 of this Note, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2028	104.125%
2029	102.063%
2030 and thereafter	100.000%

In addition, prior to February 1, 2028, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon notice as described in Paragraph 7 of this Note, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Prior to February 1, 2028, the Issuer may redeem during each calendar year commencing with the calendar year in which the Issue Date occurs up to 10% of the original aggregate principal amount of the Notes (including additional notes), at its option, from time to time at a redemption price equal to 103% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2028, the Issuer may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) in an amount not to exceed the amount of cash proceeds less underwriting fees paid in cash of one or more Equity Offerings by the Issuer, at a redemption price (expressed as a percentage of principal amount thereof) of 108.250%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, that at least 50% of the original aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (except to the extent otherwise repurchased or redeemed substantially contemporaneously in accordance with the terms of the Indenture).

Notice of any redemption upon any transaction or event (including any Equity Offering, Incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In addition, any redemption or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a transaction or other event.

At any time, in connection with any offer to purchase the Notes (including pursuant to any tender offer, a Change of Control Offer, Alternate Offer or Asset Sale Offer), if holders of not less than 90% in aggregate principal amount of the outstanding Notes are purchased by the Issuer, or any third party purchasing or acquiring in lieu of the Issuer, all of the holders of the Notes will be deemed to have consented to such tender or other offer and accordingly, the Issuer or such third party will have the right, upon notice as described in Paragraph 7 of this Note, to redeem all Notes that remain outstanding following such purchase at the same price offered to such holders in such purchase.

The Notes of any series may be optionally redeemed in whole or in part pursuant to Sections 3.01 and 3.05 of the Indenture before the Notes of any other series are optionally redeemed in whole (or at all) pursuant to Sections 3.01 and 3.05 of the Indenture.

6. Mandatory Redemption

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption

Notices for redemption shall be given as set forth in Section 3.05 of the Indenture.

8. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

If a Change of Control occurs, the Issuer may be required to offer to repurchase the Notes as required by the Indenture.

Following the occurrence of certain Asset Sales, the Issuer may be required to offer to repurchase the Notes as required by the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed or between a Record Date and the relevant Interest Payment Date.

10. Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and each Paying Agent shall pay the money back to the Issuer at its written request unless an applicable abandoned property law designates another Person. After any such payment, the holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

12. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes, the Indenture and the Security Documents if the Issuer deposits with the Trustee money or U.S. Government

Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment; Waiver

Subject to certain exceptions, the Indenture, the Notes or any guarantee may be amended, supplemented or waived in accordance with Article IX of the Indenture.

14. Defaults and Remedies

The Notes are subject to the Defaults and Events of Default set forth in Article VI of the Indenture. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived), to deliver to the Trustee a statement specifying such Default or Event of Default as further provided in Section 4.09 of the Indenture.

15. Trustee and Collateral Agent Dealings with the Issuer

The Trustee or the Collateral Agent under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee or Collateral Agent.

16. No Recourse Against Others

No director, officer, employee, manager, independent contractor, consultant, distributor, incorporator or holder of any Equity Interests in the Issuer or any Subsidiary, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture the Guarantees or the Security Documents, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. CUSIP Numbers; ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and have directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Security

The Notes shall be secured by first-priority Liens in the Fixed Asset Collateral and second-priority Liens in the Current Asset Collateral, in each case subject to Permitted Liens, on the terms and conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreements. The Collateral Agent holds a Lien in the Collateral for the benefit of the Trustee and the holders, in each case pursuant to the Security Documents.

The Issuer will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $ principal amount of Notes held in (check applicable space) book-entry or definitive form by the undersigned.

The undersigned (check one box below): ☐☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the DTC a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW ☐☐☐☐☐☐☐

(1)	to the Issuer; or
(2)	to the Registrar for registration in the name of the holder, without transfer; or
(3)	pursuant to an effective registration statement under the Securities Act of 1933; or
(4)

inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)

outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)

to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date: Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or	Signature of Signature Guarantee

other signature guarantor program reasonably acceptable to the Trustee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $ . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale ☐	Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit B

[FORM OF TRANSFEREE LETTER OF REPRESENTATION]

TRANSFEREE LETTER OF REPRESENTATION

U.S. Bank Trust Company, National Association
1 Federal Street, 3rd Floor
Boston, MA 02110
Facsimile No.: 860-241-6897
Attention: Petco Notes Administrator

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 8.250% Senior Secured Notes due 2031 (the “Notes”) of Petco Health and Wellness Company, Inc., collectively with its successors and assigns, the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

(1) We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

(2) We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either of the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause 1(b), 1(c) or 1(d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

Dated: ________________________________

TRANSFEREE: ,

By:

Exhibit C

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE

[ ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [ ], among PETCO HEALTH AND WELLNESS COMPANY, INC., a Delaware corporation (the “Issuer”), [GUARANTOR] (the “New Guarantor”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”) under the indenture referred to below.

W I T N E S S E T H :

WHEREAS the Issuer, the guarantors party thereto, the Collateral Agent and the Trustee have heretofore executed an indenture, dated as of February 2, 2026 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 8.250% Senior Secured Notes due 2031 (the “Notes”), initially in the aggregate principal amount of $600,000,000;

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Collateral Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture without the consent of holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 14.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee and Collateral Agent Make No Representation. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

PETCO HEALTH AND WELLNESS COMPANY, INC.

By:

Name:

Title:

[NEW GUARANTOR], as a Guarantor

By:

Name: [ ]

Title: [ ]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:

Name: [ ]

Title: [ ]